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As filed with the Securities and Exchange Commission on January 14, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PETCO Animal Supplies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5999 (Primary Standard Industrial Classification Code Number)	33-0479906 (I.R.S. Employer Identification Number)
9125 Rehco Road San Diego, California 92121 (858) 453-7845 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Brian K. Devine
Chief Executive Officer and President
PETCO Animal Supplies, Inc.
9125 Rehco Road
San Diego, California 92121
(858) 453-7845
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas A. Edwards, Esq. Andrew S. Greenhalgh, Esq. Latham & Watkins LLP 701 "B" Street, Suite 2100 San Diego, California 92101 (619) 236-1234	Nick P. Saggese, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, California 90071 (213) 687-5000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share	14,375,000	$24.00	$345,000,000	$31,740

(1)
Includes shares that the underwriters will have the right to purchase to cover over-allotments, if any.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices for the common stock reported on the Nasdaq National Market on January 13, 2003.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED January 14, 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

12,500,000 Shares

PETCO Animal Supplies, Inc.

Common Stock

        We are offering 2,400,000 shares of our common stock and the selling stockholders named in this prospectus are offering 10,100,000 shares. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

        Our common stock is listed on the Nasdaq National Market under the symbol "PETC." The last reported sale price of our common stock on the Nasdaq National Market on January 13, 2003 was $24.05 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

PRICE $        A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to PETCO	Proceeds to Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

        Some of the selling stockholders have granted the underwriters the right to purchase up to an additional 1,875,000 shares of common stock to cover over-allotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares to purchasers on or about                        , 2003.

Joint Book-Running Managers

Morgan Stanley	Salomon Smith Barney

Bear, Stearns & Co. Inc.
CIBC World Markets
Goldman, Sachs & Co.
Lehman Brothers
Merrill Lynch & Co.

                        , 2003

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the "Risk Factors" section. In this prospectus, "PETCO Animal Supplies," "PETCO," "we," "our" and "us" refer to PETCO Animal Supplies, Inc. and its subsidiaries, unless the context requires otherwise. Our fiscal year ends on the Saturday closest to January 31, resulting in years of either 52 or 53 weeks. For example, fiscal 2002 consists of 52 weeks ending on February 1, 2003.

PETCO

        We are a leading specialty retailer of premium pet food, supplies and services with 600 stores in 43 states and the District of Columbia. Our products include pet food, supplies, grooming products, toys, novelty items and vitamins, small pets such as fish, birds and other small animals (excluding cats and dogs), and veterinary supplies. Our strategy is to offer our customers a complete assortment of pet-related products and services at competitive prices, with superior levels of customer service at convenient locations. As a result of our strong brand name and the successful implementation of our operating strategy, we have achieved substantial growth over the last five years. We have posted 39 consecutive fiscal quarters of positive comparable store net sales growth of 5% or more. For the fiscal year ended February 2, 2002, we generated net sales of $1.30 billion, representing a compounded annual growth rate, or CAGR, of 16.7% over the last five fiscal years. For the 39-week period ended November 2, 2002, we generated net sales of $1.07 billion, representing an increase of 14.3% over the prior year period.

        Our stores combine the broad merchandise selection and everyday low prices of a pet supply warehouse store with the convenient location and knowledgeable customer service of a neighborhood pet supply store. We believe that this combination differentiates our stores and provides us with a competitive advantage. Our principal format is a 12,000 to 15,000 square foot store, conveniently located near local neighborhood shopping destinations, including supermarkets, bookstores, coffee shops, dry cleaners and video stores, where our target "pet parent" customer makes regular weekly shopping trips. We believe that our stores are well positioned, both in terms of product offerings and location, to benefit from favorable long-term demographic trends, a growing pet population and an increasing willingness of pet owners to spend on their pets.

Industry Overview

        We believe the pet food, supplies and services industry is benefiting from a number of favorable demographic trends that are continuing to support a steadily growing pet population. The U.S. pet population has now reached 353 million companion animals, including 141 million cats and dogs, with an estimated 62% of all U.S. households owning at least one pet, and three quarters of those households owning two or more pets. We believe the trend to more pets and more pet-owning households will continue, driven by an increasing number of children under 18 and a growing number of empty nesters whose pets have become their new "children." We estimate that U.S. retail sales of pet food, supplies, small animals (excluding cats and dogs) and services increased to approximately $27 billion in 2001. We believe we are well positioned to benefit from several key growth trends within the industry:

  •
  Growth in Premium Cat and Dog Food as a Percentage of the $10.5 Billion Dog and Cat Food Market. Business Communications Company, Inc., a provider of industry reviews, estimates sales of premium dog and cat foods, which represented approximately 32.3% of the total dog and cat food market in 2001, will grow at a CAGR of 9.0% from 2001 to 2005, driven by the marketing of premium brands by vendors and a heightened nutritional awareness among pet owners. Sales of premium dog and cat food accounted for $399 million, or 30.7%, of our fiscal 2001 net sales compared to $359 million, or 31.2%, of our fiscal 2000 net sales and $320 million, or 29.9%, of our net sales for the 39 weeks ended November 2, 2002 compared to $293 million, or 31.2%, of our net sales for the 39 weeks ended November 3, 2001.

  •
  Growing Sales of Pet Supplies and Services. Based on reports from Packaged Facts, an independent provider of market research reports, and Business Communications Company, we project that sales of pet supplies accounted for approximately $7.0 billion in sales for 2001 and will grow at a CAGR of 6.0% through 2005. Pet supplies and small animals (excluding cats and dogs) accounted for $825 million, or 63%, of our fiscal 2001 net sales and $686 million, or 64%, of our net sales for the 39 weeks ended November 2, 2002. Pet services are estimated to account for the remaining $9.5 billion of the overall $27 billion market. We believe that offering selected pet services better serves our best customers and increases traffic flow in our stores. Services represent an increasing portion of our net sales and, for the 39 weeks ended November 2, 2002, services sales increased 34% from the prior year period, approximately two and a half times our overall sales growth, to 3.9% of our net sales.

  •
  Continued Growth of Market Share in Highly Fragmented Industry. An estimated 9,000 independent pet supply stores operate in the United States, and PETCO is one of only two national specialty retailers of pet food, supplies and services. Between 1991 and 2001 specialty pet store chains such as PETCO experienced significant market share gains in the pet food and supplies categories, largely at the expense of supermarkets. We believe that this shift primarily results from (1) the enhanced merchandising effort and product and services mix offered by specialty pet store chains and (2) the growing demand for premium pet food. The following chart illustrates this shift in distribution channels.

Our Strategy and Competitive Advantages

        Our strategy is to strengthen our position as a leading specialty retailer of premium pet food, supplies and services by offering our customers a complete assortment of pet-related products and services at competitive prices with superior levels of customer service at convenient locations. We intend to continue to pursue the following elements of our strategy:

  •
  Continue to Increase Sales and Profitability. We will strive to increase our sales and earnings by

  •
  generating continuous comparable store net sales growth,

  •
  expanding strategically in existing and new markets,

  •
  targeting sales of higher-margin supplies and services, which have grown to 66.9% of net sales in fiscal 2001 up from 59.6% of net sales in fiscal 1997,

    •
    delivering economies of scale and purchasing efficiencies from our expanding store base, and

    •
    continuing to offer over 10,000 high quality products not typically found in supermarkets or mass merchants.

  •
  Capitalize Upon our Maturing Store Base to Increase Net Sales and Store-Level EBITDA. Since more than 40% of our stores are less than five years old, we expect to continue to leverage our maturing store base, which has historically improved average store-level EBITDA margins from an estimated 6% in a store's first year to over 15% by year five.

  •
  Expand Using our Proven New Store Model. We plan to increase our net store count by 40 to 50 stores per year using our new store model, which generally results in stores achieving profitability by the end of their first year of operation, and we target for each store a five-year return on investment of more than 20%. Since the middle of 2001, all new stores have been opened in our new millennium format, which incorporates a more dramatic presentation of our companion animals and emphasizes higher-margin supplies categories.

  •
  Leverage our Industry Leading Information Systems and Logistics Expertise. We plan to continue to leverage our investment in our information systems infrastructure and integrated distribution network to increase sales, enhance customer service and improve inventory turns, which have increased from 5.9x for fiscal 1997 to 7.4x for fiscal 2001.

  •
  Capitalize Upon our Brand Awareness and Highly Successful P.A.L.S. Customer Loyalty Program. Over 75% of our net sales come from our P.A.L.S. (PETCO Animal Lovers Save) members, who spend on average over 50% more per transaction than do our non-P.A.L.S. customers. Recently, our customers have been signing up for nearly one million new P.A.L.S. cards per quarter.

  •
  Continue to Provide Superior, Knowledge-Based Customer Service. We will continue to seek to increase sales, attract new customers and build customer loyalty by enhancing our customers' shopping experience with store managers and sales associates who are pet owners and enthusiasts, which allows them to provide knowledgeable and friendly customer service and create a fun and exciting shopping environment.

        Despite the competitive advantages described above, our business is subject to a number of risks. If we fail to profitably open new stores and maintain the profitability of existing stores, our results of operations would suffer. We have a substantial amount of indebtedness, which limits the cash flow we have available for our operations and may restrict our ability to exploit business opportunities. For a discussion of these and other risks, please see the "Risk Factors" section beginning on page 7.

        Our corporate headquarters are located at PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, CA 92121, and our telephone number is (858) 453-7845. Our web site address is www.petco.com. The information contained or incorporated in our web site is not a part of this prospectus.

The Offering

Common stock offered by us	2,400,000 shares
Common stock offered by selling stockholders	10,100,000 shares
Total	12,500,000 shares
Common stock to be outstanding immediately after this offering	59,772,567 shares
Over-allotment option	1,875,000 shares offered by selling stockholders
Use of proceeds
We intend to use the net proceeds from this offering to redeem or repurchase up to $40.0 million in principal amount of our outstanding 10.75% senior subordinated notes due 2011. Any remaining net proceeds will be used for general corporate purposes.
We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.
Nasdaq National Market symbol	"PETC"

        Unless otherwise indicated, all share information in this prospectus is based on the number of shares outstanding as of January 13, 2003 and:

  •
  excludes 776,522 shares of common stock reserved for issuance under our 1994 stock option plan, of which 655,686 shares were subject to outstanding options at a weighted average exercise price of $1.09 per share, and 120,836 shares were available for future grants;

  •
  excludes 1,170,756 shares of common stock reserved for issuance under our 2002 incentive award plan, of which 619,900 shares were subject to outstanding options at a weighted average exercise price of $19.86 per share, and 550,856 shares were available for future grants; and

  •
  assumes no exercise of the underwriters' over-allotment option.

Summary Consolidated Financial and Other Data

        The following summary consolidated financial data as of, and for the fiscal years ended, January 29, 2000, February 3, 2001 and February 2, 2002, presented below under the caption "Statement of Operations Data," have been derived from our audited consolidated financial statements as of those dates and for those periods. The following summary consolidated financial data as of, and for the thirty-nine weeks ended, November 3, 2001 and November 2, 2002, presented below under the captions "Statement of Operations Data" and "Balance Sheet Data," have been derived from our unaudited consolidated financial statements as of those dates and for those periods. Results for the thirty-nine weeks ended November 3, 2001 and November 2, 2002 are not necessarily indicative of results for the full year. You should read the information set forth below in conjunction with other sections of this prospectus, including "Selected Historical Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and related notes.

	Fiscal Year Ended			39 Weeks Ended
	Jan. 29, 2000	Feb. 3, 2001(1)	Feb. 2, 2002	November 3, 2001	November 2, 2002
				(unaudited)
	(amounts in millions, except per share amounts and store data)
Statement of Operations Data:
Net sales	$990.3	$1,151.2	$1,300.9	$937.2	$1,071.2
Gross profit	269.6	334.1	391.8	274.6	326.4
Operating income	48.8	13.4	31.8	37.0	53.1
Interest expense, net	8.9	23.0	40.8	31.5	25.3
Net earnings (loss) available to common stockholders	21.8	(28.8)	(50.5)	(32.4)	(7.8)
Other Financial Data:
Gross profit margin	27.2%	29.0%	30.1%	29.3%	30.5%
Depreciation and amortization	$39.3	$48.1	$51.7	$38.8	$38.2
Inventory turns(2)	6.5x	6.7x	7.4x	7.1x	7.5x
Store Data:
Percentage increase in comparable store net sales	11.1%	6.4%	8.6%	8.4%	8.7%
Net sales per square foot(3)	$168	$177 (4)	$180	$131	$138
Number of stores at period end	490	528	561	560	600
	As of November 2, 2002
	Actual	As Adjusted(5)
	(unaudited, in millions)
Balance Sheet Data:
Cash and cash equivalents	$44.7	$52.3
Working capital(6)	41.2	41.2
Total assets	494.1	501.7
Total debt, including current maturities(7)	365.5	325.5
Stockholders' equity (deficit)	(31.1)	17.5

(1)
The fiscal year ended February 3, 2001 consisted of 53 weeks, as compared to 52 weeks for each of the fiscal years ended January 29, 2000 and February 2, 2002.

(2)
Calculated by dividing cost of sales and occupancy costs, excluding the impact of the 53rd week in fiscal 2000, for the most recent four quarters, by average fiscal quarter inventory for the five most recent quarters.

(3)
Calculated by dividing net sales by gross square footage of stores open, weighted by the number of months stores are open during the period.

(4)
As adjusted to a 52-week period, net sales per square foot would have been $173 for the fiscal year ended February 3, 2001.

(5)
The as adjusted data reflects the receipt by us of the net proceeds from the sale of 2,400,000 shares at an assumed public offering price of $24.05 per share, after deducting the underwriting discount and estimated offering expenses payable by us, and the application of the net proceeds of the offering to redeem $40.0 million in principal amount of our senior subordinated notes.

(6)
Calculated by subtracting current liabilities from current assets (other than cash and cash equivalents).

(7)
Includes capital leases and other obligations.

RISK FACTORS

        The value of an investment in PETCO will be subject to significant risks inherent in our business. You should carefully consider the risks and uncertainties described below and other information included in this prospectus before purchasing our common stock. If any of the events described below occur, our business and financial results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly.

Risks Related to Our Business

If we are unable to profitably open and operate new stores and maintain the profitability of our existing stores, our business, financial condition and results of operations may be harmed.

        One of our strategies is to open new stores by focusing on both existing markets and by targeting new geographic markets. We have opened approximately 40 to 60 stores per year (offset by closings and relocations of existing stores) between fiscal 1998 and fiscal 2001. We plan to increase our net store count by 40 to 50 stores per year and plan to target one or two new geographic markets per year.

        There can be no assurance that we will be able to open stores at this rate. The rate of our expansion will depend on several factors, including general economic and business conditions affecting consumer confidence and spending, the availability of desirable locations, the negotiation of acceptable lease terms, the availability of qualified personnel and our ability to manage the operational aspects of our growth. The rate of our expansion will also depend on the availability of adequate capital, which in turn will depend in large part on cash flow generated by our business and the availability of equity and debt capital. There can be no assurance that we will be able to obtain equity or debt capital on acceptable terms or at all. Moreover, our senior credit facility and the indenture governing our senior subordinated notes contain provisions that restrict the amount of debt we may incur in the future. If we are not successful in obtaining sufficient capital, we may be unable to open additional stores as planned, which may adversely affect our results of operations.

        Our continued growth also depends, to a significant degree, on our ability to increase sales in our new and existing stores. Our comparable store net sales increased by 11.1%, 6.4% and 8.6% for fiscal 1999, 2000 and 2001, respectively, and 8.7% for the first thirty-nine weeks of fiscal 2002. As a result of new store openings in existing markets and because mature stores will represent an increasing proportion of our store base over time, our comparable store net sales increases in future periods may be lower than historical levels.

        There also can be no assurance that our existing stores will maintain their current levels of sales and profitability or that new stores will generate sales levels necessary to achieve store-level profitability, much less profitability comparable to that of existing stores. New stores that we open in our existing markets may draw customers from our existing stores and may have lower sales growth relative to stores opened in new markets. New stores also may face greater competition and have lower anticipated sales volumes relative to previously opened stores during their comparable years of operations. These factors, together with increased pre-opening expenses at our new stores, may reduce our average store contribution and operating margins. In addition, we are opening new stores in, and are remodeling some of our existing stores into, our millennium format, which incorporates our most recent merchandising strategies. There can be no assurance that our millennium format will be as or more profitable than our existing stores, and may be less profitable than historical levels for our other stores. If we are unable to profitably open and operate new stores and maintain the profitability of our existing stores, our business, financial condition and results of operations may be harmed.

We may be unable to successfully execute our expansion strategy or manage and sustain our growth and, as a result, our business may be harmed.

        Our ability to open new stores depends on a number of factors, including:

  •
  adequate capital resources for leasehold improvements, fixtures and inventory and pre-opening expenses;
  •
  our ability to locate and obtain favorable store sites and negotiate acceptable lease terms;
  •
  our ability to obtain and distribute adequate product supplies to our stores, including by expanding our distribution facilities;
  •
  our ability to hire, train and retain skilled managers and personnel; and
  •
  our ability to continue to upgrade our information and other operating systems to control the anticipated growth and expanded operations.

        Our senior credit facility and the indenture governing our senior subordinated notes also contain covenants which may restrict or impair our growth plans. We currently expect to finance our store expansion plans from cash flow from operations, lease financing and capacity under our senior credit facility. To the extent that we are unable to obtain adequate financing for new store growth on acceptable terms, our ability to open new stores will be negatively impacted. As a result, there can be no assurance that we will be able to achieve our current plans for the opening of new stores. In addition, our failure to expand our distribution facilities or other internal systems or procedures in accordance with our growth plans, or difficulties we may incur in operating our distribution facilities, could adversely affect our ability to deliver merchandise to our stores in a timely fashion. As a result, our ability to support our planned new store growth may be harmed.

        In addition, we routinely evaluate our strategic alternatives with respect to each of our stores and our other operating assets and investments. In connection with this evaluation, we may elect to close stores or to sell or otherwise dispose of selected assets or investments. Excluding store relocations, we closed ten stores in fiscal 2000, six stores in fiscal 2001 and five stores in the first thirty-nine weeks of fiscal 2002. There can be no assurance that any future sale or disposition would be achieved on terms favorable to us because we incur closing costs or may lose sales to our competitors as a result.

Our substantial amount of debt may limit the cash flow available for our operations and place us at a competitive disadvantage.

        We have, and will continue to have, a substantial amount of debt. As of November 2, 2002, this debt consisted primarily of (1) $170.0 million in principal amount of our senior subordinated notes and (2) $193.0 million of borrowings under our senior credit facility (with $62.2 million of additional available credit, subject to certain conditions). Our level of indebtedness has important consequences to you and your investment in our common stock. For example, our level of indebtedness may:

  •
  require us to use a substantial portion of our cash flow from operations to pay interest and principal on our debt, which would reduce the funds available to use for working capital, capital expenditures and other general corporate purposes;
  •
  limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, which may limit our ability to carry out our business strategy;
  •
  result in higher interest expense if interest rates increase on our floating rate borrowings; or
  •
  heighten our vulnerability to downturns in our business or in the general economy and restrict us from exploiting business opportunities or making acquisitions.

The agreements governing our debt impose restrictions on our business.

        The agreement governing our senior credit facility and the indenture governing our senior subordinated notes contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

  •
  incur more debt;
  •
  pay dividends, redeem or repurchase our stock or make other distributions;
  •
  make acquisitions or investments;
  •
  enter into transactions with affiliates;
  •
  merge or consolidate with others;
  •
  dispose of assets or use asset sale proceeds;
  •
  create liens on our assets; and
  •
  extend credit.

        If compliance with our debt obligations materially hinders our ability to operate our business and adapt to changing industry conditions, we may lose market share, our revenue may decline and our operating results may suffer.

Our failure to satisfy covenants in our debt instruments would cause a default under those instruments.

        In addition to imposing restrictions on our business and operations, our debt instruments include a number of covenants relating to financial ratios and tests. Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these covenants would result in a default under these instruments. An event of default would permit our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. Moreover, the lenders under our senior credit facility would have the option to terminate any obligation to make further extensions of credit under our senior credit facility. If we are unable to repay debt to our senior lenders, these lenders could proceed directly against our assets.

The loss of any of our three key vendors, or of our exclusive distribution arrangements with our vendors, would negatively impact our business.

        We purchase significant amounts of products from three key vendors: The Iams Company, Hill's Pet Products, Inc. (which produces Science Diet) and Nutro, Inc. Supplies of products from these vendors accounted for approximately 10%, 10% and 8%, respectively, of our net sales in fiscal 2000, 9%, 10% and 8%, respectively, of our net sales in fiscal 2001 and 9%, 9% and 8%, respectively, of our net sales for the 39 weeks ended November 2, 2002. We do not maintain long-term supply contracts with any of our vendors. While we believe that our vendor relationships are satisfactory, any vendor could discontinue selling to us at any time. The loss of any of our three key vendors or any other significant vendors of premium pet food or pet supplies offered by us would have a negative impact on our business, financial condition and results of operations.

        In addition, a change in how our key products are distributed could have a material adverse effect on our business. It could materially adversely affect our business if any premium pet food manufacturers were to make premium pet food products widely available in supermarkets or through mass merchants, or if the premium brands currently available to supermarkets and mass merchants were to increase their market share at the expense of the premium brands sold only through specialty pet food and supplies retailers.

        Through the end of fiscal 1999, the premium pet food brands that we purchased from The Iams Company, Hill's Pet Products, Inc. and Nutro, Inc. were not widely available in supermarkets or mass merchants. One of our primary premium pet food vendors, The Iams Company, was purchased by Procter & Gamble in fiscal 1999. In March 2000, Procter & Gamble broadened the distribution of the Iams brand to supermarkets, warehouse clubs and mass merchants across the country. The Eukanuba brand of pet food, which is also manufactured by The Iams Company, continues to be sold exclusively through specialty channels such as PETCO. Sales of Iams brand pet food represented approximately 9% of our net sales in fiscal 1999 and approximately 6% of our net sales in fiscal 2000 and have stabilized at approximately 5% of our net sales in fiscal 2001. The broadening of the distribution of Iams brand pet food negatively impacted our comparable store net sales during fiscal 2000, resulting in lower increases in comparable store net sales through the first quarter of 2001.

        Our principal vendors also currently provide us with certain incentives such as volume purchasing, trade discounts, cooperative advertising and market development funds. A reduction or discontinuance of these incentives would increase our costs and could reduce our profitability.

        We also purchase significant amounts of pet supplies from a number of vendors with limited supply capabilities. There can be no assurance that our current pet supply vendors will be able to accommodate our anticipated growth and expansion of our stores. We continually seek to expand our base of pet supply vendors and to identify new pet-related products. An inability of our existing vendors to provide products in a timely or cost-effective manner could impair our business, financial condition and results of operations.

Competition in the markets in which we operate is strong and if we are unable to compete effectively, our ability to generate sales may suffer and our operating income and net earnings would decline.

        The pet food and supplies retailing industry is highly competitive. We compete with a number of specialty pet store chains and traditional pet stores. We also compete with supermarkets, warehouse clubs and mass merchants. Many of these competitors are larger and have access to greater capital and management resources than we do.

        There can be no assurance that in the future we will not face greater competition from national, regional and local retailers. In particular, if any of our major competitors seeks to gain or retain market share by reducing prices or by introducing additional products, we may be required to reduce prices on our key products in order to remain competitive, which may negatively impact our profitability.

A prolonged economic downturn could result in reduced sales and lower revenues and profitability.

        Purchases of pet-related supplies may be affected by prolonged, negative trends in the general economy that adversely affect consumer spending. Any reduction in consumer confidence or disposable income in general may affect companies in pet-related or other retail industries more significantly than companies in industries that rely less on discretionary consumer spending. In addition, due to our substantial amount of debt and relatively limited amount of cash and cash equivalents, we are more susceptible to some of these adverse economic effects than are some of our competitors which have greater financial and other resources than we do.

Our operating results could be harmed if we are unable to integrate acquired companies into our operations.

        The pet food and supplies retailing industry is highly fragmented. We may pursue expansion and acquisition opportunities in the future, and we must efficiently integrate and combine operations of acquired companies to realize the anticipated benefits of acquisitions. To be successful, the integration process requires us to achieve the benefits of combining the companies, including generating operating efficiencies and synergies and eliminating or reducing redundant costs. Since we often have limited prior knowledge of acquired companies, there can be no assurance that the anticipated benefits of these acquisitions will be fully realized without incurring unanticipated costs or diverting management's attention from our core operations. Our operating results could be harmed if we are unable to efficiently integrate newly acquired companies into our operations. Any future acquisitions also could result in potentially dilutive issuances of equity securities, or the incurrence of additional debt or the assumption of contingent liabilities.

We have made investments in the past and may make investments in the future without being able to achieve an adequate return, if any, on our investment.

        In the past we have made, and in the future we may make, investments in strategic ventures or other complementary businesses in an effort to expand internationally or to otherwise grow our business. These investments typically involve many of the same risks posed by acquisitions, particularly those risks associated with the diversion of our resources, the inability of the new venture to generate sufficient revenues, the management of relationships with third parties and potential expenses. Strategic ventures have the added risk that the other strategic venture partners may have economic, business or legal interests or objectives that are inconsistent with our interests and objectives. Although we have no present plans to make any such investments, there can be no assurance that any investment we make in the future would achieve an adequate return, if any.

        In the past we have terminated, and in the future we may terminate, our relationship in a strategic venture after we have made substantial investments in that strategic venture. For example, our investment in Petopia.com, an e-commerce destination for the sale of pet food and supplies, failed to achieve the desired results, and in fiscal 2000 we took a charge of approximately $10.2 million due to Petopia.com's pending liquidation and wrote off $1.3 million in receivables due from Petopia.com. In addition, in January 2002 we terminated our relationship with Canadian Petcetera Limited Partnership, which operated 32 Petcetera retail pet food and supplies stores in Canada, because the stores operated by the Canadian partnership were not producing the results we had anticipated. At the time of the termination of our relationship, we also entered into a settlement agreement with the other partners of the partnership to resolve allegations made by the other partners that we had reneged on an alleged agreement to buy out their interests in the Canadian partnership. We recorded a write-off of approximately $26.7 million in the fourth quarter of fiscal 2001, which represented the carrying value of our Canadian investment and related assets, and settlement expenses of approximately $10.3 million related to the settlement of the related dispute.

If we are required to restructure our operations to comply with regulations governing our business, it could have a material effect on our business and operations.

        The transportation and sale of small animals is governed by various state and local regulations. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. While we seek to structure our operations to comply with the laws and regulations of each state in which we operate, there can be no assurance that, given varying and uncertain interpretations of these laws, we would be found to be in compliance in all states. A determination that we are in violation of applicable laws in any state in which we operate could require us to restructure our operations to comply with the requirements of that state, which could have a material adverse effect on our business and operations.

Negative publicity arising from claims that we do not properly care for animals we sell could adversely affect how we are perceived by the public and reduce our revenues and profitability.

        From time to time, we are subject to claims or complaints that we do not care properly for some of the animals we sell. For example, allegations have recently been made in a complaint filed in the

San Francisco Superior Court by the San Francisco City Attorney's office to the effect that certain associates have not properly cared for companion animals for sale in our two San Francisco stores. The complaint seeks damages, penalties and an injunction against the sale of companion animals in our San Francisco stores. The complaint and related news reports have caused negative publicity. We take seriously any allegations regarding the proper care of companion animals and have taken steps to reiterate to all our associates the importance of proper care for all companion animals in all our stores. We are responding to the complaint and are defending it vigorously. The complaint and any similar allegations or actions which could be filed in the future could cause negative publicity which could have a material adverse effect on our results of operations.

Some of our compensation practices have been challenged in a complaint that, if successful, could harm our financial condition and results of operations.

        In July 2001, we received a copy of a complaint filed in the Superior Court of California for the County of Los Angeles alleging violations of the California Labor Code and the Business and Professions Code. The purported class of plaintiffs allege that we improperly classified our salaried store managers and assistant store managers as exempt employees not entitled to overtime pay for work in excess of 40 hours per week. The relief sought includes compensatory damages, penalties, preliminary and permanent injunctions requiring us to pay overtime compensation under California law, prejudgment interest, costs and attorneys' fees and such other relief as the court deems proper. In November 2001, the case was transferred to the Superior Court of California for the County of San Diego. In December 2002, we announced our intention to settle all claims related to this lawsuit. While we continue to deny the allegations underlying the lawsuit, we have tentatively agreed to the settlement to avoid possible disruption to our business from protracted litigation. The settlement, which is subject to final documentation and court approval, is expected to cost a maximum of $2.5 million after tax. If the settlement is not approved, and the plaintiffs are successful, this litigation could further harm our financial condition, and any required change in our labor practices could have a negative impact on our results of operations.

We depend on key personnel, and if we lose the services of any of our principal executive officers, including Mr. Devine, our Chairman, President and Chief Executive Officer, we may not be able to run our business effectively.

        We are dependent upon the efforts of our principal executive officers. In particular, we are dependent upon the management and leadership of Brian K. Devine, our Chairman, President and Chief Executive Officer. The loss of Mr. Devine or certain of our other principal executive officers could affect our ability to run our business effectively.

        Our success will depend on our ability to retain our current management and to attract and retain qualified personnel in the future. Competition for senior management personnel is intense and there can be no assurance that we can retain our personnel. The loss of a member of senior management requires the remaining executive officers to divert immediate and substantial attention to seeking a replacement. The inability to fill vacancies in our senior executive positions on a timely basis could adversely affect our ability to implement our business strategy, which would negatively impact our results of operations.

Terrorism and the uncertainty of war may have a material adverse effect on our operating results.

        Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the operations of the United States securities markets, the markets in which we operate and our operations and profitability. Further terrorist attacks against the United States or U.S. businesses may occur. The potential near-term and long-term effect these attacks may have for our customers, the markets for our services and the U.S. economy are uncertain. The consequences of any terrorist attacks, or any armed conflicts which may result, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

Risks Associated with this Offering

Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

        Upon completion of this offering, our executive officers, directors and principal stockholders will own, in the aggregate, approximately 44.3% of our outstanding common stock, or approximately 41.2% of our outstanding common stock if the underwriters exercise their over-allotment option in full. As a result, these stockholders will have significant influence over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions and will otherwise have significant influence over our management and policies. The directors elected by these stockholders will be able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness. Prior to consummation of our initial public offering, Green Equity Investors III, L.P. and TPG Partners III, L.P. and its affiliates entered into an agreement, pursuant to which they agreed to vote for two nominees of Green Equity Investors III, L.P. and two nominees of TPG Partners III, L.P. and its affiliates. This concentration of ownership may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interests.

Future sales of shares of our common stock in the public market may depress our stock price and make it difficult for you to recover the full value of your investment in our shares.

        If our existing stockholders sell substantial amounts of our common stock in the public market or if there is a perception that these sales may occur, the market price of our common stock could decline. Based on shares outstanding as of January 13, 2003 and after giving effect to this offering, we will have 59,772,567 shares of common stock outstanding. Of these shares, the 12,500,000 shares of common stock to be sold in this offering, the 16,675,000 shares of common stock sold in our initial public offering and the shares sold to date by our stockholders pursuant to Rules 144, 144(k) or 701 under the Securities Act of 1933, as amended, will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by "affiliates" of ours as such term is defined in Rule 144 of the Securities Act.

        In addition, we have 1,947,278 shares of common stock reserved for issuance under our stock option and incentive plans, of which 1,275,586 shares were subject to outstanding options as of January 13, 2003. In March 2002, we filed a registration statement on Form S-8 to register all of the shares of common stock which could be purchased upon the exercise of stock options outstanding on that date and all other shares of common stock reserved for future issuance under our stock option and incentive plans. Accordingly, shares issued upon exercise of such options are freely tradable by holders who are not our affiliates and, subject to the volume and other limitations of Rule 144, by holders who are affiliates.

        All remaining shares held by our existing stockholders were issued and sold by us in private transactions, or are shares retained by senior management in connection with our recapitalization transaction in October 2000, and are eligible for public sale if registered under the Securities Act or sold in accordance with Rules 144, 144(k) or 701 thereunder, except for 26,225,633 shares currently held by our officers, directors and the selling stockholders, which we expect will be subject to lock-up agreements to be entered into in connection with this offering pursuant to which these individuals will agree not to offer or sell any of these shares of common stock for a period of 90 days from the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated and Salomon

Smith Barney Inc., on behalf of the underwriters. The sale of a substantial number of shares of our common stock following the expiration of the lock-up period could cause our stock price to fall.

The price of our common stock may be volatile.

        Since our initial public offering in February 2002, the price at which our common stock has traded has been subject to significant fluctuation. The market price for our common stock in the future may continue to be volatile. In addition, the stock market has recently experienced significant price and volume fluctuations that in many instances have been unrelated or disproportionate to the operating performance of specific companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class-action litigation has often been brought against that company. If similar litigation were instituted against us, it could result in substantial costs and divert management's attention and resources from our core business.

Our stock price may be adversely affected because our results of operations may fluctuate from quarter to quarter.

        The timing of new store openings, related pre-opening expenses and the amount of revenue contributed by new and existing stores may cause our quarterly results of operations to fluctuate. Our business is also subject to seasonal fluctuation. Historically, we have realized a higher portion of our net sales during the month of December than during the other months of the year. If our quarterly revenue and operating results fall below the expectations of securities analysts and investors, the market price of our common stock could fall substantially.

        Operating results also may vary depending on a number of factors, many of which are outside our control, including:

  •
  changes in our pricing policies or those of our competitors;
  •
  the hiring and retention of key personnel;
  •
  wage and cost pressures;
  •
  changes in fuel prices or electrical rates;
  •
  costs related to acquisitions of businesses; and
  •
  seasonal and general economic factors.

Takeover defense provisions may adversely affect the market price of our common stock.

        Various provisions of the Delaware general corporation law, or the DGCL, and of our corporate governance documents may inhibit changes in control not approved by our board of directors and may have the effect of depriving you of an opportunity to receive a premium over the prevailing market price of our common stock in the event of an attempted hostile takeover. In addition, the existence of these provisions may adversely affect the market price of our common stock. These provisions include:

  •
  a classified board of directors;
  •
  a prohibition on stockholder action through written consents;
  •
  a requirement that special meetings of stockholders be called only by our board of directors, our chairman or our president;
  •
  advance notice requirements for stockholder proposals and nominations; and
  •
  availability of "blank check" preferred stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are forward-looking statements. We generally identify forward-looking statements in this prospectus using words like "believe," "intend," "target," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict" or similar expressions. These statements involve known and unknown risks, uncertainties and other factors, including those described in the "Risk Factors" section of this prospectus, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, including the securities laws of the United States, and the rules and regulations of the Securities and Exchange Commission, we do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

ABOUT THIS PROSPECTUS

        Market data used throughout this prospectus, including information relating to our relative position in the pet food and supplies retailing industry, is based on the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information, including Packaged Facts reports and information prepared by the American Pet Products Manufacturers Association, the American Veterinary Medical Association, and the Business Communications Company, Inc. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information.

        We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and web site name and address are our service marks or trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. For example, Iams® and Eukanuba® are trademarks of The Iams Company, Science Diet® is a trademark of Hill's Pet Nutrition Inc., Nutro® is a trademark of Nutro Products, Inc., Purina® is a trademark of Ralston Purina Corp., Alpo® is a trademark of Friskies PetCare Company, Inc. and Kal Kan® is a trademark of Mars, Incorporated and its affiliates.

USE OF PROCEEDS

        Based on an assumed public offering price of $24.05 per share, our net proceeds from the sale of the 2,400,000 shares of common stock offered by us will be approximately $53.8 million, after deducting the underwriting discount and estimated offering expenses payable by us of approximately $1.5 million. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

        We intend to use the net proceeds from this offering to redeem or repurchase up to $40.0 million in principal amount of our outstanding 10.75% senior subordinated notes due 2011. Any remaining net proceeds will be used for general corporate purposes.

        Assuming we redeem our senior subordinated notes and this offering occurred on February 1, 2003, the last day of our 2002 fiscal year, the aggregate redemption price for $40.0 million in principal amount of our senior subordinated notes would be approximately $45.4 million, which includes a 10.75% redemption premium and accrued and unpaid interest through February 1, 2003. The actual amount we will pay to redeem these notes will also include accrued and unpaid interest from February 1, 2003 to the date the offering is completed. See "Description of Certain Indebtedness—10.75% Senior Subordinated Notes due 2011." Alternatively, we may elect to repurchase our senior subordinated notes in open market purchases, negotiated transactions or otherwise. However, there can be no assurance that we would be able to repurchase such notes on terms acceptable to us or at all.

        Pending application of the net proceeds as described above, we intend to invest the net proceeds in short-term investment grade securities.

DIVIDEND POLICY

        We have not paid cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in the operation of our business and we do not anticipate paying cash dividends in the foreseeable future. In addition, our senior credit facility and the indenture governing our senior subordinated notes place limitations on our ability to pay dividends or make other distributions in respect of our common stock. Any future determination as to the payment of dividends on our common stock will be restricted by these limitations, will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by the board of directors, including the DGCL, which provides that dividends are only payable out of surplus or current net profits.

PRICE RANGE OF COMMON STOCK

        Our common stock has been listed on The Nasdaq Stock Market's National Market under the symbol "PETC" since it was initially offered to the public on February 22, 2002. Prior to that time, there had not been a market for our common stock. The following table shows the high and low per share sale prices of our common stock, as reported on the Nasdaq National Market for the periods indicated:

	High	Low
Fiscal Year—2002
First Quarter (commencing February 22, 2002)	$25.75	$19.00
Second Quarter	$26.70	$16.55
Third Quarter	$25.20	$16.31
Fourth Quarter (through January 13, 2003)	$25.95	$21.83

        On January 13, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $24.05. As of January 13, 2003, there were approximately 100 holders of record of our common stock.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of November 2, 2002. Our capitalization is presented (1) on an actual basis and (2) as adjusted to give effect to the sale by us of 2,400,000 shares of our common stock at an assumed public offering price of $24.05 per share and the intended application of the net proceeds to redeem $40.0 million in principal amount of our senior subordinated notes as if the offering and redemption had occurred on February 1, 2003. This presentation should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of November 2, 2002
	Actual	As Adjusted
	(unaudited in thousands)
Cash and cash equivalents	$44,663	$52,255

Long-term debt, including current portion:
Senior credit facility:
Revolving credit facility(1)	—	—
Term loan facility	193,000	193,000
10.75% senior subordinated notes due 2011	170,000	130,000
Other debt(2)	2,469	2,469

Total long-term debt, including current portion	365,469	325,469

Common stock	57	60
Additional paid-in capital	64,920	118,684
Accumulated deficit	(95,751)	(100,951)
Accumulated other comprehensive loss	(338)	(338)

Total stockholders' equity (deficit)	(31,112)	17,455

Total capitalization	$334,357	342,924

(1)
As of November 2, 2002, we also had outstanding letters of credit under our revolving credit facility of approximately $12.8 million, which reduce the amount we may borrow under our revolving credit facility. See "Description of Certain Indebtedness—Senior Credit Facility."

(2)
Consists of capital leases of $0.3 million and other obligations of $2.2 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        The following selected historical consolidated financial data as of, and for the fiscal years ended, January 31, 1998, January 30, 1999, January 29, 2000, February 3, 2001 and February 2, 2002, presented below under the captions "Statement of Operations Data" and "Balance Sheet Data," have been derived from our audited consolidated financial statements as of those dates and for those periods. The following selected historical consolidated financial data as of, and for the thirty-nine weeks ended, November 3, 2001 and November 2, 2002, presented below under the captions "Statement of Operations Data" and "Balance Sheet Data," have been derived from our unaudited consolidated financial statements as of those dates and for those periods. Results for the thirty-nine weeks ended November 3, 2001 and November 2, 2002 are not necessarily indicative of results for the full year. The selected historical consolidated financial data and notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements.

	Fiscal Year Ended					39 Weeks Ended
	Jan. 31, 1998	Jan. 30, 1999	Jan. 29, 2000	Feb. 3, 2001(1)	Feb. 2, 2002	November 3, 2001	November 2, 2002
						(unaudited)
	(amounts in thousands, except per share amounts)
Statement of Operations Data:
Net sales	$749,789	$839,622	$990,289	$1,151,178	$1,300,949	$937,249	$1,071,211
Cost of sales and occupancy costs	553,566	624,818	720,711	817,084	909,186	662,614	744,811

Gross profit	196,223	214,804	269,578	334,094	391,763	274,635	326,400
Selling, general and administrative expenses	173,667	187,938	220,800	263,713	304,967	222,561	252,340
Management fees and termination costs	—	—	—	1,040	3,120	2,340	12,760
Stock based compensation and other costs	—	—	—	—	14,350	12,292	8,176
Write-off of Canadian investment	—	—	—	—	37,035	—	—
Merger and non-recurring costs	38,693	22,963	—	55,928	445	445	—

Operating income (loss)	(16,137)	3,903	48,778	13,413	31,846	36,997	53,124
Interest expense, net	2,530	6,718	8,936	22,971	40,837	31,545	25,268

Earnings (loss) before Internet operations and equity in loss of unconsolidated affiliates, income taxes and extraordinary item	(18,667)	(2,815)	39,842	(9,558)	(8,991)	5,452	27,856
Internet operations and equity in loss of unconsolidated affiliates	—	—	(1,254)	(4,543)	(3,083)	(2,505)	—

Earnings (loss) before income taxes and extraordinary item	(18,667)	(2,815)	38,588	(14,101)	(12,074)	2,947	27,856
Income taxes (benefit)	(5,486)	(438)	16,831	4,974	(2,215)	1,895	13,143

Earnings (loss) before extraordinary item	(13,181)	(2,377)	21,757	(19,075)	(9,859)	1,052	14,713
Extraordinary item—loss on extinguishment of debt (net of income tax benefit)	—	—	—	(1,264)	(12,942)	(12,942)	(2,004)

Net earnings (loss)	(13,181)	(2,377)	21,757	(20,339)	(22,801)	(11,890)	12,709
Increase in carrying amount of and premium on redemption of redeemable preferred stock	—	—	—	(8,486)	(27,745)	(20,493)	(20,487)

Net earnings (loss) available to common stockholders	$(13,181)	$(2,377)	$21,757	$(28,825)	$(50,546)	$(32,383)	$(7,778)

Basic earnings (loss) per share	$(0.01)	$(0.00)	$0.02	$(0.05)	$(1.32)	$(0.84)	$(0.14)
Diluted earnings (loss) per share	$(0.01)	$(0.00)	$0.02	$(0.05)	$(1.32)	$(0.84)	$(0.14)
Shares used for computing basic earnings (loss) per share	908,424	927,212	928,136	632,162	38,429	38,336	55,667
Shares used for computing diluted earnings (loss) per share	908,424	927,212	938,872	632,162	38,429	38,336	55,667

	Fiscal Year Ended										39 Weeks Ended
	Jan. 31, 1998		Jan. 30, 1999		Jan. 29, 2000		Feb. 3, 2001(1)		Feb. 2, 2002		November 3, 2001		November 2, 2002
	(amounts in thousands, except store data)
Other Financial Data:
Gross profit margin	26.2%		25.6%		27.2%		29.0%		30.1%		29.3%		30.5%
EBITDA(2)	$8,152		$34,285		$86,804		$55,668		$78,212		$71,399		$90,337
Depreciation and amortization	$24,289		$30,382		$39,280		$48,100		$51,694		$38,830		$38,247
Inventory turns(3)	5.9	x	6.1	x	6.5	x	6.7	x	7.4	x	7.1	x	7.5	x
Store Data:
Percentage increase in comparable store net sales	11.5%		6.4%		11.1%		6.4%		8.6%		8.4%		8.7%
Net sales per square foot(4)	$158		$157		$168		$177	(5)	180		$131		$138
Number of stores at period end	457		476		490		528		561		560		600
	As of					As of
	Jan. 31, 1998	Jan. 30, 1999	Jan. 29, 2000	Feb. 3, 2001(1)	Feb. 2, 2002	November 3, 2001	November 2, 2002
						(unaudited)
	(amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,354	$2,324	$36,059	$18,044	$36,215	$3,064	$44,663
Working capital(6)	30,006	36,992	32,824	21,479	32,214	46,998	41,249
Total assets	335,195	387,135	453,894	454,319	473,572	483,089	494,147
Total debt, including current maturities(7)	46,442	99,880	118,465	391,191	401,157	402,472	365,469
Redeemable preferred stock	—	—	—	191,537	219,282	212,030	—
Common stockholders' equity (deficit)	186,057	183,841	205,890	(268,407)	(305,707)	(287,671)	(31,112)

(1)
The fiscal year ended February 3, 2001 consisted of 53 weeks, as compared to 52 weeks for each of the fiscal years ended January 31, 1998, January 30, 1999, January 29, 2000 and February 2, 2002.

(2)
Earnings (loss) before extraordinary item, interest (net), taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP, but is used by some investors to determine a company's ability to service or incur indebtedness. EBITDA should not be construed as an indicator of a company's operating performance or liquidity, and should not be considered in isolation from or as a substitute for net earnings (loss), cash flows from operations or cash flow data prepared in accordance with GAAP. We have presented EBITDA in this prospectus solely as supplemental disclosure because we believe it allows for a more complete analysis of results of operations. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

  A reconciliation of earnings (loss) before extraordinary item to EBITDA for the periods indicated is as follows:

	Fiscal Year Ended					39 Weeks Ended
	Jan. 31, 1998	Jan. 30, 1999	Jan. 29, 2000	Feb. 3, 2001(1)	Feb. 2, 2002	November 3, 2001	November 2, 2002
	(amounts in thousands)
Earnings (loss) before extraordinary item	$(13,181)	$(2,377)	$21,757	$(19,075)	$(9,859)	$1,052	$14,713
Interest expense, net	2,530	6,718	8,936	22,971	40,837	31,545	25,268
Income taxes (benefit)	(5,486)	(438)	16,831	4,974	(2,215)	1,895	13,143
Depreciation and amortization	24,289	30,382	39,280	48,100	51,694	38,830	38,247
Interest included in amortization above	—	—	—	(1,302)	(2,245)	(1,923)	(1,034)

EBITDA	$8,152	$34,285	$86,804	$55,668	$78,212	$71,399	$90,337

  EBITDA includes the following unusual charges and expenses for the periods indicated:

	Fiscal Year Ended							39 Weeks Ended
	Jan. 31, 1998		Jan. 30, 1999		Jan. 29, 2000	Feb. 3, 2001	Feb. 2, 2002	November 3, 2001	November 2, 2002
	(in thousands)
Merger and non-recurring costs	$38,693		$22,963		$—	$55,928	$445	$445	$—
Special G&A costs	11,000	(a)	5,902	(b)	—	—	—	—	—
Write-off and settlement of former Canadian investment	—		—		—	—	37,035	—	—
Management fees and termination costs(c)	—		—		—	1,040	3,120	2,340	12,760
IPO financing and legal expenses(d)	—		—		—	—	—	—	1,197
Stock-based compensation(e)	—		—		—	—	17,351	14,842	8,439
Internet operations and equity in loss of unconsolidated affiliates(f)	—		—		1,254	4,543	3,083	2,505	—

Total	$49,693		$28,865		$1,254	$61,511	$61,034	$20,132	$22,396

  (a)
  General and administrative costs of $11.0 million for the fiscal year ended January 31, 1998 were incurred in connection with the acquisition of PetCare Plus, Inc.

  (b)
  General and administrative costs of $5.9 million for the fiscal year ended January 30, 1999 consists of $1.4 million incurred in connection with a management realignment, and $4.5 million in connection with the relocation of our main distribution center and the replacement of our point-of-sale equipment in all stores.

  (c)
  Management fees were paid pursuant to our management services agreement, which we entered into in October 2000 in connection with our leveraged recapitalization. We terminated the management services agreement shortly after our initial public offering for a fee of $12.5 million.

  (d)
  Financing and legal expenses related to our initial public offering in February 2002.

  (e)
  In connection with the deemed increase in fair value related to outstanding stock options for accounting purposes as a result of our initial public offering, we recorded non-cash stock-based compensation totaling $17.4 million in the fiscal year ended February 2, 2002, of which $14.4 million and $3.0 million are recorded in selling, general and administrative expense and cost of sales and occupancy costs, respectively, $14.8 million in the 39 weeks ended November 3, 2001, of which $12.3 million and $2.5 million are recorded in selling, general and administrative expense and costs of sales and occupancy costs, respectively, and $8.4 million in the 39 weeks ended November 2, 2002, of which $7.0 million and $1.4 million are recorded in selling, general and administrative expense and costs of sales and occupancy costs, respectively.

  (f)
  Internet operations and equity in loss of unconsolidated affiliates, primarily relating to our terminated investments in Petopia.com and Canadian Petcetera Limited Partnership, were $1.3 million for the fiscal year ended January 29, 2000, consisting of equity in losses for Petopia.com of $4.0 million and $2.7 million of net revenues in providing certain marketing and fulfillment services to Petopia.com; $4.5 million for the fiscal year ended February 3, 2001, consisting of equity in losses for Petopia.com of $11.5 million, $10.3 million of net revenues in providing certain marketing and fulfillment services to Petopia.com, the write-off of $1.3 million in receivables due from Petopia.com, transition costs of $1.5 million in relocating Petopia.com's operating assets and equity in loss of $0.5 million related to our former investment in Canadian Petcetera Limited Partnership; and $3.1 million and $2.5 million for the fiscal year ended February 2, 2002 and the 39 weeks ended November 3, 2001, respectively, consisting of equity in loss of unconsolidated affiliates related to Canadian Petcetera Limited Partnership.

(3)
Calculated by dividing cost of sales and occupancy costs, excluding the impact of the 53rd week in fiscal 2000, for the most recent four quarters, by average fiscal quarter end inventory for the five most recent quarters.

(4)
Calculated by dividing net sales by gross square footage of stores open, weighted by the number of months stores are open during the period.

(5)
As adjusted to a 52-week period, net sales per square foot would have been $173 for the fiscal year ended February 3, 2001.

(6)
Calculated by subtracting current liabilities from current assets (other than cash and cash equivalents).

(7)
Includes capital leases and other obligations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our financial condition and results of operations with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

General

        PETCO is a leading specialty retailer of premium pet food, supplies and services. At January 13, 2003, we operated 600 stores in 43 states and the District of Columbia. We plan to follow a strategy of opening new stores in new and existing markets, expanding or relocating certain existing stores and closing under-performing stores. Since the middle of 2001, all new stores have been opened in our new millennium format. As a result of our store expansion strategy, operating results may reflect lower average store contribution and operating margins due to increased store pre-opening expenses and lower anticipated sales volumes of newer stores.

        On October 2, 2000, we completed a leveraged recapitalization with an entity controlled by Leonard Green & Partners, L.P. and its affiliates, which we refer to collectively as Leonard Green, and TPG Partners III, L.P. and its affiliates, which we refer to collectively as Texas Pacific Group, the sponsors of the transaction. The transaction was financed by a combination of equity, senior subordinated debt and a senior credit facility. A group of equity investors led by the sponsors contributed a total of approximately $200 million of equity to PETCO in the transaction. The transaction was accounted for as a recapitalization, and as such, a step-up of assets to fair market value was not required.

        On February 27, 2002, we completed an initial public offering of our common stock. We received net proceeds of approximately $272.2 million from the offering of 15,500,000 shares of our common stock, including 1,000,000 shares of our common stock pursuant to the exercise of the underwriters' over-allotment option. We used approximately $239.8 million of the net proceeds of our initial public offering to redeem in full all of our then outstanding shares of series A and series B preferred stock and approximately $32.4 million of the net proceeds of our initial public offering, plus approximately $2.1 million in cash-on-hand, to repurchase $30.0 million in aggregate principal amount of our senior subordinated notes at 110.5% of their face amount, plus accrued and unpaid interest through the repurchase date.

Results of Operations

        The following table sets forth selected results of our operations expressed as a percentage of net sales for the periods indicated. As a result of operational and strategic changes, period-to-period comparisons of financial results may not be meaningful and the results of our operations for historical periods may not be indicative of our future results.

	Fiscal Year Ended			39 Weeks Ended
	Jan. 29, 2000	Feb. 3, 2001	Feb. 2, 2002	November 3, 2001	November 2, 2002
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy costs	72.8	71.0	69.9	70.7	69.5

Gross profit	27.2	29.0	30.1	29.3	30.5
Selling, general and administrative expenses	22.3	22.9	23.5	23.8	23.6
Management fees and termination costs	—	0.1	0.2	0.2	1.2
Stock based compensation and other costs	—	—	1.1	1.3	0.7
Write-off of Canadian investment	—	—	2.9	—	—
Merger and non-recurring costs	—	4.8	—	—	—

Operating income	4.9	1.2	2.4	4.0	5.0
Interest expense, net	0.9	2.0	3.1	3.4	2.4

Earnings (loss) before Internet operations and equity in loss of unconsolidated affiliates, income taxes and extraordinary item	4.0	(0.8)	(0.7)	0.6	2.6
Internet operations and equity in loss of unconsolidated affiliates	(0.1)	(0.4)	(0.2)	(0.3)	—

Earnings (loss) before income taxes and extraordinary item	3.9	(1.2)	(0.9)	0.3	2.6
Income taxes (benefit)	1.7	0.4	(0.1)	0.2	1.2

Earnings (loss) before extraordinary item	2.2	(1.6)	(0.8)	0.1	1.4
Extraordinary item—loss on extinguishment of debt (net of income tax benefit)	—	(0.1)	(1.0)	(1.4)	(0.2)

Net earnings (loss)	2.2%	(1.7)%	(1.8)%	(1.3)%	1.2%

Thirty-nine Weeks Ended November 2, 2002 Compared with Thirty-nine Weeks Ended November 3, 2001

        Net sales increased 14.3% to $1.07 billion for the thirty-nine weeks ended November 2, 2002 from $937.2 million for the thirty-nine weeks ended November 3, 2001. The increase in net sales resulted primarily from the comparable store net sales increase of 8.7% and the addition of 64 stores, partially offset by the closing of 24 stores, of which 17 were relocated. The comparable store net sales increase was attributable to maturing stores, increased marketing and merchandising efforts and increased customer traffic. The increase in comparable store net sales accounted for approximately $81.0 million, or 60.4%, of the net sales increase. The net increase in our store base accounted for approximately $53.0 million, or 39.6%, of the net sales increase.

        Gross profit increased $51.8 million, or 18.8%, to $326.4 million in the thirty-nine weeks ended November 2, 2002 from $274.6 million in the prior year period. Gross profit included $1.5 million in non-cash stock-based compensation expense on the deemed fair value of our common stock as a result of our initial public offering for the thirty-nine weeks ended November 2, 2002 compared to $2.6 million in the prior year period. Gross profit, excluding the non-cash stock-based compensation expense, as a percentage of net sales increased to 30.6% for the thirty-nine weeks ended November 2, 2002 from 29.6% in the prior year period. The increase was driven by the continuing change in mix from lower-margin premium pet food sales to higher-margin categories, such as companion animals, toys, supplies and services; favorable shrink results; and improved margins on premium pet food due to shifts within the mix of pet food to higher-margin segments. The current year period also benefited from the leveraging of occupancy and efficiencies in distribution logistics and freight costs.

        Selling, general and administrative expenses increased to $252.3 million in the thirty-nine weeks ended November 2, 2002 from $222.6 million in the prior year period. As a percentage of net sales, these expenses decreased to 23.6% in the period from 23.8% in the prior year period. Increased investments in store associate training and pre-opening costs, increased fees to process debt and credit cards, and increased insurance, medical, dental, legal and travel costs offset the benefit from the elimination of goodwill amortization and the leverage of store operating costs. The adoption of SFAS No. 142 resulted in the recognition of goodwill impairment of $0.3 million in the second quarter of 2002, which offset some of the $3.7 million benefit from the elimination of goodwill amortization.

        Management fees and termination costs were $12.8 million for the thirty-nine weeks ended November 2, 2002, compared to management fees of $2.3 million in the prior year period. We paid $12.5 million in termination costs in February 2002 to terminate the management services agreement that we entered into in conjunction with our leveraged recapitalization.

        Non-cash stock-based compensation and other costs decreased to $8.2 million for the thirty-nine weeks ended November 2, 2002 from $12.3 million in the prior year period. The non-cash stock-based compensation expenses were based on the deemed fair value of our common stock as a result of our initial public offering.

        Operating income for the thirty-nine weeks ended November 2, 2002 increased to $53.1 million, or 5.0% of net sales, from $37.0 million, or 4.0% of net sales, in the prior year period. Operating income includes management fees and termination costs of $12.8 million and $2.3 million for the thirty-nine weeks ended November 2, 2002 and November 3, 2001, respectively, stock-based compensation charges of $8.4 million and $14.8 million for the thirty-nine weeks ended November 2, 2002 and November 3, 2001, respectively, and other costs of $1.2 million and $0.4 million for the thirty-nine weeks ended November 2, 2002 and November 3, 2001, respectively.

        Net interest expense was $25.3 million for the thirty-nine weeks ended November 2, 2002, compared with $31.5 million in the prior year period. Lower debt levels and decreased interest rates, as a result of the refinancing of our senior subordinated notes and the amendment and restatement of our senior credit facility, both in October 2001, the repurchase of $30.0 million in aggregate principal amount of our senior subordinated notes in the first quarter of 2002 and the refinancing of our senior credit facility in August 2002, contributed to the reduction in interest expense.

        We recognized $2.5 million of equity in loss of unconsolidated affiliate in the prior year thirty-nine week period from our former limited partner interest in a limited partnership which operated retail pet food and supplies stores in Canada. We accounted for our investment in the limited partnership using the equity method, as we did not exercise control over the limited partnership, and we recorded our proportionate share of earnings or loss according to the partnership agreement.

        Income taxes for the thirty-nine weeks ended November 2, 2002 were $13.1 million, compared with $1.9 million in the prior year period. Our effective tax rate for the period, before transactions related to our initial public offering and the use of proceeds thereof, was 39.0%. In the prior year period, we did not recognize any tax benefit for our equity in loss of unconsolidated affiliate. Our effective tax rate, before equity in loss of unconsolidated affiliate, was 38.7%.

        Prior to the redemption in the first quarter of 2002 of all of our previously outstanding preferred stock in connection with our initial public offering, the holders of our series A preferred stock and our series B preferred stock were entitled to receive dividends at a rate of 14% and 12%, respectively. We were not required to pay these dividends in cash, and the unpaid dividends compounded quarterly. The dividends earned were added to the principal balance of the preferred stock, with a corresponding reduction in net earnings available to common stockholders. In connection with the redemption of the previously outstanding preferred stock, we paid a premium of $13.6 million in the first quarter of 2002.

        Net loss available to common stockholders increased to $7.8 million, or a $0.14 loss per diluted share, for the thirty-nine weeks ended November 2, 2002, compared to a net loss of $32.4 million, or a $0.84 loss per diluted share, for the prior year period. We completed an initial public offering in the first quarter of fiscal 2002 and our results include the following items: $12.8 million in management fees and termination costs related to the termination in February 2002 of a management services agreement; $8.4 million in stock-based compensation expense and other primarily financing and legal costs of $1.2 million related to our initial public offering; an extraordinary loss, net of related tax benefit, of $2.0 million related to the early repurchase of our senior subordinated notes with proceeds of the offering; and, an increase in the carrying amount and premium on redemption of previously outstanding preferred stock of $20.5 million. The prior year period included the following: stock-based compensation expense of $14.8 million related to our initial public offering; management fees of $2.3 million; equity in loss of unconsolidated affiliate of $2.5 million; merger and non-recurring costs of $0.4 million; and, an increase in the carrying amount of previously outstanding preferred stock of $20.5 million.

Fiscal Year Ended February 2, 2002 Compared with Fiscal Year Ended February 3, 2001

        Net sales increased 13.0% to $1.30 billion for fiscal 2001, which consisted of 52 weeks, from $1.15 billion for fiscal 2000, which consisted of 53 weeks. The increase in net sales for fiscal 2001 resulted primarily from the addition of 50 stores, partially offset by the closure of 17 stores, of which 11 were relocated, and a comparable store net sales increase of 8.6%, partially offset by the fact that fiscal 2000 was a 53-week year. The comparable store net sales increase was attributable to maturing stores, increased marketing and merchandising efforts and increased customer traffic. The increase in comparable store net sales accounted for approximately $95.4 million, or 63.7%, of the net sales increase, and $54.3 million, or 36.3%, was attributable primarily to the net increase in our store base. During the first quarter of fiscal 2000, the distribution of Iams brand pet food was broadened beyond specialty stores into supermarkets, warehouse clubs and mass merchants. Iams brand pet food represented approximately 9% of our net sales in fiscal 1999. The broadening of distribution of Iams brand pet food negatively impacted comparable store net sales by approximately 3% during both fiscal 2000 and the first quarter of fiscal 2001. For the second, third and fourth fiscal quarters of 2001, following the anniversary of the broadening of distribution of Iams brand pet food, the increases in comparable store net sales were 10.1%, 7.5% and 9.0%, respectively. Comparable store net sales in the third fiscal quarter of 2001 were modestly impacted by the September 11th terrorist attacks and, to a lesser extent, by weakening economic conditions.

        Gross profit, defined as net sales less the cost of sales including store occupancy costs, increased $57.7 million, or 17.3%, to $391.8 million for fiscal 2001, from $334.1 million for fiscal 2000. Gross profit as a percentage of net sales increased to 30.1% for fiscal 2001, from 29.0% in the prior year period. The majority of this increase in gross profit margin is due to the shift in the sales mix from lower-margin pet food sales to higher-margin categories, such as companion animals, toys and supplies; greater purchasing leverage; and increased leverage of occupancy costs, partially offset by increases in accruals for merchandise shrink. Our reduced sales of Iams brand pet food due to its broader availability accelerated the shift in sales mix contributing to the gross margin increase. The increase in gross margin was offset by $3.0 million of non-cash stock-based compensation based on the deemed fair value of our common stock as a result of our initial public offering.

        Selling, general and administrative expenses increased $57.6 million, or 21.8%, to $322.4 million for fiscal 2001 from $264.8 million for fiscal 2000. The increase was due primarily to increased personnel and related costs associated with supporting increased sales and new store openings and increased marketing and advertising costs. As a percentage of net sales, these expenses increased to 24.8% for fiscal 2001 from 23.0% in the prior year period. The increase for fiscal 2001 was primarily due to costs related to increased support functions and transition costs for the post-acquisition integration of Internet operations and increased insurance costs.

        Management fees under our management services agreement, entered into in connection with our leveraged recapitalization in October 2000, were $3.1 million for fiscal 2001 as compared to $1.0 million in fiscal 2000.

        Non-cash stock-based compensation, based on the deemed fair value of our common stock as a result of our initial public offering, was $14.4 million for fiscal 2001.

        We previously owned a non-controlling limited partnership interest in Canadian Petcetera Limited Partnership, which operated retail pet food and supplies stores in Canada. On January 28, 2002, we terminated our relationship with the partnership. Accordingly, we recorded $37.0 million for the write-off of our Canadian investment in the fourth fiscal quarter of 2001, consisting of the write-off of approximately $26.7 million, which represented the carrying value of our investment and related assets as of the termination date, and approximately $10.3 million of settlement expense as a result of the settlement of a dispute between us and the other partners of the partnership.

        Merger and non-recurring costs of $0.4 million were recorded in fiscal 2001. These costs consisted of an additional loss of $0.3 million to sub-lease an acquired facility that was previously closed and additional legal costs of $0.1 million related to our leveraged recapitalization.

        Merger and non-recurring costs of $55.9 million were recorded in fiscal 2000. These costs consisted of $19.8 million of leveraged recapitalization transaction costs, compensation expense of $22.2 million related to the repurchase of outstanding options for common stock in our leveraged recapitalization, the write-off of $10.2 million with respect to our investment in Petopia.com and $3.7 million in expenses related to the settlement of existing shareholder lawsuits and shareholder lawsuits related to our leveraged recapitalization.

        Operating income was $31.8 million in fiscal 2001, or 2.4% of net sales, compared with operating income of $13.4 million in fiscal 2000, or 1.2% of net sales. Operating income includes merger and non-recurring costs of $0.4 million and $55.9 million in fiscal 2001 and fiscal 2000, respectively, the $37.0 million write-off and settlement related to our former Canadian investment in fiscal 2001, management fees of $3.1 million and $1.0 million in fiscal 2001 and 2000, respectively, pursuant to a management services agreement that was terminated in connection with our initial public offering, the $17.4 million non-cash stock-based compensation charge in fiscal 2001 and the $5.5 million impact of the 53rd week in fiscal 2000. Also included in operating income for fiscal 2001 is an operating loss of $2.0 million for Internet operations and transition costs related to Internet operations of $0.5 million.

        Net interest expense was $40.8 million in fiscal 2001 compared with net interest expense of $23.0 million in fiscal 2000. Increased borrowings in fiscal 2001, related to our leveraged recapitalization, led to the increase in interest expense.

        We recognized $3.1 million in equity in loss of unconsolidated affiliates for fiscal 2001 from our former limited partner interest in a limited partnership, which operated retail pet food and supplies stores in Canada. We accounted for our investment in the limited partnership using the equity method as we did not exercise control over the limited partnership, and we recorded our proportionate share of earnings or loss according to the partnership agreement.

        We recorded a loss of $4.5 million for Internet operations and equity in loss of unconsolidated affiliates for fiscal 2000. This primarily non-cash loss consists of $11.5 million of equity in the losses of Petopia.com, partially offset by $10.3 million we earned for our support of Petopia.com principally under the terms of our strategic alliance agreement, net of related expenses, the write-off of $1.3 million in receivables due from Petopia.com due to Petopia.com's pending liquidation, transition costs of $1.5 million incurred in relocating Petopia.com's operating assets to our national support center following our acquisition of certain operating assets of Petopia.com and equity in loss of unconsolidated affiliates of $0.5 million related to our former investment in a Canadian limited partnership. We acquired certain operating assets of Petopia.com in the fourth quarter of fiscal 2000 and the results of our Internet operations are included in our consolidated results for fiscal 2001.

        We had an income tax benefit of $2.2 million in fiscal 2001 compared with income taxes of $5.0 million in fiscal 2000. Our effective tax rate before equity in loss of unconsolidated affiliates and non-deductible merger and non-recurring costs was 39.0% in fiscal 2001. Our effective tax rate before equity in loss of unconsolidated affiliates was 39.5% in fiscal 2000. We did not recognize any tax benefits from our equity in loss of unconsolidated affiliates, resulting in effective tax rates before extraordinary item of 18.3% tax benefit and (35.3%) tax expense in fiscal 2001 and fiscal 2000, respectively.

        We redeemed our 13% senior subordinated notes due 2010 in fiscal 2001, resulting in an extraordinary loss upon early redemption of $12.9 million (net of income tax benefit of $7.9 million).

        We retired a credit facility in fiscal 2000 in connection with our leveraged recapitalization and related unamortized debt issuance costs were written off, resulting in an extraordinary loss of $1.3 million (net of income tax benefit of $0.8 million).

        Net loss was $22.8 million in fiscal 2001, compared with net loss of $20.3 million in fiscal 2000. Our results include merger and non-recurring costs, the write-off and settlement related to our former Canadian investment, management fees pursuant to a management services agreement that was terminated in connection with our initial public offering, the non-cash stock-based compensation charge, Internet operations and equity in loss of unconsolidated affiliates and extraordinary item, net of tax benefit, totaling $74.0 million and $62.8 million in fiscal 2001 and fiscal 2000, respectively, and the $4.8 million impact of the 53rd week in fiscal 2000.

        The holders of our series A preferred stock and our series B preferred stock were entitled to receive dividends at a rate of 14% and 12%, respectively. We were not required to pay these dividends in cash. The dividends that were not paid in cash compounded quarterly. The dividends earned were added to the principal balance of the preferred stock, with a corresponding deduction in net income available to common stockholders. All of the preferred stock was redeemed in first quarter 2002 in connection with our initial public offering.

Fiscal Year Ended February 3, 2001 Compared with Fiscal Year Ended January 29, 2000

        Net sales increased 16.2% to $1.15 billion in fiscal 2000 from $990.3 million in fiscal 1999. The increase in net sales in fiscal 2000 resulted primarily from the addition of 58 stores, including the acquisition of six stores, partially offset by the closure of 20 stores, of which ten were relocated, and a comparable store net sales increase of 6.4%. The comparable store net sales increase was attributable to maturing stores, increased marketing and merchandising efforts and increased customer traffic. The increase in comparable store net sales accounted for approximately $64.0 million, or 39.8%, of the net sales increase, and $96.9 million, or 60.2%, of the net sales increase, was attributable primarily to the net increase in our store base and the fact that fiscal 2000 contained 53 weeks, compared to 52 weeks in fiscal 1999. During the first quarter of fiscal 2000, the distribution of Iams brand pet food was broadened beyond specialty stores into supermarkets, warehouse clubs and mass merchants. Iams brand pet food sales represented approximately 9% of our net sales in fiscal 1999. The broadening of distribution of Iams brand pet food negatively impacted comparable store net sales by approximately 3% during fiscal 2000, a trend that continued through the first quarter of fiscal 2001.

        Gross profit increased $64.5 million, or 23.9%, to $334.1 million in fiscal 2000 from $269.6 million in fiscal 1999. Gross profit as a percentage of net sales increased to 29.0% in fiscal 2000 from 27.2% in fiscal 1999. The majority of this increase in gross margin is due to the continuing shift in the sales mix from lower-margin pet food sales to higher-margin categories, such as companion animals, toys and supplies; greater purchasing leverage; and increased leverage of occupancy costs. Our reduced sales of Iams brand pet food due to its broader availability accelerated the shift in sales mix in fiscal 2000, contributing to the gross margin rate increase.

        Selling, general and administrative expenses increased $44.0 million, or 19.9%, to $264.8 million in fiscal 2000 from $220.8 million in fiscal 1999. The increase was due primarily to increased personnel and related costs associated with supporting increased sales and new store openings. As a percentage of net sales, these expenses increased to 23.0% in fiscal 2000 from 22.3% in fiscal 1999. The increase in

2000 was primarily due to increased personnel and related costs associated with our training and customer satisfaction initiatives, depreciation and maintenance of our investments in infrastructure in the prior year, and the accrual for management bonuses based on improved financial performance.

        Management fees under our management services agreement, entered into in connection with our leveraged recapitalization in October 2000, were $1.0 million for fiscal 2000.

        Merger and non-recurring costs of $55.9 million were recorded in fiscal 2000. These costs consisted of $19.8 million of leveraged recapitalization transaction costs, compensation expense of $22.2 million related to the repurchase of outstanding options for common stock in our leveraged recapitalization, the write-off of $10.2 million with respect to our investment in Petopia.com and $3.7 million in expenses related to the settlement of existing shareholder lawsuits and shareholder lawsuits related to our leveraged recapitalization.

        Operating income was $13.4 million in fiscal 2000 compared with operating income of $48.8 million in fiscal 1999. Operating income includes $55.9 million of merger and non-recurring costs and $1.0 million of management fees in fiscal 2000, as well as the $5.5 million impact of the 53rd week in fiscal 2000.

        During fiscal 1999, we acquired an equity interest in Petopia.com, an e-commerce destination for the sale of pet food and supplies. Prior to our acquisition of certain assets of Petopia.com in the fourth quarter of fiscal 2000, we accounted for our investment in Petopia.com using the equity method and recorded our proportionate share of earnings or loss. We also had a limited partner interest in a limited partnership which operated retail pet food and supplies stores in Canada. We accounted for our investment in the limited partnership using the equity method as we did not exercise control over the limited partnership, and we recorded our proportionate share of earnings or loss according to the partnership agreement.

        We recognized losses of $1.3 million and $4.5 million for Internet operations and equity in loss of unconsolidated affiliates in fiscal 1999 and fiscal 2000, respectively. These amounts include the following:

  •
  equity in losses for Petopia.com of $4.0 million and $11.5 million for fiscal 1999 and 2000, respectively;
  •
  revenue and additional equity earned and expenses incurred in the amounts of $2.7 million and $10.3 million of net revenues in fiscal 1999 and 2000, respectively, in providing certain marketing and fulfillment services to Petopia.com according to the terms of our strategic alliance agreement;
  •
  the write-off of $1.3 million in receivables due from Petopia.com in fiscal 2000 due to Petopia.com's then pending liquidation;
  •
  transition costs of $1.5 million incurred in fiscal 2000 in relocating Petopia.com's operating assets to our national support center following our acquisition of certain operating assets of Petopia.com; and
  •
  equity in loss of $0.5 million in fiscal 2000 related to our former investment in a Canadian limited partnership.

        Net interest expense was $23.0 million in fiscal 2000 compared with net interest expense of $8.9 million in fiscal 1999. Increased borrowings in fiscal 2000, related to our leveraged recapitalization, led to the increase in interest expense.

        Income taxes were $5.0 million in fiscal 2000 compared with $16.8 million in fiscal 1999. Our effective tax rate before equity in loss of unconsolidated affiliates and non-deductible merger and non-recurring costs was 39.5% in fiscal 2000. Our effective tax rate before equity in loss of unconsolidated affiliates was 39.5% in fiscal 1999. We did not recognize any tax benefits from our equity in loss of unconsolidated affiliates, resulting in effective tax rates before extraordinary item of (35.3%) and 43.6%, respectively, in fiscal 2000 and fiscal 1999.

        We retired a credit facility during fiscal 2000 in connection with our leveraged recapitalization and related unamortized debt issuance costs were written off, resulting in an extraordinary expense of $1.3 million (net of income tax benefit of $0.8 million).

        Net loss was $20.3 million in fiscal 2000, compared with net earnings of $21.8 million in fiscal 1999. Our results include Internet operations and equity in loss of unconsolidated affiliates, merger and non-recurring costs, management fees, and extraordinary item, net of tax benefit, totaling $62.8 million in fiscal 2000 and Internet operations and equity in loss of unconsolidated affiliates of $1.3 million in fiscal 1999.

Quarterly Data

        The following tables set forth the unaudited quarterly results of operations for fiscal 2000, fiscal 2001 and the first three quarters of 2002. This information includes all adjustments management considers necessary for fair presentation of such data. The results of operations for historical periods are not necessarily indicative of results for any future period. We expect quarterly results of operations to fluctuate depending on the timing and amount of net sales contributed by new stores.

        We believe that our business is moderately seasonal, with net sales and earnings generally higher in the fourth fiscal quarter due to year-end holiday purchases.

	Fiscal Quarter Ended
Fiscal 2000	April 29, 2000	July 29, 2000	October 28, 2000	February 3, 2001
	(dollars in thousands)
Net sales	$265,166	$262,719	$282,465	$340,828
Gross profit	73,266	73,371	80,736	106,721
Operating income (loss)	11,547	12,091	(43,256)	33,031
Net earnings (loss)	6,381	2,694	(44,521)	15,107
Stores open at end of period	503	509	526	528
Aggregate gross square footage	6,380,209	6,501,775	6,806,603	6,856,732
Percentage increase in comparable store net sales	8.5%	5.0%	6.3%	6.1%
	Fiscal Quarter Ended
Fiscal 2001	May 5, 2001	August 4, 2001	November 3, 2001	February 2, 2002
	(dollars in thousands)
Net sales	$304,494	$309,902	$322,853	$363,700
Gross profit	87,887	90,072	96,676	117,128
Operating income (loss)	11,783	10,766	14,448	(5,151)
Net loss	(436)	(694)	(10,760)	(10,911)
Stores open at end of period	538	548	560	561
Aggregate gross square footage	7,031,948	7,215,744	7,384,106	7,439,454
Percentage increase in comparable store net sales	7.7%	10.1%	7.5%	9.0%
	Fiscal Quarter Ended
Fiscal 2002	May 4, 2002	August 3, 2002	November 2, 2002
	(dollars in thousands)
Net sales	$349,212	$354,469	$367,530
Gross profit	103,703	108,420	114,277
Operating income	654	24,653	27,817
Net earnings (loss)	(9,227)	9,930	12,006
Stores open at end of period	571	585	600
Aggregate gross square footage	7,607,758	7,830,343	8,106,409
Percentage increase in comparable store net sales	9.3%	8.5%	8.3%

Liquidity and Capital Resources

        We have financed our operations and expansion program through internal cash flow, external borrowings and the sale of equity securities. At November 2, 2002, total assets were $494.1 million, $222.7 million of which were current assets. Net cash provided by operating activities was $78.8 million, $55.9 million and $79.8 million for fiscal 1999, 2000 and 2001, respectively, and $33.1 million and $56.6 million for the thirty nine weeks ended November 3, 2001 and November 2, 2002, respectively. Our sales are substantially on a cash basis. Therefore, cash flow generated from operating stores provides a significant source of liquidity. We use operating cash principally to make interest payments on our debt and to purchase inventory. Portions of the inventory we purchase are financed through vendor credit terms. We are highly leveraged following our leveraged recapitalization in October 2000, and we use cash generated from operating activities to service the increased debt levels.

        We use cash in investing activities to purchase fixed assets for new stores, to acquire stores, to remodel certain existing stores and, to a lesser extent, to purchase warehouse and office fixtures, equipment and computer hardware and software in support of our distribution and administrative functions. We invested $18.5 million in affiliates in fiscal 1999, $9.5 million in affiliates in fiscal 2000 and $9.7 million in affiliates in fiscal 2001. The affiliates include Petopia.com, an e-commerce destination for the sale of pet food and supplies, and a limited partnership that operated retail pet food and supplies stores in Canada. Cash used in investing activities was $62.3 million, $72.6 million and $60.4 million for fiscal 1999, 2000 and 2001, respectively, and $48.3 million and $44.4 million for the thirty nine weeks ended November 3, 2001 and November 2, 2002, respectively.

        We have also financed some of our purchases of equipment and fixtures through capital lease and other obligations. No purchases of fixed assets were financed in this manner during fiscal 1999, 2000 or 2001 or for the thirty-nine weeks ended November 3, 2001 or November 2, 2002.

        On October 2, 2000, we completed our leveraged recapitalization. In the transaction, each issued and outstanding share of our common stock was cancelled and converted automatically into the right to receive $22.00 in cash, with the exception of 134,351 shares retained by members of our management. As a result of subsequent stock splits, these 134,351 shares now represent 5,911,444 shares of common stock. In the leveraged recapitalization, we issued an aggregate of $195.0 million in common stock and preferred stock and $120.0 million of senior subordinated debt, entered into a $350.0 million senior credit facility, retired debt under the then existing credit facility and repurchased substantially all of our outstanding common stock for an aggregate of $463.4 million. Net proceeds from the issuance of new shares of common stock in the leveraged recapitalization was $15.9 million. This transaction was accounted for as a recapitalization and as such, a step-up of assets to fair market value was not required.

        On February 27, 2002 we completed an initial public offering of our common stock. We received net proceeds of approximately $272.2 million from the offering of 15,500,000 shares of our common stock, including 1,000,000 shares of our common stock pursuant to the subsequent exercise of the underwriters' over-allotment option. We used approximately $239.8 million of the net proceeds of our initial public offering to redeem in full all of our then outstanding shares of series A and series B preferred stock and used approximately $32.4 million of the net proceeds of our initial public offering, plus approximately $2.1 million in cash-on-hand, to repurchase $30.0 million in aggregate principal amount of our senior subordinated notes at 110.5% of their face amount plus accrued interest.

        Our primary long-term capital requirement is funding for the opening or acquisition of stores, as well as the remodeling of certain existing stores. Cash flows provided by (used in) financing activities were $17.2 million, ($1.3) million and ($1.3) million in fiscal 1999, 2000 and 2001, respectively, and $0.2 million and $(3.8) million for the thirty nine weeks ended November 3, 2001 and November 2, 2002, respectively. In fiscal 1999, 2000, 2001 and the thirty nine weeks ended November 2, 2002, net proceeds of $0.3 million, $16.9 million, $0.1 million and $273.1 million, respectively, were generated from sales of common stock. In fiscal 2000, net proceeds of $107.4 million, $75.7 million and $1.1 million, respectively, were generated by the issuance of our series A senior redeemable exchangeable cumulative preferred stock, our series B junior redeemable cumulative preferred stock and common stock warrants. In the thirty-nine weeks ended November 2, 2002, we used $239.8 million to redeem our series A senior preferred stock and our series B junior preferred stock and approximately $32.4 million, plus approximately $2.1 million in cash-on-hand, to repurchase $30.0 million in aggregate principal amount of our senior subordinated notes at 110.5% of their face amount plus accrued interest, leaving $170.0 million in aggregate principal amount of our senior subordinated notes outstanding. Remaining cash flows provided by financing activities were borrowings under long-term debt agreements, net of repayment of long-term debt agreements and other obligations. Cash flows from financing activities were used to fund our expansion program and working capital requirements.

        We have a senior credit facility with a syndicate of banks that expires between October 2, 2006 and October 2, 2008. Prior to amendments in August 2002, the senior credit facility consisted of a $75.0 million revolving credit facility and a $195.0 million term loan facility. On August 6, 2002, we completed a refinancing of our existing term loan facility into a new $193.5 million term loan facility. The refinancing resulted in an interest rate reduction of 0.5% on the term loan facility.

        As a result of the refinancing, the senior credit facility now consists of a $75.0 million revolving credit facility and a $193.5 million term loan facility for a total commitment of $268.5 million. Borrowings under the senior credit facility are secured by substantially all of our assets and bear interest (1) in the case of the revolving facility, at our option, at the agent bank's base rate plus a margin of up to 2.25%, or LIBOR plus a margin of up to 3.25%, based on our leverage ratio at the time, and (2) in the case of the term loan facility, at our option, at the agent bank's base rate plus a fixed margin of 2.0%, or LIBOR plus a fixed margin of 3.0%. The agreement governing our senior credit facility contains certain affirmative and negative covenants related to, among other things, indebtedness, interest and fixed charges coverage and consolidated net worth. We were in full compliance with all of these covenants at November 2, 2002. At November 2, 2002, the outstanding balance of our term loan facility was $193.0 million, and there were no borrowings on our revolving credit facility which has $62.2 million of available credit.

        We may from time to time seek to retire some or all of our senior subordinated notes in open market purchases, negotiated transactions or otherwise. The scope of such repurchases, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Such repurchases may have a material effect on our liquidity, financial condition and results of operations.

        As of February 2, 2002, we had available net operating loss carryforwards of $43.6 million for federal income tax purposes, which begin expiring in 2012, and $27.9 million for state income tax purposes, which begin expiring in 2005.

        We anticipate that funds generated by operations and funds available under our credit facility will be sufficient to finance our continued operations and planned store openings through the next 12 months.

Contractual Obligations and Commercial Commitments

        The following summarizes our contractual obligations and other commitments at February 2, 2002, and the effect such obligations could have on our liquidity and cash flow in future periods:

	Payments Due by Period
	2002	2003	2004	2005	2006	Thereafter
	(dollars in thousands)
Long-term debt	$2,000	$2,000	$2,000	$2,000	$25,000	$361,500
Capital lease and other obligations	4,871	271	262	253	1,767	—
Operating leases	119,848	116,438	104,880	93,006	81,846	367,892

Total contractual cash obligations	$126,719	$118,709	$107,142	$95,259	$108,613	$729,392

New Accounting Standards

        In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs would be capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, a company will recognize a gain or loss on settlement. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. We do not expect implementation of SFAS No. 143 to have a significant effect on our results of operation or consolidated financial condition.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002, which is effective for fiscal years beginning after May 15, 2002. SFAS No. 145 rescinds SFAS No. 4 which required that all gains and losses from extinguishment of debt be aggregated, and if material, classified as an extraordinary item. As a result, gains and losses from debt extinguishment are to be classified as extraordinary only if they meet the criteria set forth in Accounting Principles Board Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 145 also requires that sale-leaseback accounting be used for capital lease modifications with economic effects similar to sale-leaseback transactions. Upon implementation of SFAS No. 145 we will be required to reclassify our extraordinary losses on early extinguishment of debt in our consolidated statement of operations for all periods presented.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Restructuring Costs. SFAS No. 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets, such as eliminating or reducing product lines, terminating employees and contracts, and relocating plant facilities or personnel. Under SFAS No. 146, a company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS No. 146 will require a company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS No. 146, a company may not restate its previously issued financial statements, and SFAS No. 146 grandfathers the accounting for liabilities that a company had previously recorded under Emerging Issues Task Force Issue 94-3. We have not yet determined the impact, if any, of the adoption of SFAS No. 146.

        In November 2002, the FASB published interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which we refer to as FIN 45. FIN 45 expands on the accounting guidance of statements No. 5, 57 and 107 and incorporates without change the provisions of FASB interpretation No. 34, which is being superseded. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. FIN 45 also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002, regardless of the guarantor's fiscal year-end. The disclosure requirements in FIN 45 are effective for financial statements with respect to interim or annual periods ending after December 15, 2002. We are currently evaluating what effect the adoption of FIN 45 will have on our consolidated financial statements.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123. The purpose of the proposed amendment is to enable companies that choose to adopt the fair value based method of accounting for stock-based compensation to report the full effect of employee stock options in their financial statements immediately upon adoption. We intend to continue to apply the disclosure-only provisions of SFAS No. 123. See Note 9 of the Notes to the Consolidated Financial Statements for additional information regarding our treatment of stock options. The transition provisions of the statement are effective for fiscal years ending after December 15, 2002. The disclosure provisions are effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002.

Critical Accounting Principles and Estimates

        The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to inventories, asset impairment, accruals for self-insurance and compensation and related benefits, allowance for doubtful accounts and accounting for income taxes. We state these accounting policies in the notes to our consolidated financial statements and at relevant sections in this discussion and analysis. These estimates are based on the information that is currently available and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

        We assess our inventory for estimated obsolescence or unmarketable inventory and write down the difference between the cost of inventory and the estimated market value based upon assumptions about future sales and supply on-hand. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

        We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

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  significant underperformance relative to expected historical or projected future operating results;

  •
  significant changes in the manner of our use of assets or the strategy for our overall business;

  •
  significant negative industry or economic trends; or

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  the decision to close a particular store.

        When we determine that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, we record an impairment charge based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.

        We have recorded significant amounts of goodwill resulting from the acquisitions we have completed. Through February 2, 2002, we amortized goodwill on a straight-line basis over useful lives ranging from three to fifteen years. As a result of the adoption of SFAS No. 142, on February 3, 2002, we ceased amortizing goodwill. During the second quarter of 2002, we completed our transitional impairment test and recorded $0.3 million of goodwill impairment. Going forward, we will perform an annual impairment analysis to assess the recoverability of the goodwill, in accordance with the provisions of SFAS No. 142.

        We maintain an accrual for self-insured health and workers compensation costs, which is classified in accrued salaries and employee benefits in our consolidated balance sheets. We determine the adequacy of these accruals by periodically evaluating our historical experience and trends related to both health and workers compensation claims and payments, information provided to us by our insurance broker, and industry experience and trends. If such information indicates that our accruals are overstated or understated, we will adjust the assumptions utilized in our methodologies and reduce or provide for additional accruals as appropriate.

        We maintain an allowance for doubtful accounts for estimated losses resulting from the inability to collect receivables, most of which are due from vendors. We determine the adequacy of this allowance by continually evaluating individual receivables, considering the vendor's financial condition and current economic conditions. If the financial condition of our vendors were to deteriorate, resulting in their inability to make payments, additional allowances may be required.

        We estimate our income taxes in each of the jurisdictions in which we operate. This involves estimating our actual current taxes and assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheets. We also assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we establish a valuation allowance. The valuation allowance is based on our estimates of taxable income in the jurisdictions in which we operate and the period over which our deferred tax assets will be recoverable. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets.

        At February 2, 2002 and February 3, 2001 we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Inflation

        Although we cannot accurately anticipate the effect of inflation on our operations, we do not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on our net sales or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

        Market risks relating to our operations result primarily from changes in short-term London Interbank Offered Rates, or LIBOR, as our senior credit facility utilizes a portfolio of short-term LIBOR contracts. These LIBOR contracts are fixed rate instruments for a period of between one and six months, at our discretion. Our portfolio of LIBOR contracts vary in length and interest rate, such that adverse changes in short-term interest rates could affect our overall borrowing rate when contracts are renewed. We have entered into a $75.0 million interest rate collar agreement, or hedge, to limit our exposure to the interest rate risk associated with our variable rate debt. Changes in the intrinsic value of the hedge are recorded as accumulated other comprehensive income (loss). Amounts received or paid under the hedge are recorded as reductions of or additions to interest expense. We had a cumulative deferred loss on our hedge of $1.5 million, net of deferred tax benefit of $0.8 million, at February 2, 2002, and $0.3 million, net of deferred tax benefit of $0.2 million, at November 2, 2002. The hedge expired in December 2002 pursuant to its terms.

        All of the $192.5 million in debt under our senior credit facility as of January 13, 2003 was subject to variable interest rate fluctuations. Based on this debt level, a hypothetical 10% increase in LIBOR from the applicable rate at January 13, 2003 would increase net interest expense by approximately $270,000 on an annual basis, and likewise would decrease both earnings and cash flows for that annual period by a corresponding amount. We cannot predict market fluctuations in interest rates and their impact on debt, nor can there be any assurance that long-term fixed-rate debt will be available at favorable rates, if at all. Consequently, future results may differ materially from estimated results due to adverse changes in interest rates or debt availability.

        We did not have any material foreign exchange or other significant market risk at November 2, 2002.

BUSINESS

Company Overview

        We are a leading specialty retailer of premium pet food, supplies and services with 600 stores in 43 states and the District of Columbia. Our products include pet food, supplies, grooming products, toys, novelty items and vitamins, small pets such as fish, birds and other small animals (excluding cats and dogs), and veterinary supplies. Our strategy is to offer our customers a complete assortment of pet-related products and services at competitive prices, with superior levels of customer service at convenient locations.

        Our stores combine the broad merchandise selection and everyday low prices of a pet supply warehouse store with the convenient location and knowledgeable customer service of a neighborhood pet supply store. We believe that this combination differentiates our stores and provides us with a competitive advantage. Our principal format is a 12,000 to 15,000 square foot store, conveniently located near local neighborhood shopping destinations, including supermarkets, bookstores, coffee shops, dry cleaners and video stores, where our target "pet parent" customer makes regular weekly shopping trips. We believe that our stores are well positioned, both in terms of product offerings and location, to benefit from favorable long-term demographic trends, a growing pet population and an increasing willingness of pet owners to spend on their pets.

Store Locations

        We design our stores to offer a fun, vibrant and enjoyable shopping experience for our customers and their pets. A typical PETCO store is moderately sized at 12,000 to 15,000 square feet, with low ceilings, attractive signage and bright lighting, resulting in a distinctive retail setting. Below is a table which lists, for our 600 stores at January 13, 2003, the number of stores by state:

Number of PETCO Stores
as of January 13, 2003

State	Number of Stores	State	Number of Stores
Alabama	2	Mississippi	1
Arizona	17	Missouri	15
Arkansas	5	Montana	1
California	135	Nebraska	6
Colorado	15	Nevada	8
Connecticut	15	New Hampshire	7
Delaware	1	New Jersey	15
District of Columbia	1	New Mexico	4
Florida	6	New York	33
Georgia	11	North Dakota	2
Idaho	3	Ohio	4
Illinois	40	Oregon	14
Indiana	6	Pennsylvania	26
Iowa	6	Rhode Island	2
Kansas	8	South Dakota	1
Kentucky	1	Tennessee	9
Louisiana	2	Texas	52
Maine	2	Utah	6
Maryland	11	Vermont	1
Massachusetts	24	Virginia	12
Michigan	15	Washington	27
Minnesota	18	Wisconsin	10

Industry Overview

        General.    We believe the pet food, supplies and services industry is benefiting from a number of favorable demographic trends that are continuing to support a steadily growing pet population. The U.S. pet population has now reached 353 million companion animals, including 141 million cats and dogs, with an estimated 62% of all U.S. households owning at least one pet, and three quarters of those households owning two or more pets. We believe the trend to more pets and more pet-owning households will continue, driven by an increasing number of children under 18 and a growing number of empty nesters whose pets have become their new "children." Based on U.S. Census Bureau data, the number of children under 18 will continue to grow over the next five years. We believe that this trend will continue to support the growing U.S. pet population, as households with these demographics are more likely to own pets. We estimate that U.S. retail sales of pet food, supplies, small animals (excluding cats and dogs) and services increased to approximately $27 billion in 2001.

        Pet Food.    Packaged Facts projects that dog and cat food sales, which represent the vast majority of all pet food sales, accounted for approximately $10.5 billion in sales for 2001. Sales of premium dog and cat food represented approximately 32.3% of the total dog and cat food market in 2001 and are expected to increase to approximately 38.4% of the total dog and cat food market by 2005. Sales of dog and cat food accounted for $431 million, or 33%, of our fiscal 2001 net sales, of which $399 million, or 93%, was generated from premium dog and cat food sales.

        Historically, the pet food industry has been dominated by national supermarket brands such as Alpo, Kal Kan and Purina, which are primarily sold through grocery stores, supermarkets, convenience stores and mass merchants. In recent years, supermarkets' share of total pet food sales has steadily decreased as a result of competition from warehouse clubs, mass merchants and specialty pet store chains as well as the growing proportion of premium pet food sales. Premium pet foods, such as Science Diet, Nutro and Eukanuba, currently are not sold through supermarkets, warehouse clubs or mass merchants due to manufacturers' restrictions but are sold primarily through specialty retailers like PETCO, veterinarians and farm and feed stores.

        The growth of the premium pet food market is attributable to both the marketing of premium brands by vendors and a heightened nutritional awareness among pet owners. In recent years, premium pet food manufacturers have launched numerous new specialty food products, such as all-natural products and products for pets with sensitive skin and stomachs, as well as oral care products. Management expects expanded product offerings by premium pet food manufacturers to continue, and that distribution of these products primarily through specialty retailers will continue to draw customers away from supermarkets and mass merchants.

        Pet Supplies and Small Animals.    Based on reports from Packaged Facts and Business Communications Company, we project that sales of pet supplies accounted for approximately $7.0 billion in sales for 2001 and will grow at a CAGR of 6.0% over the next few years. Pet supplies and small animals (excluding cats and dogs) accounted for $825 million, or 63%, of our fiscal 2001 net sales and $686 million, or 64%, of our net sales for the 39 weeks ended November 2, 2002.

        The market for pet supplies consists of items such as collars and leashes, cages and habitats, toys, treats, aquatic supplies, pet carriers, vitamins and supplements, and grooming and veterinary products. The channels of distribution for pet supplies are highly fragmented with products sold by many types of retailers, including supermarkets, warehouse clubs and other discounters, mass merchants, specialty pet store chains, direct mail and veterinarians. Specialty retailers such as PETCO, with wide assortments of pet supplies and higher levels of customer service, represent a growing channel for sales of pet supplies.

        The market for small animals (other than cats and dogs) includes sales of fish, birds, reptiles, rabbits, hamsters, mice and other small pets. Because of the overpopulation of cats and dogs and the controversial practices of some breeders, we have elected to limit our selection of animals to birds, fish, reptiles and other small animals. We do, however, participate in pet adoption programs for cats and dogs, which are administered through local animal welfare programs.

        Pet Services.    Pet services are estimated to account for the remaining $9.5 billion of the overall $27 billion market projected by management. The market for pet services includes grooming, obedience training, and vaccinations and other veterinary services. We offer obedience training in most of our stores, grooming in many of our stores and limited veterinary services, such as routine vaccinations, at a number of stores. Although services represented only approximately 3% of our fiscal 2001 net sales, services represent an increasing portion of our net sales and we believe that offering selected pet services better serves our best customers and increases traffic flow in our stores. For the 39 weeks ended November 2, 2002, services sales increased 34% from the prior year period, approximately two and a half times our overall sales growth, to 3.9% of our net sales.

        Distribution Channels.    The pet food and supplies industry is highly fragmented, with an estimated 9,000 independent pet supply stores operating in the United States. PETCO is one of only two national specialty retailers of pet food, supplies and services. Between 1991 and 2001, the last year for which data is available, specialty pet store chains such as PETCO experienced significant market share gains in the pet food and supplies categories, largely at the expense of supermarkets. We believe that this shift primarily results from (1) the enhanced merchandising effort and product and services mix offered by specialty pet store chains and (2) the growing demand for premium pet food as nutritional awareness among the general population extends to pet owners and their pets. The following chart illustrates this shift in distribution channels.

Our Strategy and Competitive Advantages

        Our strategy is to strengthen our position as a leading specialty retailer of premium pet food, supplies and services by offering our customers a complete assortment of pet-related products and services at competitive prices with superior levels of customer service at convenient locations. We intend to continue to pursue the following elements of our strategy:

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  Continue To Increase Sales and Profitability. We have increased our net sales from $600.6 million in fiscal 1996 to $1.30 billion in fiscal 2001, for a CAGR of 16.7%. We also increased our operating income from $13.4 million in fiscal 2000 to $31.8 million in fiscal 2001, and from $37.0 million for the 39 weeks ended November 3, 2001 to $53.1 million for the 39 weeks ended November 2, 2002. The principal contributors to this improvement in our financial performance include: (1) our ability to generate continuous comparable store net sales growth; (2) strategic expansion in both existing and new markets; (3) targeted merchandising efforts to drive greater sales of higher-margin supplies and services, which have grown to 66.9% of net sales in fiscal 2001, up from 59.6% of net sales in fiscal 1997; (4) our expanding store base that offers economies of scale and purchasing efficiencies; and (5) a broad product offering of over 10,000 high quality pet-related products, most of which are not found in typical supermarkets or mass merchants.

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  Capitalize Upon Our Maturing Store Base. We have historically found that the most dramatic growth in a store's net sales and EBITDA occurs in the first five years following a store's opening. During this store maturation phase, we have historically experienced store level EBITDA margin improvements from an estimated 6% average EBITDA margin in the store's first year to over a 15% average EBITDA margin by year five. More than 40% of our stores were opened in the past five years and to date our newly opened stores have been maturing in accordance with historical rates. We believe that our maturing store base provides us with an opportunity to significantly increase our net sales and store-level EBITDA with only modest incremental capital expenditures for these stores.

  •
  Expand Using Our Proven New Store Model. We believe that the highly fragmented pet food, supplies and services market offers compelling opportunities for us to increase our presence and gain market share. To capitalize on these opportunities and consistent with our existing strategy, we plan to increase our net store count by 40 to 50 stores per year over the next five years both by focusing on existing markets and by targeting one or two new geographic markets per year. We carefully measure each proposed store opening against demographic, economic and competitive factors. We have established an operating model that we believe enables us to quickly and profitably execute our expansion strategy after we have analyzed a market's potential. Our new stores generally have become profitable by the end of their first year of operation, and we target for each store a five-year return on investment of more than 20%. We also intend to remodel approximately 25 to 50 of our existing stores into our millennium format. Our millennium format incorporates a more dramatic presentation of our companion animals and emphasizes higher-margin supplies categories.

  •
  Leverage Our Industry-Leading Integrated Information Systems. We have invested significant resources in establishing a comprehensive integrated information system infrastructure, including approximately $40 million over the last three fiscal years to replace and upgrade our information systems. Our highly integrated point-of-sale, or POS, system in each of our stores provides our management team with timely and valuable information on store and regional level sales and merchandising trends, inventory tracking and operational data. By integrating all of our key functional areas, our systems empower regional, district and store managers to increase sales, improve operational efficiency, control inventory, monitor critical performance indicators and enhance customer service and satisfaction.

  •
  Utilize Our Logistics Expertise. Our distribution system has over one million square feet of distribution capacity, including an integrated network of three national and five regional distribution centers. This network enables us to reduce our costs by reducing the delivered cost of merchandise and limiting the need to carry excess inventory. Our inventory control systems provide for effective replenishment of inventory and allow us to achieve optimal in-stock levels at our stores. Our logistics expertise has enabled us to dramatically increase inventory turns from 5.9x for fiscal 1997 to 7.4x for fiscal 2001.

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  Capitalize Upon Our Brand Awareness and Highly Successful Customer Loyalty Program. The "PETCO" brand name and our slogan "PETCO, where the pets go" are well known by pet owners. We believe that this awareness reinforces the fun and enjoyable shopping experience that we seek to create for our customers and their pets. P.A.L.S., our highly successful customer loyalty program, further enhances and reinforces the loyalty, brand awareness and satisfaction of our customers. Recently, our customers have been signing up for nearly one million new P.A.L.S. cards per quarter. Our P.A.L.S. members account for over 75% of our net sales and spend on average over 50% more per transaction than do our non-P.A.L.S. customers. Our exclusive program fosters a long-term, one-on-one relationship with the customer and builds brand loyalty and customer retention. Our program also provides us with one of the largest databases of information in the industry. Information on our customers' buying preferences allows us to more precisely deliver targeted marketing efforts and assists us in more effectively catering to our customers' needs.

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  Continue to Provide Superior, Knowledge-Based Customer Service. We seek to enhance our customers' shopping experience by providing knowledgeable and friendly customer service and creating a fun and exciting shopping environment. We seek to hire store managers and sales associates who themselves are pet owners and enthusiasts and therefore are more eager and better able to assist customers with their needs. We believe it is better to hire animal lovers and train them in retail rather than hire experienced retailers and hope they like animals. We believe that our customer service differentiates us from our competitors, leading to increased sales, attracting new customers and building customer loyalty.

Purchasing and Distribution

        Our centralized purchasing and distribution system minimizes the delivered cost of merchandise and maximizes the in-stock position of our stores. We currently operate three central and five regional distribution centers. The central distribution centers are located in Mira Loma, California; Dayton, New Jersey; and Joliet, Illinois. Bulk items for all stores are either shipped to regional distribution centers for redistribution or are sent directly to store locations. Manufacturers ship non-bulk supplies to the central distribution facilities which we then distribute either to regional centers or directly to store locations. We believe that our centralized distribution system enables our stores to maximize selling space by reducing necessary levels of safety stock carried in each store. We also provide order fulfillment services for our Internet customers through our three central distribution centers.

Marketing and Advertising

        Our marketing department creates and implements a wide variety of nationwide, regional and local advertising, direct marketing and sales promotion programs. These television, radio, circular and direct mail programs are designed to increase sales and consumer awareness of the PETCO brand name.

        In late 1997 we launched our P.A.L.S. customer loyalty program, which provides us with one of the largest databases of customer information in the industry, as our customers have recently been signing up for nearly one million new P.A.L.S. cards per quarter. Our P.A.L.S. database is integrated with our POS system, allowing us to track purchasing activity and shopping habits of our P.A.L.S. cardholders. This allows us to effectively target customers with personalized direct mail or e-mail messages, to provide promotional offers directly related to past purchases and to adjust our products and services mix to more effectively cater to our customers' needs.

        Local store marketing activities are conducted on a regular basis in most stores. These marketing activities include store opening events, in-store pet adoptions, informational seminars, school field trips, pet photos, product demonstrations, pet fairs and a variety of other local contests or cross-promotion events.

Competition

        The pet food and supplies business is highly competitive. This competition can be categorized into three different segments: (1) supermarkets, warehouse clubs and mass merchants; (2) specialty pet store chains; and (3) traditional pet stores. Many of the premium pet food brands we offer, such as Nutro, Science Diet and Eukanuba, are not presently available to supermarkets, warehouse clubs or mass merchants due to manufacturers' restrictions. We believe that the principal competitive factors influencing our business are product selection and quality, convenient store locations, customer service and price. We believe that we compete effectively within our various geographic areas. However, some of our competitors are much larger in terms of sales volume and have access to greater capital and management resources than we do.

        One of our premium pet food vendors, The Iams Company, was purchased by Procter & Gamble in fiscal 1999. Through the end of fiscal 1999, Iams brand pet food was not widely available in supermarkets or mass merchants. In fiscal 2000, Procter & Gamble broadened the distribution of Iams to supermarkets and mass merchants across the country. The Eukanuba brand of pet food, which is also manufactured by The Iams Company, continues to be sold exclusively by specialty channels such as PETCO.

Suppliers and Vendors

        We purchase most of our merchandise directly from specialty suppliers and manufacturers of national brands. We purchase the majority of our pet food products from three vendors: The Iams Company, Hill's Pet Products, Inc. (which produces Science Diet), and Nutro, Inc. Supplies of products from these vendors accounted for approximately 10%, 10% and 8%, respectively, of our net sales in fiscal 2000, 9%, 10% and 8%, respectively, of our net sales in fiscal 2001 and 9%, 9% and 8%, respectively, of our net sales for the 39 weeks ended November 2, 2002. While we do not maintain long-term supply contracts with any of our vendors, we believe that we enjoy a favorable and stable relationship with each of these vendors.

Information Systems

        We have invested significant resources in establishing a comprehensive integrated information system infrastructure, including approximately $40 million over the last three fiscal years to replace and upgrade our information systems. We have integrated all key functional areas that provide our management team with timely information on sales trends, inventory tracking and operational data at the individual store level. The system empowers regional, district and store managers to increase sales, control inventory and enhance customer satisfaction.

        Our in-store POS system tracks all sales by stockkeeping unit (SKU) using bar codes and allows management to compare current performance against historical performance and current year's budget on a daily basis. The information gathered by this system supports automatic replenishment of in-store inventory from our regional and central distribution centers and is integrated into product buying decisions. Store labor planning and visual presentation levels are supported by sales management information systems. We use Electronic Data Interchange (EDI) with a majority of suppliers for efficient transmittal of purchase orders, shipping notices and invoices. Management believes that the systems we have developed enable us to continue to improve customer service, operational efficiency and management's ability to monitor critical performance indicators. We continue to invest in supply chain technologies, human resources management, financial planning tools and continued improvement to the POS systems located in all stores.

Internet Initiatives

        We believe the Internet offers opportunities to complement our "brick-and-mortar" stores and to increase our retail commerce and consumer brand awareness of our products. We operate the popular e-commerce site www.petco.com, which provides our customers with pet-related content, commerce and community via the Internet. The information contained or incorporated in our web site is not a part of this prospectus.

        On December 4, 2000, we acquired the Petopia.com web site, including software and hardware required to operate the web site, for an aggregate purchase price of approximately $3.8 million.

Formerly, we had a strategic alliance with, and owned an equity interest of approximately 17.6% in, Petopia.com, a comprehensive pet commerce Internet destination that launched in the summer of 1999. The operations of Petopia.com have been rationalized and fully integrated with our operations.

Trademarks and Licenses

        We have registered numerous service marks and trademarks with the United States Patent and Trademark Office. We believe the PETCO trademark has become an important component in our merchandising and marketing strategy. We believe we have all licenses necessary to conduct our business.

Employees

        As of January 13, 2003, we employed approximately 13,600 associates, of whom approximately 6,800 were employed full-time. Approximately 92% of our employees were employed in stores or in direct field supervision, approximately 4% in distribution centers and approximately 4% in our corporate headquarters in San Diego. We are not party to any collective bargaining arrangements, and we believe our labor relations are generally good.

Regulation

        The transportation and sale of small animals is governed by various state and local regulations. To date, these regulations have not had a material effect on our business or operations. However, a recently filed complaint by the San Francisco City Attorney's office alleged that certain associates have not properly cared for animals for sale in our two San Francisco stores. See "—Legal Proceedings." Our aquatics and small animal buyers and real estate department are responsible for compliance with regulations governing the transportation and sale of small animals. Prior to the opening of each store, our aquatics and small animal buyers and real estate department review the regulations of the relevant state and local governments. Our real estate department then ensures ongoing compliance by keeping abreast of industry publications and maintaining contacts with our aquatics and small animal suppliers and the appropriate regulatory agency within each relevant state and local government.

Properties

        We lease substantially all of our store and warehouse locations. The original lease terms for our stores generally range from five to 20 years, with many of these leases containing renewal options. Leases on 171 stores expire within the next three years. Of these leases, 133 contain renewal options.

        Our headquarters, located in San Diego, California, consists of two facilities. We own an approximately 70,000 square foot facility and we lease an approximately 43,000 square foot facility. The owned San Diego facility is financed under an obligation which expires in February 2006. We also lease three central and five regional distribution centers. See "—Purchasing and Distribution." Our three central distribution centers collectively occupy approximately 900,000 square feet of space in Dayton, New Jersey; Joliet, Illinois; and Mira Loma, California under leases which expire in May 2018, April 2005 and September 2005, respectively. Our five regional distribution centers collectively occupy approximately 240,000 square feet of space in Stockton, California; Portland, Oregon; New Hope, Minnesota; Mansfield, Massachusetts; and Garland, Texas under leases which expire in April 2004, February 2007, September 2007, December 2003 and August 2004, respectively. Except with respect to the lease for our Portland, Oregon facility, all of our distribution center leases contain a renewal option.

Legal Proceedings

        In July 2001, we received a copy of a complaint filed in the Superior Court of California for the County of Los Angeles alleging violations of the California Labor Code and the Business and Professions Code. The purported class of plaintiffs allege that we improperly classified our salaried store managers and assistant store managers as exempt employees not entitled to overtime pay for work in excess of 40 hours per week. The relief sought includes compensatory damages, penalties, preliminary and permanent injunctions requiring us to pay overtime compensation under California law, prejudgment interest, costs and attorneys' fees and such other relief as the court deems proper. In November 2001, the case was transferred to the Superior Court of California for the County of San Diego. In December 2002, we announced our intention to settle all claims related to this lawsuit. While we continue to deny the allegations underlying the lawsuit, we have tentatively agreed to the settlement to avoid possible disruption to our business from protracted litigation. The settlement, which is subject to final documentation and court approval, is expected to cost a maximum of $2.5 million after tax.

        Recently, allegations have been made in a complaint filed in the San Francisco Superior Court by the San Francisco City Attorney's office to the effect that certain associates have not properly cared for companion animals for sale in our two San Francisco stores. The complaint which has been subsequently transferred to the Santa Clara Superior Court seeks damages, penalties and an injunction against the sale of companion animals in our San Francisco stores. The complaint and related news reports have caused negative publicity. We take seriously any allegations regarding the proper care of companion animals and have taken steps to reiterate to all our associates the importance of proper care for all companion animals in all our stores. We are responding to the complaint and are defending it vigorously. The complaint and any similar actions which could be filed in the future could cause negative publicity which could have a material adverse effect on our results of operations.

        From time to time we are involved in routine litigation and proceedings in the ordinary course of our business. We are not currently involved in any other pending litigation matters that we believe would have a material adverse effect on us.

MANAGEMENT

Directors and Executive Officers

        Our directors and executive officers and their respective ages as of January 13, 2003, are as follows:

Name	Age	Present Position
Brian K. Devine	60	Chairman, President and Chief Executive Officer
James M. Myers	45	Executive Vice President, Chief Financial Officer and Director
Bruce C. Hall	58	Executive Vice President and Chief Operating Officer
Robert E. Brann	51	Senior Vice President, Merchandising
Frederick W. Major	41	Senior Vice President, Information Systems
Keith G. Martin	50	Senior Vice President, Operations
Janet D. Mitchell	47	Senior Vice President, Human Resources and Administration
William M. Woodard	54	Senior Vice President, Business Development
John M. Baumer	35	Director
Jonathan Coslet	38	Director
John G. Danhakl	46	Director
Julian C. Day	50	Director
Charles W. Duddles	62	Director
Arthur B. Laffer	62	Director
William S. Price III	46	Director

        Brian K. Devine, Chairman, President and Chief Executive Officer, joined PETCO in August 1990 and has served as Chairman since January 1994. Before joining PETCO, Mr. Devine was President of Krause's Sofa Factory, a furniture retailer and manufacturer, from 1988 to 1989. From 1970 until 1988, Mr. Devine held various positions with Toys "R" Us, a retailer of children's toys, including Senior Vice President, Director of Stores and Senior Vice President, Growth, Development and Operations. Mr. Devine currently serves on the Boards of Directors of Wild Oats Markets, Inc., a publicly held retailer and distributor of natural foods, the National Retail Federation, the International Mass Retail Association, Students in Free Enterprise and the Georgetown University College Board of Advisors. Mr. Devine graduated from Georgetown University with a degree in economics.

        James M. Myers, Executive Vice President, Chief Financial Officer and a director, joined PETCO in May 1990. Mr. Myers became Executive Vice President in March 2001 and has been Chief Financial Officer since 1998. From 1996 to 1998, Mr. Myers served as Senior Vice President, Finance and before that as Vice President, Finance and as Vice President and Controller of PETCO. From 1980 to 1990, Mr. Myers held various positions at the accounting firm of KPMG LLP, including Senior Audit Manager. Mr. Myers has served as a director since October 2000, the date we completed our recapitalization. Mr. Myers is a CPA and received an accounting degree from John Carroll University.

        Bruce C. Hall, Executive Vice President and Chief Operating Officer, joined PETCO in April 1997 and became Chief Operating Officer in March 2001. Mr. Hall spent 34 years from 1963 to 1997 with Toys "R" Us, a retailer of children's toys, where he progressively advanced from field operations through a number of positions, including Senior Vice President of Operations.

        Robert E. Brann, Senior Vice President, Merchandising, joined PETCO in September 2000. From 1998 to 2000, Mr. Brann was with The Pep Boys, most recently as Senior Vice President, Merchandising. From 1989 to 1998, Mr. Brann was with Trak Auto, where he became Executive Vice President, Merchandising. From 1971 to 1989, Mr. Brann held various management positions in merchandising and operations with a number of retailers. Mr. Brann has over 30 years of retail experience.

        Frederick W. Major, Senior Vice President, Information Systems, joined PETCO in April 1988 and became Senior Vice President, Information Systems in March 2002. Mr. Major initially served as Management Information Systems Manager and then as Director of Information Systems and most recently as Vice President of Information Systems. From 1983 to 1988, Mr. Major was a Systems Analyst at General Dynamics Corporation. Mr. Major graduated from National University with a degree in computer science.

        Keith G. Martin, Senior Vice President, Operations, joined PETCO in July 2001. From 1999 to 2001, Mr. Martin was President of Country Stores for Gateway, Inc. From 1994 to 1999, Mr. Martin was with Office Depot, Inc., where he held various management positions and was ultimately named Senior Vice President, Stores. From 1974 to 1994, Mr. Martin held various management positions with a number of retailers. Mr. Martin has over 25 years of retail experience. Mr. Martin received a bachelor's degree from State University of New York.

        Janet D. Mitchell, Senior Vice President, Human Resources and Administration, joined PETCO in February 1989. From 1989 to 1998, Ms. Mitchell served as Vice President, Human Resources. From 1981 to 1989, Ms. Mitchell held various management positions in human resources with the Southland Corporation's 7-Eleven stores. From 1978 to 1981, Ms. Mitchell held various positions with the El Torito Restaurant chain. Ms. Mitchell received a bachelor's degree from San Diego State University.

        William M. Woodard, Senior Vice President, Business Development, joined PETCO in January 1991. From 1991 to 1999, Mr. Woodard served as Senior Vice President, Store Operations. From 1987 to 1990, Mr. Woodard was Vice President, Director of Marketing at J. M. Jones, Inc., a wholesale division of SuperValu Stores, Inc. From 1970 to 1987, Mr. Woodard was employed by Safeway Stores, Inc., a grocery retailer, in a number of positions including Retail Operations Manager and Marketing Operations Manager. Mr. Woodard holds an administrative management degree from North Texas State University and an M.B.A. in marketing from the University of Southern California.

        John M. Baumer has served as a director since October 2000, the date we completed our recapitalization. Mr. Baumer became a partner of Leonard Green & Partners, L.P. in January 2001. Mr. Baumer had previously been a Vice President at Leonard Green & Partners since May 1999. Prior to joining Leonard Green & Partners, he had been a Vice President in the Corporate Finance Division of Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, in Los Angeles. Prior to joining DLJ in 1995, Mr. Baumer worked at Fidelity Investments and Arthur Andersen. Mr. Baumer currently serves on the Boards of Directors of Intercontinental Art, Inc., VCA Antech, Inc., Communications & Power Industries, Inc., Leslie's Poolmart, Inc. and Phoenix Scientific, Inc. Mr. Baumer is a 1990 graduate of the University of Notre Dame. He also received his M.B.A. in 1995 from the Wharton School at the University of Pennsylvania.

        Jonathan Coslet has served as a director since October 2000, the date we completed our recapitalization. Mr. Coslet has been an executive of Texas Pacific Group since 1993. Prior to joining Texas Pacific Group, Mr. Coslet was in the Investment Banking Department of DLJ, specializing in leveraged acquisitions and high-yield finance from September 1991 to February 1993. Mr. Coslet serves on the Boards of Directors of Magellan Health Services, Inc. and Oxford Health Plans, Inc.

        John G. Danhakl has served as a director since October 2000, the date we completed our recapitalization. Mr. Danhakl has served as a partner at Leonard Green & Partners since 1995. Prior to becoming a partner at Leonard Green & Partners, Mr. Danhakl was a Managing Director at DLJ and had been with DLJ since 1990. Prior to joining DLJ, Mr. Danhakl was a Vice President at Drexel Burnham Lambert from 1985 to 1990. Mr. Danhakl presently serves on the Boards of Directors of The Arden Group, Inc., Big 5 Sporting Goods, Inc., Communications & Power Industries, Inc., Twin Laboratories, Inc., Diamond Auto Glass Works, Liberty Group Publishing, Leslie's Poolmart, Inc., VCA Antech, Inc., MEMC Electronic Materials, Inc. and Phoenix Scientific, Inc., and on the Board of

Managers of AsianMedia Group LLC. Mr. Danhakl is a 1980 graduate of the University of California at Berkeley. He received his M.B.A. in 1985 from the Harvard Business School.

        Julian C. Day has served as a director since November 2000. In March 2002, Mr. Day became the President and Chief Operating Officer of Kmart Corporation. From 1999 to 2000, Mr. Day was with Sears Roebuck, most recently as Executive Vice President and Chief Operating Officer. From 1992 to 1998, Mr. Day was with Safeway, Inc., where he became Executive Vice President and Chief Financial Officer. Mr. Day is a 1974 graduate of Oxford University. He received his M.B.A. in 1979 from the London Business School.

        Charles W. Duddles has served as a director since March 2002. Mr. Duddles served most recently as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Jack in the Box Inc., the operator and franchiser of the Jack in the Box restaurant chain, where he spent more than 21 years until his retirement in August 2001. Mr. Duddles was formerly a CPA and received an accounting degree from Ferris State University.

        Arthur B. Laffer has served as a director since June 2002. Dr. Laffer has been Chairman of Laffer Associates, an economic research and financial consulting firm, since 1979; Chief Executive Officer of Laffer Advisors Inc., a broker-dealer, since 1981; and Chief Executive Officer of Laffer Investments, an investment management firm, since 1999. Dr. Laffer presently serves on the Boards of Directors of Mastec Inc., Nicholas Applegate Growth Fund, Oxigene, Inc. and Vivendi Environment. Dr. Laffer is a 1963 graduate of Yale University. He received his MBA in 1965 and his Ph.D. in economics in 1971, each from Stanford University.

        William S. Price III has served as a director since November 2000. Mr. Price was a founding partner of Texas Pacific Group in 1992. Prior to forming Texas Pacific Group, Mr. Price was Vice President of Strategic Planning and Business Development for GE Capital, reporting to the Chairman. In this capacity, Mr. Price was responsible for acquiring new business units and determining the business and acquisition strategies for existing businesses. From 1985 to 1991, Mr. Price was employed by the management consulting firm of Bain & Company, attaining officer status and acting as co-head of the Financial Services Practice. Prior to 1985, Mr. Price was employed as an associate specializing in corporate securities transactions with the legal firm of Gibson, Dunn & Crutcher. Mr. Price is a member of the California Bar and graduated with honors in 1981 from the Boalt Hall School of Law at the University of California, Berkeley. He is a 1978 Phi Beta Kappa graduate of Stanford University. Mr. Price serves on the Boards of Directors of Continental Airlines, Inc., Del Monte Foods Company, Denbury Resources, Inc., Gemplus International, S.A. and several private companies.

        All of our directors, other than Charles W. Duddles and Arthur B. Laffer, were initially nominated pursuant to the terms of a stockholders agreement. These nomination rights expired upon the closing of our initial public offering. See "Certain Relationships and Related Transactions—Stockholders Agreement." Prior to consummation of our initial public offering, Green Equity Investors III, L.P. and TPG Partners III, L.P. and its affiliates entered into an agreement, pursuant to which they agreed to vote for two nominees of Green Equity Investors III, L.P. and two nominees of TPG Partners III, L.P. and its affiliates. See "Certain Relationships and Related Transactions—Sponsors Agreement."

Board of Directors and Committees

        Our board is authorized to consist of nine members. In accordance with the terms of our certificate of incorporation, the terms of office of our board of directors are divided into three classes. As a result, a portion of our board of directors will be elected each year. The division of the three classes and their respective election dates are as follows:

  •
  the class I directors' term will expire at the annual meeting of stockholders to be held in 2003;

  •
  the class II directors' term will expire at the annual meeting of stockholders to be held in 2004; and

  •
  the class III directors' term will expire at the annual meeting of stockholders to be held in 2005.

        At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, our bylaws provide that the authorized number of directors may be changed by an amendment to the bylaws duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to our certificate of incorporation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

        We established our compensation committee in April 2002. Our compensation committee currently consists of Messrs. Day and Duddles. Our non-employee directors made all compensation decisions prior to the creation of our compensation committee. The compensation committee is responsible for considering and making recommendations to the board of directors regarding executive compensation and for administering our stock option plans and other incentive compensation plans.

        Our audit committee currently consists of Messrs. Day, Duddles and Laffer, each of whom are "independent," as that term is defined in the Nasdaq Marketplace Rules. Our audit committee has the following responsibilities:

  •
  recommending the engagement of our independent public accountants;

  •
  reviewing the scope of the audit to be conducted by the independent public accountants;

  •
  meeting periodically with the independent public accountants and our Chief Financial Officer to review matters relating to our financial statements, our accounting principles and our system of internal accounting controls;

  •
  overseeing our internal audit function; and

  •
  reporting its recommendations as to the approval of our financial statements to the board of directors.

Director Compensation

        Outside directors receive $7,500 for each board meeting and $2,500 for each regularly scheduled committee meeting which they attend, and also receive an initial grant of options to purchase 15,000 shares of common stock and an annual grant of options to purchase 3,000 shares of common stock under our 2002 incentive award plan. See "—Compensation Plans—2002 Incentive Award Plan." Directors may also be reimbursed for the actual reasonable costs incurred in connection with attendance at board or committee meetings.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. None of the members of our compensation committee at any time has been one of our officers or employees.

Executive Compensation

        The following table sets forth information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer or was one of our four other most highly compensated executive officers during the fiscal year ended February 2, 2002. We refer to these officers as our named executive officers.

Summary Compensation Table

Long-term Compensation Awards
Fiscal Year Compensation
Number of Securities Underlying Options
Name and Principal Position(s)	Fiscal Year					All Other Compensation
		Salary	Bonus
Brian K. Devine Chairman, President and Chief Executive Officer	2001 2000 1999	$625,000 550,000 485,000	$1,255,458 1,143,529 1,125,200	129,056 100,000 100,000	(2) (2)	$10,310 4,855,947 11,627	(3) (4)
Bruce C. Hall Executive Vice President and Chief Operating Officer	2001 2000 1999	350,000 300,000 275,000	562,445 498,994 510,400	25,820 50,000 50,000	(2) (2)	10,222 1,568,950 10,276	(3) (5)
James M. Myers Executive Vice President and Chief Financial Officer	2001 2000 1999	300,000 250,000 213,000	482,096 309,893 247,080	25,816 25,000 25,000	(2) (2)	5,289 730,053 5,905	(3) (6)
Robert E. Brann(1) Senior Vice President, Merchandising	2001 2000 1999	290,000 97,396 —	291,126 103,388 —	12,908 387,092 —		2,627 371 —	(3) (7)
William M. Woodard Senior Vice President, Business Development	2001 2000 1999	250,000 235,000 220,000	251,092 244,299 255,200	12,888 25,000 25,000	(2) (2)	5,859 1,419,439 7,094	(3) (8)

(1)
Mr. Brann joined PETCO in September 2000.

(2)
The number of securities underlying options have not been adjusted to reflect a 22-for-1 common stock split we effected on October 20, 2000 or the 2-for-1 common stock split we effected on February 21, 2002. Other than options to purchase 6,411 shares held by Mr. Myers, these options were exercised and repurchased by us at a price of $22.00 per share on October 2, 2000 in connection with our leveraged recapitalization transaction. The options to purchase 6,411 shares (without adjustment for stock splits) were not repurchased and were exercised on October 25, 2000.

(3)
Includes (A) $5,250, $5,162, $4,112 and $3,152, representing our allocation to defined contribution plans for Messrs. Devine, Hall, Myers and Woodard, respectively, and (B) $5,060, $5,060, $1,177, $2,627 and $2,707, representing our payment of premiums on term life insurance for Messrs. Devine, Hall, Myers, Brann and Woodard, respectively.

(4)
Includes (A) $47,162, representing our allocation to defined contribution plans, (B) $5,160, representing our payment of premiums on term life insurance, and (C) $4,803,624, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.

(5)
Includes (A) $24,203, representing our allocation to defined contribution plans, (B) $5,160, representing our payment of premiums on term life insurance, and (C) $1,539,586, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.

(6)
Includes (A) $14,752, representing our allocation to defined contribution plans, (B) $1,143, representing our payment of premiums on term life insurance, and (C) $714,157, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.

(7)
Represents our payment of premiums on term life insurance.

(8)
Includes (A) $14,370, representing our allocation to defined contribution plans, (B) $2,639, representing our payment of premiums on term life insurance, and (C) $1,402,430, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.

        The following table sets forth information regarding the grant of stock options to purchase shares of our common stock made during the fiscal year ended February 2, 2002 to our named executive officers.

Option Grants in Last Fiscal Year

Individual Grants
Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal 2001
Name				Exercise or Base Price Per Share		Expiration Date
							5%		10%
Brian K. Devine	89,056 40,000	9.9 4.4	% %	$ $	0.61 4.45	8/23/11 1/10/12	$ $	33,884 111,943	$ $	85,869 283,686
Bruce C. Hall	17,820 8,000	2.0 0.9	% %	$ $	0.61 4.45	8/23/11 1/10/12	$ $	6,780 22,389	$ $	17,182 56,737
James M. Myers	17,816 8,000	2.0 0.9	% %	$ $	0.61 4.45	8/23/11 1/10/12	$ $	6,779 22,389	$ $	17,178 56,737
Robert E. Brann	8,908 4,000	1.0 0.4	% %	$ $	0.61 4.45	8/23/11 1/10/12	$ $	3,389 11,194	$ $	8,589 28,369
William M. Woodard	8,888 4,000	1.0 0.4	% %	$ $	0.61 4.45	8/23/11 1/10/12	$ $	3,382 11,194	$ $	8,570 28,369

(1)
These amounts represent assumed rates of appreciation in the price of our common stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of our common stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth, for each of our named executive officers, information regarding the exercise of stock options to purchase shares of our common stock during the fiscal year ended February 2, 2002, the number of shares of common stock underlying stock options held at fiscal year end and the value of options held at fiscal year end.

			Number of Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Brian K. Devine	—	—	129,056	—	$342,420	—
Bruce C. Hall	—	—	25,820	—	$68,518	—
James M. Myers	—	—	25,816	—	$68,503	—
Robert E. Brann	77,420	$8,129	2,580	320,000	$6,844	$1,250,612
William M. Woodard	—	—	12,888	—	$34,174	—

(1)
The dollar values have been calculated by determining the difference between the deemed fair value of the shares underlying the options at February 2, 2002 and the exercise price of the options.

Compensation Plans

        1994 Stock Option Plan.    In 1994, we adopted and our stockholders approved the 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of PETCO Animal Supplies, Inc. The 1994 plan provides for the granting of stock options, stock appreciation rights or restricted stock with respect to shares of common stock to executives and other key employees. Stock options may be granted in the form of incentive stock options or non-statutory stock options and are exercisable for up to ten years following the date of grant. Stock option exercise prices must be equal to or greater than the fair market value of the common stock on the grant date.

        During fiscal 2000, in connection with the merger and recapitalization transaction, we adopted and our stockholders approved an amendment and restatement of the 1994 plan. Pursuant to this amendment and restatement, the total number of shares available for issuance under the plan was reset at 2,620,992 shares. As of January 13, 2003, options to purchase 655,686 shares of common stock were outstanding under the 1994 plan at a weighted average exercise price of approximately $1.09 per share, and 120,836 shares remained available for future grant under the 1994 plan. Upon the completion of our initial public offering, we made all unvested options outstanding under the 1994 plan fully exercisable. Under certain circumstances, we will have the right to repurchase a portion of these options, as well as a portion of the shares acquired upon exercise of the options, pursuant to the terms of our stockholders agreement and our securityholders agreement. See "Certain Relationships and Related Transactions—Stockholders Agreement" and "—Securityholders Agreement."

        2002 Incentive Award Plan.    Our board of directors and stockholders have adopted the 2002 Incentive Award Plan of PETCO Animal Supplies, Inc., which we refer to as the Incentive Plan. The principal purpose of the Incentive Plan is to attract, retain and motivate selected officers, employees, consultants and directors through the granting of stock-based compensation awards. The Incentive Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code), stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments, and other stock-related benefits. Generally, the aggregate share limit under the Incentive Plan is equal to the sum of (1) 1,115,006 shares of common stock, plus (2) on March 1 of each year during the term of the Incentive Plan commencing on March 1, 2003, a number of shares of common stock equal to 2.0% of the total number of issued and outstanding shares of common stock outstanding as of the last day of the fiscal year immediately preceding such March 1. With respect to grants under the Incentive Plan to our independent directors, the aggregate share limit under the Incentive Plan is equal to the sum of (1) 55,750 shares of common stock, plus (2) on March 1 of each year during the term of the Incentive Plan commencing on March 1, 2003, a number of shares of common stock equal to 0.1% of the total number of issued and outstanding shares of common stock as of the last day of the fiscal year immediately preceding such March 1. The maximum number of shares of common stock that may be issued as incentive stock options under the Incentive Plan will not exceed 10,000,000 shares. The maximum number of shares which may be subject to awards granted under the Incentive Plan to any individual in any calendar year cannot exceed 500,000. As of January 13, 2003, options to purchase 619,900 shares of common stock were outstanding under the Incentive Plan at a weighted average exercise price of $19.86 per share, and 550,856 shares remained available for future grant under the Incentive Plan.

        A committee of independent directors administers grants to employees and consultants. Each independent director who serves on the committee that administers the Incentive Plan must also be a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "outside director" under Section 162(m) of the Code. The full board administers the Incentive Plan with respect to options granted to independent directors.

        The Incentive Plan provides that the committee has the authority to (1) select the employees and consultants to whom awards are to be made, (2) determine the number of shares to be issued to recipients of awards and the terms and conditions of the awards and (3) make all other determinations and to take all other actions necessary or advisable for the administration of the Incentive Plan with respect to employees or consultants.

        The Incentive Plan also provides that at certain times our independent directors will automatically be granted options to purchase shares of our common stock. All options granted to our independent directors will have an exercise price per share equal to the fair market value per share of our common stock as of the date of grant and all such options shall be fully exercisable as of the date of grant. Each individual who was an independent director at the time of our initial public offering was granted an option to purchase 15,000 shares of our common stock at the time of our initial public offering and, provided he or she is serving on our board of directors as an independent director at the time, will be granted an option to purchase an additional 3,000 shares of our common stock on each anniversary of our initial public offering during the term of the Incentive Plan. Independent directors who are initially elected or appointed to our board of directors following our initial public offering will be granted an option to purchase 15,000 shares of our common stock on the date of such initial election or appointment and, provided he or she is serving on our board of directors as an independent director at the time, will be granted an option to purchase an additional 3,000 shares of our common stock on each anniversary of the date of such initial election or appointment during the term of the Incentive Plan.

        The committee or, in the case of options issued to independent directors, the entire board, is authorized to adopt, amend and rescind rules relating to the administration of the Incentive Plan, and to amend, suspend and terminate the Incentive Plan. We have attempted to structure the Incentive Plan in a manner such that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Section 162(m) of the Code.

        401(k) plan.    We have a tax-qualified employee savings and retirement plan, or 401(k) plan, covering all of our eligible full-time employees. We adopted the 401(k) plan effective January 1992, and amended and restated the 401(k) plan effective January 1997. Pursuant to the 401(k) plan, participants may elect to contribute, through salary reductions, up to the greater of 20% of their annual compensation or the maximum annual contribution permitted under the Code. Effective April 1, 1998, we adopted a matching provision for 50% of the first 6% of compensation that is contributed by each participating employee. The 401(k) plan is designed to qualify under Section 401 of the Code, so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. The trustee under the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of the investment options under the 401(k) plan.

        Deferred Compensation Plan.    We have established a non-qualified deferred compensation plan for executives. The deferred compensation plan allows employees to defer compensation up to certain specified levels. Under the deferred compensation plan, we match specified percentages of the compensation that is contributed by each participating employee.

        Flexible Benefit Plan.    We maintain the Flexible Benefit Plan of PETCO Animal Supplies, Inc. which provides certain health and welfare benefits for our employees.

Employment Agreements

        We have employment agreements with Messrs. Devine, Myers and Hall.

        Brian K. Devine.    Mr. Devine's employment agreement provides for Mr. Devine to serve as our Chairman of the Board of Directors, President and Chief Executive Officer for a term of three years. This term is continually extended until we give Mr. Devine notice that we no longer wish to extend the term. The employment agreement also provides for Mr. Devine to receive an annual base salary of not less than $550,000, subject to annual increase, and to participate in a bonus plan.

        Mr. Devine's employment agreement provides for customary employment benefits, including, among others, group life, medical, disability and other benefits provided to our executives. In addition, Mr. Devine is entitled to various perquisites that will not exceed $100,000 per year. The employment agreement additionally entitles Mr. Devine to keep his office equipment and his company car for nominal consideration upon completion of his employment term.

        Mr. Devine's employment agreement may be terminated by him with or without good reason (as defined in the employment agreement), or by us with or without cause (as defined in the employment agreement), pursuant to customary termination provisions. Depending upon the circumstances of his termination, including termination following a change of control, Mr. Devine will be entitled to: (1) his base salary for a period of either 18 or 36 months; (2) an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or three times his average annual bonus for the three years immediately preceding his termination; (3) participate in our supplemental executive retirement program; (4) the immediate vesting of, or lapse of restrictions upon, all equity interests in PETCO held by Mr. Devine at the time of termination; (5) the immediate lapse of our call option granted under the terms of the stockholders agreement on all equity interests in PETCO held by Mr. Devine at the time of termination; and (6) additional tax gross-up payments in the amount of any excise tax imposed upon Mr. Devine in connection with the foregoing.

        In connection with Mr. Devine's employment agreement, we entered into a consulting agreement and supplemental executive retirement program with Mr. Devine. Subject to certain exceptions, the consulting agreement allows us to obtain Mr. Devine's services for up to ten hours per week for a period of ten years following the end of Mr. Devine's full-time employment with us. Under the consulting agreement, we will pay Mr. Devine 25% of his final base salary immediately preceding his termination of full-time employment with us. Under the supplemental executive retirement program, we will pay Mr. Devine 25% of his final base salary for the first ten years following the end of his employment with us and 50% of his final base salary for the next ten years or upon the earlier death or disability of Mr. Devine. All payments under the supplemental executive retirement program will be reduced by any other qualified retirement plan payments payable to Mr. Devine other than under his 401(k) plan.

        Bruce C. Hall.    Mr. Hall's employment agreement with us provides for Mr. Hall to serve as our Executive Vice President and Chief Operating Officer for a term of three years. This term is continually extended until we give Mr. Hall notice that we no longer wish to extend the term. The provisions of Mr. Hall's employment agreement are substantially the same as those of Mr. Devine outlined above with the following exceptions: (1) Mr. Hall's annual base salary will be no less than $300,000, subject to annual increase; (2) Mr. Hall is entitled to various perquisites that will not exceed $25,000 per year; and (3) Mr. Hall will not be entitled to participate in our supplemental executive retirement program upon termination.

        Mr. Hall's employment agreement includes customary termination provisions which are substantially the same as those of Mr. Devine outlined above, with the following exceptions. Depending upon the circumstances of his termination, including termination following a change of control, Mr. Hall will be entitled to his base salary for a period of either nine or 18 months, and an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or one-and-a-half times his average annual bonus for the three years immediately preceding his termination.

        James M. Myers.    Mr. Myers' employment agreement with us provides for Mr. Myers to serve as our Executive Vice President and Chief Financial Officer for a term of three years. This term is continually extended until we give Mr. Myers notice that we no longer wish to extend the term. The provisions of Mr. Myers' employment agreement are substantially the same as those of Mr. Devine outlined above with the following exceptions: (1) Mr. Myers' annual base salary will be no less than $250,000, subject to annual increase; (2) Mr. Myers is entitled to various perquisites that will not exceed $25,000 per year; and (3) Mr. Myers will not be entitled to participate in our supplemental executive retirement program upon termination.

        Mr. Myers' employment agreement includes customary termination provisions which are substantially the same as those of Mr. Devine outlined above, with the following exceptions. Depending upon the circumstances of his termination, including termination following a change of control, Mr. Myers will be entitled to his base salary for a period of either nine or 18 months, and an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or one-and-a-half times his average annual bonus for the three years immediately preceding his termination.

Retention Agreements

        We have retention agreements with each of our senior officers, other than Messrs. Devine, Myers and Hall which require us, among other things, to provide severance benefits to each officer upon termination of the officer's employment by us without cause or by the officer for good reason if the termination is in connection with, or within one year after, the occurrence of a change of control of PETCO. These benefits consist of (1) continuation of base salary and benefits for up to 12 months following termination of the officer, and (2) a lump-sum payment, payable upon termination, in an amount equal to the bonus that the officer would have received if the officer had been employed during the 12 months following termination. In addition, in the event of a change in control, all of the officers' rights to exercise options held by the officer at the time of the change in control will vest and become immediately exercisable.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of the shares of our common stock as of January 13, 2003, and as adjusted to give effect to the sale of 2,400,000 shares of common stock in this offering by us and the sale of 10,100,000 shares of common stock in this offering by selling stockholders, by:

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  our executive officers and directors as a group;

  •
  each person known by us to beneficially own five percent or more of our outstanding common stock; and

  •
  each selling stockholder participating in this offering.

        Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of January 13, 2003 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise indicated, the address for each of the stockholders listed below is c/o PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121.

	Shares of Common Stock Beneficially Owned Before the Offering			Shares of Common Stock To Be Sold In the Offering	Shares of Common Stock Beneficially Owned After the Offering
Name
	Number		Percentage		Number	Percentage
Named Executive Officers:
Brian K. Devine	3,512,967	(1)	6.1%	400,000	3,112,967	5.2%
Bruce C. Hall	766,666		1.3	80,000	686,666	1.1
James M. Myers	766,666	(2)	1.3	80,000	686,666	1.1
Robert E. Brann	379,166	(3)	*	40,000	339,166	*
William M. Woodard	383,334	(4)	*	40,000	343,334	*
Non-Employee Directors:
John M. Baumer	—	(5)	*	—	—	*
Jonathan Coslet	—	(6)	*	—	—	*
John G. Danhakl	—	(7)	*	—	—	*
Julian C. Day	36,412	(8)	*	—	36,412	*
Charles W. Duddles	17,000	(9)	*	—	17,000	*
Arthur B. Laffer	15,000	(10)	*	—	15,000	*
William S. Price III	—	(11)	*	—	—	*
All executive officers and directors as a group (15 persons)	6,689,710	(12)	11.6	730,000	5,959,710	9.9

Selling Stockholders:
Green Equity Investors III, L.P.(13)(14)	15,030,954	26.2%	4,685,000	10,345,954	17.3%
TPG Partners III, L.P.(13)(15)	11,368,813	19.8	3,543,547	7,825,266	13.1
TPG Parallel III, L.P.(13)(15)	2,185,952	3.8	681,340	1,504,612	2.5
TPG Dutch Parallel III, C.V.(13)(15)	723,320	1.3	225,452	497,868	*
FOF Partners III-B, L.P.(13)(15)	420,265	*	130,992	289,273	*
TPG Investors III, L.P.(13)(15)	313,696	*	97,775	215,921	*
FOF Partners III, L.P.(13)(15)	18,909	*	5,894	13,015	*
Frederick W. Major	45,833	*	10,000	35,833	*
Keith G. Martin(16)	383,333	*	40,000	343,333	*
Janet D. Mitchell(17)	383,333	*	40,000	343,333	*

  *
  indicates less than one percent

  (1)
  Includes 2,000,000 shares held by Devine Investments, LLC, for which Mr. Devine has sole voting and disposition authority. Also includes 40,000 shares held equally by Mr. Devine's children, Brooke K. Devine and Brian K. Devine, Jr., for which Mr. Devine disclaims beneficial ownership.

  (2)
  Shares are held by the Myers Family Trust U/A/D 6/21/02, for which Mr. Myers and his wife share voting and disposition authority.

  (3)
  Includes 110,953 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of January 13, 2003.

  (4)
  Includes 84,555 shares held by the Woodard Family Trust UTD 1/15/96 and 298,779 shares held by Woodard Enterprises, LLC. Mr. Woodard has sole voting and disposition authority over all such shares.

  (5)
  Mr. Baumer is a partner of Leonard Green & Partners, L.P., which is an affiliate of Green Equity Investors III, L.P., and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by Green Equity Investors III, L.P. Mr. Baumer disclaims beneficial ownership of such shares of common stock.

  (6)
  Mr. Coslet is an executive of Texas Pacific Group, and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by each of TPG Partners III, L.P., TPG Parallel III, L.P., TPG Dutch Parallel III, C.V., TPG Investors III, L.P., FOF Partners III, L.P. and FOF Partners III-B, L.P. Mr. Coslet disclaims beneficial ownership of such shares of common stock.

  (7)
  Mr. Danhakl is a partner of Leonard Green & Partners, L.P., which is an affiliate of Green Equity Investors III, L.P., and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by Green Equity Investors III, L.P. Mr. Danhakl disclaims beneficial ownership of such shares of common stock.

  (8)
  Includes 16,412 shares of common stock held by the Day Annuity Trust, for which Mr. Day has sole voting and disposition authority. Mr. Day disclaims beneficial ownership of such shares of common stock. Also includes 15,000 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of January 13, 2003.

  (9)
  Includes 15,000 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of January 13, 2003.

  (10)
  Represents shares of common stock subject to options which are currently exercisable or exercisable within 60 days of January 13, 2003.

  (11)
  Mr. Price is a founding partner of Texas Pacific Group, and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by each of TPG Partners III, L.P., TPG Parallel III, L.P., TPG Dutch Parallel III, C.V., TPG Investors III, L.P., FOF Partners III, L.P. and FOF Partners III-B, L.P. Mr. Price disclaims beneficial ownership of such shares of common stock.

  (12)
  Includes 425,986 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of January 13, 2003.

  (13)
  We refer to TPG Partners III, L.P., TPG Parallel III, L.P., TPG Dutch Parallel III, C.V., TPG Investors III, L.P., FOF Partners III, L.P. and FOF Partners III-B, L.P. collectively as Texas Pacific Group. Green Equity Investors III, L.P. and Texas Pacific Group are parties to an agreement, pursuant to which, among other things, they have agreed to vote for two nominees of each of Green Equity Investors III, L.P. and Texas Pacific Group to serve on our board of directors.

  (14)
  The address of Green Equity Investors III, L.P. is 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

  (15)
  The address of each of TPG Partners III, L.P., TPG Parallel III, L.P., TPG Dutch Parallel III, C.V., TPG Investors III, L.P., FOF Partners III, L.P. and FOF Partners III-B, L.P. is 301 Commerce Street, Suite 3330, Fort Worth, Texas 76102.

  (16)
  Includes 270,033 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of January 13, 2003.

  (17)
  Shares are held by the Mitchell Family Trust UTD dated 11/9/00, for which Ms. Mitchell has sole voting and disposition authority.

        If the underwriters' over-allotment option is exercised in full, the selling stockholders identified below will sell an aggregate of 1,875,000 shares allocated to the selling stockholders as follows:

		Shares of Common Stock Beneficially Owned After the Offering if Over-Allotment Option is Exercised in Full
Name of Selling Stockholder	Shares of Common Stock Subject to Over-Allotment Option
		Number	Percentage
Green Equity Investors III, L.P.(13)(14)	937,500	9,408,454	15.7%
TPG Partners III, L.P.(13)(15)	709,088	7,116,178	11.9
TPG Parallel III, L.P.(13)(15)	136,341	1,368,271	2.3
TPG Dutch Parallel III, C.V.(13)(15)	45,114	452,754	*
FOF Partners III-B, L.P.(13)(15)	26,212	263,061	*
TPG Investors III, L.P.(13)(15)	19,566	196,355	*
FOF Partners III, L.P.(13)(15)	1,179	11,836	*

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recapitalization Transaction

        On October 2, 2000, we completed a recapitalization with BD Recapitalization Holdings LLC, an entity controlled by Leonard Green and Texas Pacific Group, the sponsors of the transaction, in a transaction valued at approximately $600 million. In the recapitalization, each issued and outstanding share of our common stock was cancelled and converted into the right to receive $22.00 per share in cash, with the exception of an aggregate of 134,351 shares retained by five members of our management. We also issued an aggregate of $195.0 million of our common stock and preferred stock and an aggregate of $120.0 million of senior subordinated debt, entered into a $350.0 million senior credit facility, retired debt under our then existing credit facility and repurchased all of our outstanding common stock other than the 134,351 shares retained by management for an aggregate price of approximately $463.4 million. Net proceeds from the issuance of new shares of common stock in the recapitalization were approximately $15.9 million. As a result of stock splits we have effected since the recapitalization transaction, the 134,351 retained shares now represent 5,911,444 shares of common stock.

Stockholders Agreement

        On October 2, 2000, we entered into a stockholders agreement with each of our then stockholders. The stockholders agreement provided for a number of rights which expired upon the closing of our initial public offering, including director nomination rights, rights of first option and first offer, subscription rights and drag-along rights. The parties to the stockholders agreement amended and restated the stockholders agreement in connection with our initial public offering. Under the terms of the amended and restated stockholders agreement we have the right to purchase shares held by an employee who is a party to the stockholders agreement upon that employee voluntarily terminating employment with us. The shares subject to this purchase right decrease in two or three equal annual installments, based on the employee's term of employment with us.

        Under the amended and restated stockholders agreement, some of our stockholders, including Leonard Green and Texas Pacific Group, may demand that we file a registration statement under the Securities Act covering some or all of the stockholder's registrable securities. In addition, if we propose to register any of our equity securities under the Securities Act, other than in connection with a demand registration or other excluded registration, these stockholders may require us to include all or a portion of their registrable securities in the registration and in any related underwriting. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of registrable securities. In general, we will bear all fees, costs and expenses of registrations, other than underwriting discounts and commissions. The parties to the stockholders agreement have agreed to waive any registration rights they may have in connection with this offering.

Securityholders Agreement

        On October 2, 2000, we entered into a securityholders agreement with each of our then securityholders. The securityholders agreement provided for a number of rights which expired upon the closing of our initial public offering, including rights of first option, subscription rights and drag-along rights. The parties to the securityholders agreement amended and restated the securityholders agreement in connection with our initial public offering. Under the terms of the amended and restated securityholders agreement we have the right to purchase shares held by an employee who is a party to the securityholders agreement upon that employee voluntarily terminating employment with us. The shares subject to this purchase right decrease in two or three equal annual installments, based on the employee's term of employment with us.

Management Services Agreement

        On October 2, 2000, we entered into a ten year management services agreement with Leonard Green and Texas Pacific Group, who acted as the managers under the agreement. Under the management services agreement, the managers provided management, consulting and financial planning services and transaction-related financial advisory and investment banking services to us and our subsidiaries. We paid a one-time structuring fee of $8.0 million to the managers in October 2000 under the agreement. The managers received an annual fee of approximately $3.1 million as compensation for the general services they provided under the management services agreement and normal and customary fees for transaction-related services, and were reimbursed for out-of-pocket expenses. Shortly after the closing of our initial public offering, we paid Leonard Green and Texas Pacific Group an aggregate amount of approximately $12.5 million to terminate the management services agreement.

Indebtedness of Directors and Officers

        On October 25, 2000, we made a loan to James M. Myers, our Executive Vice President, Chief Financial Officer and a director, in the aggregate principal amount of $85,000. We made this loan to Mr. Myers to fund the exercise of his remaining stock options and to pay certain taxes in connection with the exercise of these options. This loan was evidenced by a secured promissory note bearing interest at the rate of 6.22%, compounded annually. As of January 13, 2003, the date Mr. Myers repaid the loan, including principal and accrued interest, the outstanding balance of the loan was $97,210. On January 11, 2002, we made a loan to Frederick W. Major, our Senior Vice President, Information Systems, in the aggregate principal amount of $85,171. We made this loan to Mr. Major to fund the exercise of his vested stock options and to pay certain taxes in connection with the exercise of these options. This loan is evidenced by a secured promissory note which matures on January 11, 2005 and bears interest at the rate of 6.00%, compounded annually, and is payable at maturity. As of December 28, 2002, the outstanding balance of the loan was $90,099, inclusive of accrued interest. As of July 30, 2002, we no longer make new loans, and will not make any material modification (as construed under the Sarbanes-Oxley Act of 2002) to any existing loans, to any executive officer or director.

Receipt of Proceeds from the Initial Public Offering

        Upon completion of our initial public offering, we redeemed all of the outstanding shares of our preferred stock. Leonard Green and Texas Pacific Group each beneficially owned 51,081.5 shares of our series A preferred stock and 36,000 shares of our series B preferred stock. Affiliates of Trust Company of the West owned 5,815 shares of our series A preferred stock and 4,097 shares of our series B preferred stock. Julian Day, one of our directors, owned 54 shares of our series A preferred stock and 38 shares of our series B preferred stock. As a result of their ownership of preferred stock, Leonard Green and Texas Pacific Group each received approximately $110.8 million, affiliates of Trust Company of the West received an aggregate amount of approximately $12.6 million and Julian Day received approximately $0.1 million upon the redemption of the preferred stock.

Redemption of 13% Senior Subordinated Notes due 2010

        In October 2001, we used a portion of the proceeds from the issuance of our senior subordinated notes to redeem all $120.0 million in aggregate principal amount of the 13% senior subordinated notes due 2010 we had issued in connection with the recapitalization transaction for an aggregate redemption price of $128.4 million, including an $8.4 million redemption premium. Entities affiliated with Trust Company of the West owned approximately $80.0 million in principal amount of the 13% senior subordinated notes due 2010 on the redemption date and received an aggregate of approximately $85.6 million in connection with the redemption of such notes.

Sponsors Agreement

        Prior to consummation of our initial public offering, Leonard Green and Texas Pacific Group entered into an agreement, pursuant to which Leonard Green and Texas Pacific Group agreed to vote for two nominees of Leonard Green and two nominees of Texas Pacific Group. In addition, Leonard Green and Texas Pacific Group have each granted the other the right to participate in certain sales by such party, as well as rights of first offer on such party's shares of common stock.

DESCRIPTION OF CAPITAL STOCK

        This prospectus contains a summary of the material terms of our capital stock. The following description of our capital stock is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

        Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

        As of January 13, 2003, there were 57,372,567 shares of common stock outstanding, held of record by approximately 100 stockholders. Holders of shares of our common stock are entitled to one vote per share on matters to be voted upon by the stockholders and, subject to the prior rights of the holders of preferred stock, to receive dividends when and as declared by the board of directors with funds legally available therefor and to share ratably in our assets legally available for distribution to the stockholders in the event of liquidation or dissolution, after payment of all debts and other liabilities. For a description of our dividend policy, please refer to the information in this prospectus under the heading "Dividend Policy." Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. Our common stock does not have cumulative voting rights, which means the holder or holders of more than one-half of the shares voting for the election of directors can elect all of the directors then being elected. All of the outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Preferred Stock

        Our certificate of incorporation provides that our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share, in one or more series and to fix the powers, preferences, privileges, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series, without any further vote or action by stockholders. We believe that the board of directors' authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control. We have no outstanding shares of preferred stock and no present plan to issue any shares of preferred stock.

Registration Rights

        After giving effect to this offering, under our amended and restated stockholders agreement, the holders of 27,281,248 shares of common stock, or their transferees, will, subject to certain conditions, have the right to require us to register their shares under the Securities Act, so that those shares may be publicly resold, or to include their shares in any registration statement we file.

        Demand Registration Rights.    Under the stockholders agreement, various holders may demand that we file registration statements under the Securities Act covering some or all of the holder's or holders' registrable securities. The stockholders agreement limits the number of demand registrations that we are required to make on behalf of the holders. In addition, if we are eligible to file a registration statement on Form S-3, the holders, subject to specified conditions, have the right to demand that we file a registration statement on Form S-3 so long as the aggregate amount of securities to be sold under the registration statement on Form S-3 are expected to result in gross proceeds of at least $2.0 million. In an underwritten offering, the managing underwriter has the right, subject to specified conditions, to limit the number of registrable securities.

        Piggyback Registration Rights.    In addition, holders have "piggyback" registration rights. If we propose to register any of our equity securities under the Securities Act other than pursuant to demand registration rights noted above or specified excluded registrations, holders may require us to include all or a portion of their registrable securities in the registration and in any related underwriting. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of registrable securities.

        In general, we will bear all fees, costs and expenses of registrations, other than underwriting discounts and commissions.

Anti-takeover Provisions of our Charter, Bylaws and Delaware General Corporation Law

        Stockholder Action; Advance Notification of Stockholder Nominations and Proposals. Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also requires that special meetings of stockholders be called only by our board of directors, our chairman or our president. In addition, our bylaws provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a stockholder who gives written notice to us no later than 90 days prior nor earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

        Number, Election and Removal of the Board of Directors.    Our certificate of incorporation provides that the authorized number of directors will be as set forth in the bylaws and may be changed only by an amendment to the bylaws duly adopted by the board of directors or our stockholders. Our bylaws will provide that the board of directors may consist of between five and fifteen members to be determined from time to time by resolution of the board of directors. Our board of directors consists of nine members divided into three different classes. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Between stockholder meetings, directors may be removed by our stockholders only for cause, and the board of directors may appoint new directors to fill vacancies or newly created directorships. These provisions may deter a stockholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the vacancies created by removal with its own nominees.

        Delaware Anti-Takeover Law.    We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Indemnification of Directors and Officers and Limitation of Liability

        Our certificate of incorporation and bylaws allow us to eliminate the personal liability of our directors and to indemnify directors and officers to the fullest extent permitted by the DGCL.

        We have also entered into indemnity agreements with each of our directors and officers, which provide for mandatory indemnity of an officer or director made party to a "proceeding" by reason of the fact that he or she is or was an officer or director of ours, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. These agreements also obligate us to advance expenses to an indemnitee provided that he or she will repay advanced expenses in the event he or she is not entitled to indemnification. Indemnitees are also entitled to partial indemnification, and indemnification for expenses incurred as a result of acting at our request as a director, officer or agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by us.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the above provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

        Our common stock is listed on The Nasdaq Stock Market's National Market under the symbol "PETC."

DESCRIPTION OF CERTAIN INDEBTEDNESS

        This summary highlights the principal terms of the agreements and instruments governing our outstanding indebtedness.

Senior Credit Facility

        Structure.    We have a senior credit facility with a syndicate of banks that expires between October 2, 2006 and October 2, 2008. Prior to amendments in August 2002, the senior credit facility consisted of a $75.0 million revolving credit facility and a $195.0 million term loan facility. On August 6, 2002, we completed a refinancing of our existing term loan facility into a new $193.5 million term loan facility. The refinancing resulted in an interest rate reduction of 0.5% on the term loan facility.

        As a result of the refinancing, the senior credit facility currently consists of a $75.0 million revolving credit facility and a $193.5 million term loan facility for a total commitment of $268.5 million. Borrowings under the senior credit facility are secured by substantially all of our assets and bear interest (1) in the case of the revolving facility, at our option, at the agent bank's base rate plus a margin of up to 2.25%, or LIBOR plus a margin of up to 3.25%, based on our leverage ratio at the time, and (2) in the case of the term loan facility, at our option, at the agent bank's base rate plus a fixed margin of 2.0%, or LIBOR plus a fixed margin of 3.0%. The agreement governing our senior credit facility contains certain affirmative and negative covenants related to, among other things, indebtedness, interest and fixed charges coverage and consolidated net worth. We were in full compliance with all of these covenants at November 2, 2002. At November 2, 2002, the outstanding balance of our term loan facility was $193.0 million, and there were no borrowings on our revolving credit facility which has $62.2 million of available credit. As of November 2, 2002, the weighted average interest rate on our senior credit facility was    %, including costs under our hedge. The hedge expired in December 2002 pursuant to its terms.

        Guarantees and Security.    Our obligations under our senior credit facility are guaranteed by each of our domestic subsidiaries. The borrowings under our senior credit facility and the subsidiary guarantees are secured by substantially all of our assets and the assets of the subsidiary guarantors. In addition, borrowings under our senior credit facility are secured by a pledge of all of the capital stock, or similar equity interests, of the subsidiary guarantors, as well as approximately 60% of the shares of an existing Canadian subsidiary. Our future domestic and foreign subsidiaries with assets or revenues in excess of $1.0 million will be required to enter into similar pledge agreements and guarantees, subject to limitations on the amount of stock of foreign subsidiaries required to be pledged.

        Maturity.    We are required to repay the amount borrowed under the term loan facility in quarterly installments on December 31, March 31, June 30 and September 30 of each loan year. Quarterly payments equal approximately $0.5 million per quarter through September 2006 and then approximately $23.5 million per quarter through June 2008. Any unpaid balance on the term loan facility is due at maturity on October 2, 2008. The entire outstanding principal amount under the revolving credit facility is due on October 2, 2006. Mandatory prepayments under the term loan facility are applied pro rata to each required quarterly payment, subject to a lender's ability to waive a term loan facility payment and have it applied to the revolving credit facility. The term loan facility and the revolving credit facility may be voluntarily prepaid in whole or in part without premium or penalty.

        Fees.    We are required to pay the lenders under our revolving credit facility a per annum commitment fee based on the daily average unused portion of the revolving credit facility (reduced by the amount of letters of credit issued and outstanding). We also are obligated to pay letter of credit fees based on the aggregate stated amount of outstanding letters of credit.

        Covenants.    Our senior credit facility contains financial covenants that require us to satisfy, on a consolidated basis, specified quarterly financial tests, including:

  •
  a minimum consolidated interest expense coverage ratio;

  •
  a minimum fixed charge coverage ratio;

  •
  a maximum consolidated pro forma senior leverage ratio; and

  •
  a maximum consolidated pro forma total leverage ratio.

        Our senior credit facility also contains a number of other customary covenants that, among other things, restrict our ability and that of our subsidiaries to:

  •
  dispose of assets;

  •
  incur additional debt;

  •
  prepay other debt, subject to specified exceptions, or amend specified debt instruments;

  •
  pay dividends;

  •
  create liens on assets;

  •
  amend our certificate of incorporation or bylaws;

  •
  make investments, loans or advances;

  •
  make acquisitions;

  •
  engage in mergers or consolidations;

  •
  change the business conducted by us or our subsidiaries;

  •
  engage in sale and leaseback transactions;

  •
  sell accounts receivables;

  •
  purchase shares of our outstanding common stock;

  •
  make capital expenditures or engage in transactions with affiliates; and

  •
  otherwise undertake various corporate activities.

        Events of Default.    Our senior credit facility also contains customary events of default, including defaults based on:

  •
  nonpayment of principal, interest or fees when due, subject to specified grace periods;

  •
  cross-defaults to other debt;

  •
  breach of specified covenants;

  •
  material inaccuracy of representations and warranties;

  •
  certain other defaults under the credit documents;

  •
  events of bankruptcy and insolvency;

  •
  material judgments;

  •
  dissolution and liquidation;

  •
  failure to meet certain requirements imposed on pension plans by the Code and the Employee Retirement Income Security Act of 1974;

  •
  events requiring the prepayment or acquisition of subordinated debt;

  •
  events constituting a change in control, including (1) prior to an initial public offering, Leonard Green and Texas Pacific Group or their respective affiliates failing to beneficially own and control at least 51% of our outstanding stock entitled to vote for the election of directors, (2) following an initial public offering (A) any person other than Leonard Green and Texas Pacific Group or their respective affiliates beneficially owning greater than 35% of our voting stock, (B) Leonard Green and Texas Pacific Group or their respective affiliates failing to beneficially own at least 35% of our voting stock or failing to beneficially own a greater percentage of our outstanding stock entitled to vote for the election of directors than the percentage of such stock beneficially owned by any other person or (C) Leonard Green and Texas Pacific Group or their respective affiliates failing to beneficially own and control a greater percentage of our voting stock than the percentage of such stock owned and controlled by any other person, or (3) a change in a majority of the members of our board of directors serving immediately following the recapitalization or directors elected to our board of directors with the approval of a majority of the directors serving immediately following the recapitalization; and

  •
  invalidity of any guaranty or security interest.

        Mandatory Prepayment Upon Certain Events.    Based upon formulas stated in each facility, all or a portion of the proceeds from asset sales, insurance/condemnation proceedings, equity offerings, including this offering, and debt issuances, as well as excess cash flow, must be used to pay down the outstanding balances under our senior credit facility. We expect that the lenders under our senior credit facility will waive the requirement that we must use a portion of the proceeds of this offering to pay down outstanding balances under the senior credit facility. We also expect that the lenders will agree to certain other waivers in connection with the offering, including the restriction against using the proceeds of the offering to redeem or repurchase our senior subordinated notes, and will modify the terms of the senior credit facility to clarify that this offering will not be construed as a change of control under the senior credit facility.

10.75%  Senior Subordinated Notes due 2011

        In October 2001, we sold $200.0 million aggregate principal amount of our senior subordinated notes in an offering that was not registered under the Securities Act. In March 2002, we repurchased $30.0 million in aggregate principal amount of our senior subordinated notes at 110.5% of their face amount, plus accrued and unpaid interest through the repurchase date. As a result of this repurchase, $170.0 million in aggregate principal amount of our senior subordinated notes are currently outstanding.

        In June 2002, we completed an exchange offer of all of our outstanding senior subordinated notes for substantially identical senior subordinated notes that are registered under the Securities Act and that do not bear any legend restricting their transfer. All of our outstanding senior subordinated notes were tendered in the exchange offer and accepted for exchange.

        The senior subordinated notes:

  •
  are subject to the provisions of an indenture;

  •
  are senior subordinated obligations of ours;

  •
  will mature on November 1, 2011; and

  •
  bear interest at the rate of 10.75% per annum, which interest is to be paid semi-annually on May 1 and November 1 of each year, commencing May 1, 2002.

        Redemption.    We may redeem the senior subordinated notes, in whole or in part, at our option at any time on or after November 1, 2006. If we choose this optional redemption, we are required to redeem the senior subordinated notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on November 1 of the years indicated below:

Year	Percentage
2006	105.375%
2007	103.583%
2008	101.792%
2009 and thereafter	100.000%

        In addition, at any time on or prior to November 1, 2004, we may redeem up to 35% of the original aggregate principal amount of the senior subordinated notes with the net proceeds of one or more qualified equity offerings, at a redemption price equal to 110.75% of the aggregate principal amount to be redeemed, together with accrued and unpaid interest, if any to the date of redemption; provided that at least 65% of the original aggregate principal amount of the senior subordinated notes remains outstanding after each redemption.

        Subordination and Guarantees.    The senior subordinated notes (1) are junior to all of our existing senior indebtedness and will be junior to all future senior indebtedness, (2) will be pari passu with all of our future senior subordinated indebtedness and (3) will be senior to all of our future indebtedness that is expressly subordinated to the senior subordinated notes.

        All of our existing domestic restricted subsidiaries have guaranteed, and all of our future domestic restricted subsidiaries will guarantee, our obligation to pay principal, premium, if any, and interest on the senior subordinated notes. The guarantees (1) are junior to all existing senior indebtedness of these subsidiaries and will be junior to all future senior indebtedness of these subsidiaries, (2) will rank pari passu with all future senior subordinated indebtedness of these subsidiaries and (3) will rank senior to all future indebtedness of these subsidiaries that is expressly subordinated to the guarantees.

        Covenants.    In the indenture relating to the senior subordinated notes, we agreed to some restrictions that limit, among other things, our and some of our subsidiaries' ability to:

  •
  incur more debt;

  •
  pay dividends, redeem stock or make other distributions;

  •
  make investments;

  •
  create liens;

  •
  enter into transactions with affiliates;

  •
  merge or consolidate; and

  •
  transfer or sell assets.

        In addition, in the event of a change of control, as defined in the indenture, each holder of senior subordinated notes will have the right to require us to repurchase all or part of the holder's senior subordinated notes at a price equal to 101% of the principal amount of the senior subordinated notes, plus accrued and unpaid interest.

        Events of Default.    Events of default under the indenture include but are not limited to:

  •
  the failure to pay any interest on any senior subordinated note when due, which failure continues for 30 days;

  •
  the failure to pay principal of or premium, if any, on any senior subordinated note when due;

  •
  the failure to comply with any of our other agreements in the indenture or the senior subordinated notes;

  •
  some defaults under the terms of our other indebtedness, whether the indebtedness existed before the issuance of the senior subordinated notes or is created after;

  •
  the failure by us or some of our subsidiaries to pay final judgments aggregating at any one time in excess of $17.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  •
  the holding in any judicial proceeding that a note guarantee is unenforceable or invalid or that a note guarantee ceases for any reason to be in full force and effect, or any guarantor denies or disaffirms its obligations under its note guarantee; and

  •
  certain events of bankruptcy or insolvency.

        If an event of default, other than events of bankruptcy or insolvency, occurs and is continuing, the maturity date of all of the senior subordinated notes may be accelerated. If a bankruptcy or insolvency occurs, the outstanding senior subordinated notes will automatically become immediately due and payable.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following summary describes the material United States federal income tax consequences of the ownership of common stock by a non-U.S. holder as of the date hereof. This discussion does not address all aspects of United States federal income taxes that may be relevant to a non-U.S. holder of common stock. For example, in the case of a non-U.S. holder that is a partnership, the United States tax consequences of holding and disposing of our common stock may be affected by determinations made at the partner level. This discussion also does not address foreign, state and local tax consequences. Special rules may apply to certain non-U.S. holders, such as insurance companies, tax-exempt organizations, banks, financial institutions, dealers in securities, holders of securities held as part of a "straddle," "hedge" or "conversion transaction," "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and corporations that accumulate earnings to avoid United States federal income tax, that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or the Code. Such persons should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and these authorities may be repealed, revoked or modified with retroactive effect so as to result in United States federal income tax consequences different from those discussed below.

        Persons considering the purchase, ownership or disposition of common stock should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

        As used in this section, a "U.S. holder" of common stock means a holder that is (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless in the case of a partnership, United States Treasury regulations provide otherwise, (3) an estate the income of which is subject to United States federal income taxation regardless of its source and (4) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A "non-U.S. holder" is a holder that is not a U.S. holder.

Dividends

        Dividends paid to a non-U.S. holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder, are not subject to withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder of common stock who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends paid will be required to satisfy applicable certification and other requirements and may be required to obtain a United States taxpayer identification number.

        A non-U.S. holder of common stock eligible for a reduced rate of United States withholding tax may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service, or the IRS.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (1) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met or (3) we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

        A non-U.S. holder described in clause (1) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates and, if it is a corporation, may be subject to the branch profits tax at a rate equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

        We believe we are not and do not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder may be subject to back-up withholding unless applicable certification requirements are met.

        Payment of the proceeds of a sale of common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of common stock conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

SHARES ELIGIBLE FOR FUTURE SALE

        Our common stock has been listed on The Nasdaq Stock Market's National Market under the symbol "PETC" since it was initially offered to the public on February 22, 2002. Future sales of substantial amounts of our common stock in the public market, or the availability of such shares for sale, including shares issued upon the exercise of outstanding options, could adversely affect the market price of our common stock. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Sale of Restricted Shares

        Based on shares outstanding as of January 13, 2003, and after giving effect to this offering, we will have an aggregate of 59,772,567 shares of common stock outstanding, assuming no exercise of outstanding options to purchase common stock. All of the 12,500,000 shares of common stock to be sold in this offering, the 16,675,000 shares of common stock sold in our initial public offering and the shares sold to date by our stockholders pursuant to Rules 144, 144(k) or 701 under the Securities Act will be freely tradable without restriction in the public market, unless these shares are held by "affiliates," as that term is defined in Rule 144(a) under the Securities Act. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer.

        The shares of common stock we issued and sold prior to our initial public offering in reliance on exemptions from the registration requirements of the Securities Act, and the shares retained by senior management in connection with our recapitalization transaction in October 2000, are eligible for public sale if registered under the Securities Act or sold in accordance with Rules 144, 144(k) or 701 thereunder, except for 26,225,633 shares currently held by our officers, directors and the selling stockholders, which we expect will be subject to lock-up agreements under which these individuals will agree not to offer or sell any of these shares of common stock for a period of 90 days from the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., on behalf of the underwriters. Sales of a substantial number of shares of our common stock following the expiration of the lock-up period could cause our stock price to fall.

Rule 144

        In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately 600,000 shares immediately after this offering, or

  •
  the average weekly trading volume of our common stock on The Nasdaq Stock Market's National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

        Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, all "144(k) shares" may be sold without restriction, subject to the provisions of the lock-up agreements described below.

Rule 701

        In general under Rule 701, any employee, director, officer, consultant or advisor who purchased his or her shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of our initial public offering is entitled to resell such shares without having to comply with the holding period requirements or other restrictions contained in Rule 144.

        The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration Rights

        After giving effect to this offering, under our amended and restated stockholders agreement, the holders of 27,281,248 shares of common stock, or their transferees, will, subject to certain conditions, have the right to require us to register their shares under the Securities Act, so that those shares may be publicly resold, or to include their shares in any registration statement we file. Registration of the sale of these shares of our common stock would permit their sale into the market immediately. If our existing stockholders sell a large number of shares, the market price of our common stock could decline. Holders of substantially all of the shares with these registration rights are subject to lock-up periods of 90 days following the date of this prospectus. Please refer to the information in the prospectus under the heading "Description of Capital Stock—Registration Rights" for a further discussion of these registration rights.

Stock Options

        As of January 13, 2003, options to purchase an aggregate of 1,275,586 shares of common stock were outstanding under the 1994 plan and the Incentive Plan, and an aggregate of 671,692 shares of common stock were reserved for future issuance pursuant to such plans. In March 2002, we filed a registration statement on Form S-8 to register all of the shares of common stock which could be purchased upon the exercise of stock options outstanding on that date and all other shares of common stock reserved for future issuance under the 1994 plan and the Incentive Plan. Accordingly, the shares purchased upon exercise of options or other awards granted under our stock option and incentive plans will be immediately available for resale in the public market, subject to Rule 144 limitations applicable to affiliates, vesting restrictions and the expiration of lock-up agreements.

Lock-up Agreements

        We anticipate that, prior to the underwriters marketing the shares, we, our executive officers and directors, and the selling stockholders will agree not to sell or otherwise dispose of any shares of our common stock for a period of 90 days after the date of this prospectus. Notwithstanding possible earlier eligibility for sale under the provisions of Rule 144, 144(k) or 701, shares subject to lock-up agreements will not be saleable until such agreements expire or are waived by Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., on behalf of the underwriters.

Rule 10b5-1 Sales Plans

        Each of Brian K. Devine, Bruce C. Hall, James M. Myers, Robert E. Brann, Frederick W. Major, Keith G. Martin, Janet D. Mitchell and William M. Woodard entered into trading plans under Rule 10b5-1 adopted by the Securities and Exchange Commission. Under each trading plan, an independent broker executes the trades pursuant to selling parameters established by the executive officer when entering into the trading plan, without further direction from the executive officer. The executive officers may amend or terminate the trading plans under certain circumstances and have the right to sell additional shares of common stock outside of the trading plans when they are not in possession of material nonpublic information. The trading plans will expire on August 31, 2003, unless terminated earlier in accordance with their terms.

        Under the trading plans, the executive officers may sell up to a maximum aggregate amount of 721,000 shares of our common stock during the period beginning on September 1, 2002 and ending on August 31, 2003, without subsequent control over the timing of specific transactions. As of January 13, 2003, an aggregate of 298,336 shares have been sold under the trading plans.

UNDERWRITERS

        Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. are acting as joint book-running managers of the offering and, together with Bear, Stearns & Co. Inc., CIBC World Markets Corp., Goldman, Sachs & Co., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we and the selling stockholders have agreed to sell to such underwriters, the number of shares indicated below:

Underwriter	Number of Shares
Morgan Stanley & Co. Incorporated
Salomon Smith Barney Inc.
Bear, Stearns & Co. Inc.
CIBC World Markets Corp.
Goldman, Sachs & Co.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	12,500,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $                  a share under the initial public offering price. After the initial offering of the shares, the offering price and other selling terms may from time-to-time be varied by the representatives.

        Certain of the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,875,000 additional shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares offered by this prospectus. To the extent the option is exercised, each underwriter will, subject to certain conditions, become obligated to purchase approximately the same percentage of the additional shares as the number listed next to that underwriter's name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be $                  million, and the total underwriters discounts and commissions would be $                  million. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

        The following table shows the underwriting discount and commissions to be paid to the underwriters by us and the selling stockholders in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Paid by PETCO		Paid by Selling Stockholders
	Without Option	With Option	Without Option	With Option
Per share	$	$	$	$
Total	$	$	$	$

        The expenses of the offering, not including the underwriting discount, are estimated at approximately $1.5 million, which will be paid by PETCO.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares offered by them.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        Our common stock is listed on the Nasdaq National Market under the symbol "PETC."

        We anticipate that, prior to the underwriters marketing the shares, we, our executive officers and directors, and the selling stockholders will agree, subject to certain exceptions, that we and they will not, without first obtaining the written consent of Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., during the 90-day period after the date of this prospectus:

  •
  offer, pledge, sell or contract to sell any common stock,

  •
  sell any option or contract to purchase any common stock, purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  lend or otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to the common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        This lockup provision will apply to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also will apply to common stock owned now or acquired later, unless acquired on the open market after the completion of this offering, by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

        In order to facilitate the offering of the shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the shares, the underwriters may bid for, and purchase, shares in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the shares in this offering, if the syndicate repurchases previously distributed shares to cover syndicate short positions or to stabilize the price of the shares. Any of these activities may stabilize or maintain the market price of the shares above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        From time to time, certain of the underwriters have provided, and continue to provide, investment banking and other services to us for which they receive customary fees and commissions.

        We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Latham & Watkins LLP, San Diego, California. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Skadden, Arps represented Leonard Green & Partners and its affiliates, Texas Pacific Group and its affiliates, and BD Recapitalization Holdings LLC in connection with the recapitalization of PETCO and continues to represent them in connection with matters unrelated to the offering, including in connection with their investment in PETCO. Skadden, Arps has also represented PETCO in connection with matters unrelated to the offering.

EXPERTS

        The consolidated balance sheets of PETCO Animal Supplies, Inc. as of February 3, 2001 and February 2, 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended February 2, 2002, have been included in this prospectus and elsewhere in the registration statement, in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts on accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the shares of common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

        In addition, we are subject to the reporting and information requirements of the Exchange Act and, as a result, file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these periodic reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. You may also request copies of these filings, at no cost, by telephone at (858) 453-7845 or by mail to: PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121, Attention: Chief Financial Officer.

        We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants and to make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

PETCO ANIMAL SUPPLIES, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	February 2, 2002	November 2, 2002
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,215	$44,663
Receivables	9,694	12,658
Inventories	128,991	144,855
Deferred tax assets	26,287	9,474
Other	8,249	11,060

Total current assets	209,436	222,710
Fixed assets, net	211,132	218,355
Debt issuance costs	6,086	6,099
Goodwill	40,928	40,644
Other assets	5,990	6,339

	$473,572	$494,147

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$52,223	$52,009
Accrued expenses	42,709	45,273
Accrued interest	6,580	871
Accrued salaries and employee benefits	32,943	36,194
Current portion of long-term debt	2,000	2,000
Current portion of capital lease and other obligations	4,552	451

Total current liabilities	141,007	136,798
Long-term debt, excluding current portion	192,500	191,000
Senior subordinated notes payable	200,000	170,000
Capital lease and other obligations, excluding current portion	2,105	2,018
Accrued store closing costs	1,467	2,259
Deferred tax liability	6,219	6,219
Deferred rent and other liabilities	16,699	16,965

Total liabilities	559,997	525,259

Preferred stock:
$.01 par value, 5,000 shares authorized, 111 and 78 shares issued and outstanding at February 2, 2002 and no shares issued and outstanding at November 2, 2002
14% Series A senior redeemable preferred stock	130,038	—
12% Series B junior redeemable preferred stock	89,244	—
Stockholders' deficit:
Common stock, $.001 par value, 250,000 shares authorized and 39,117 and 57,366 shares issued and outstanding at February 2, 2002 and November 2, 2002, respectively	39	57
Additional paid-in capital	(187,380)	64,920
Deferred compensation	(8,439)	—
Accumulated deficit	(108,460)	(95,751)
Accumulated other comprehensive loss	(1,467)	(338)

Total stockholders' deficit	(305,707)	(31,112)

	$473,572	$494,147

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Thirty-nine weeks ended
	November 3, 2001	November 2, 2002
Net sales	$937,249	$1,071,211
Cost of sales and occupancy costs	662,614	744,811

Gross profit	274,635	326,400
Selling, general and administrative expenses	222,561	252,340
Management fees and termination costs	2,340	12,760
Stock-based compensation and other costs	12,292	8,176
Merger and non-recurring costs	445	—

Operating income	36,997	53,124
Interest income	(492)	(548)
Interest expense	32,037	25,816

Earnings before equity in loss of unconsolidated affiliate, income taxes and extraordinary item	5,452	27,856
Equity in loss of unconsolidated affiliate	(2,505)	—

Earnings before income taxes and extraordinary item	2,947	27,856
Income taxes	1,895	13,143

Earnings before extraordinary item	1,052	14,713
Extraordinary item-loss on early extinguishment of debt (net of income tax benefit of $7,888 and $1,332)	(12,942)	(2,004)

Net earnings (loss)	(11,890)	12,709
Increase in carrying amount and premium on redemption of preferred stock	(20,493)	(20,487)

Net loss available to common stockholders	$(32,383)	$(7,778)

Basic and diluted loss per common share:
Loss before extraordinary item	$(0.51)	$(0.10)
Extraordinary loss on early extinguishment of debt	(0.33)	(0.04)

Loss per common share	$(0.84)	$(0.14)

Shares used for computing basic and diluted loss per share	38,336	55,667

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
(in thousands)

	Common Stock						Total Stockholders' Equity/ (Deficit)
			Additional Paid-in Capital	Deferred Compensation	Accumulated Deficit	Other Comprehensive Loss
	Shares	Amount
Balances at February 2, 2002	39,117	$39	$(187,380)	$(8,439)	$(108,460)	$(1,467)	$(305,707)
Exercise of options (unaudited)	618	1	605	—	—	—	606
Issuance of common stock	17,632	17	272,494	—	—	—	272,511
Increase in carrying amount and premium on redemption of preferred stock (unaudited)	—	—	(20,487)	—	—	—	(20,487)
Repayment of notes receivable from stockholders (unaudited)	—	—	58	—	—	—	58
Stock-based compensation (unaudited)	—	—	(370)	8,439	—	—	8,069
Unrealized gain on hedge	—	—	—	—	—	1,129	1,129
Net earnings (unaudited)	—	—	—	—	12,709	—	12,709

Balances at November 2, 2002 (unaudited)	57,367	$57	$64,920	$—	$(95,751)	$(338)	$(31,112)

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Thirty-nine weeks ended
	November 3, 2001	November 2, 2002
Cash flows from operating activities:
Net earnings (loss)	$(11,890)	$12,709
Depreciation and amortization	38,830	38,247
Provision for deferred taxes	(5,423)	16,443
Equity in loss of unconsolidated affiliate	2,505	—
Stock-based compensation	14,842	8,439
Non-cash write-off of debt issuance costs	12,430	186
Changes in assets and liabilities:
Receivables	(3,258)	(2,964)
Inventories	(11,307)	(15,864)
Other assets	(16,217)	(2,270)
Accounts payable	2,514	(214)
Accrued expenses	15,171	3,666
Accrued interest	(9,065)	(5,709)
Accrued salaries and employee benefits	5,427	3,251
Accrued store closing costs	(1,903)	819
Deferred rent and other liabilities	440	(124)

Net cash provided by operating activities	33,096	56,615

Cash flows from investing activities:
Additions to fixed assets	(39,209)	(44,362)
Investment in affiliate	(9,093)	—

Net cash used in investing activities	(48,302)	(44,362)

Cash flows from financing activities:
Borrowings under long-term debt agreements	215,650	—
Repayment of long-term debt agreements	(209,650)	(31,500)
Debt issuance costs	(934)	(1,465)
Repayment of capital lease and other obligations	(4,863)	(4,188)
Net proceeds from the issuance of common stock	23	273,117
Redemption of Series A senior redeemable preferred stock	—	(142,231)
Redemption of Series B junior redeemable preferred stock	—	(97,538)

Net cash provided by (used in) financing activities	226	(3,805)

Net increase (decrease) in cash and cash equivalents	(14,980)	8,448
Cash and cash equivalents at beginning of year	18,044	36,215

Cash and cash equivalents at end of period	$3,064	$44,663

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Note 1—General

        In the opinion of management of PETCO Animal Supplies, Inc. (the "Company" or "PETCO"), the unaudited consolidated financial statements presented herein contain all adjustments, consisting of normal recurring adjustments, necessary to present the financial position, results of operations and cash flows as of November 2, 2002 and for the thirty-nine weeks ended November 3, 2001 and November 2, 2002. Because of the seasonal nature of the Company's business, the results of operations for the thirty-nine weeks ended November 3, 2001 and November 2, 2002 are not necessarily indicative of the results to be expected for the full year. The Company's fiscal year ends on the Saturday closest to January 31, resulting in years of either 52 or 53 weeks. All references to a fiscal year refer to the fiscal year ending on the Saturday closest to January 31 of the following year. For example, references to fiscal 2002 refer to the fiscal year beginning on February 3, 2002, and ending on February 1, 2003. For further information, refer to the consolidated financial statements and footnotes thereto for fiscal 2001 included in the Company's Annual Report on Form 10-K and Form 10-K/A (File No. 0-23574) filed with the Securities and Exchange Commission on April 23, 2002 and April 30, 2002, respectively.

Note 2—New Accounting Standards

        In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, which supersede Accounting Principles Board Opinion 17, Intangible Assets. SFAS No. 141 requires that all business combinations be accounted for under the purchase method. The statement further requires separate recognition of intangible assets that meet one of two criteria set forth in the statement. This statement applies to all business combinations initiated after June 30, 2001. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are tested at least annually for impairment. Separable intangible assets with defined lives will continue to be amortized over their useful lives. The provisions of SFAS No. 142 apply to goodwill and intangible assets acquired before and after the statement's effective date. SFAS No. 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company has completed its assessment and recorded $0.3 million of transitional goodwill impairment in the second quarter of 2002. The impact of this change in accounting principle is not material to the consolidated financial statements and, accordingly, the effect of this change is included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Non-compete agreements, which comprise all of the Company's intangible assets with defined lives, had a carrying value of $0.5 million and $0.3 million and accumulated amortization of $1.5 million and $1.7 million at February 2, 2002 and November 2, 2002, respectively. Amortization of non-compete agreements was $0.2 million for each of the thirty-nine weeks ended November 3, 2001 and November 2, 2002.

        The effect of adoption of SFAS No. 142 on the reported net earnings (loss) for the periods presented is as follows:

	Thirty-nine Weeks Ended
	November 3, 2001	November 2, 2002
Net loss available to common stockholders as reported	$(32,383)	$(7,778)
Add back goodwill impairment	—	173
Add back amortization of goodwill	2,309	—

Net loss available to common stockholders as adjusted	$(30,074)	$(7,605)

Basic and diluted net earnings (loss) per common share
Net loss as reported	$(0.84)	$(0.14)
Add back amortization of goodwill	0.06	—

Net loss as adjusted	$(0.78)	$(0.14)

	Thirty-nine Weeks Ended
	November 3, 2001	November 2, 2002
Before extraordinary item:
Net loss available to common stockholders as reported	$(19,441)	$(5,774)
Add back goodwill impairment	—	173
Add back amortization of goodwill	2,309	—

Net loss available to common stockholders as adjusted	$(17,132)	$(5,601)

Basic and diluted net earnings (loss) per common share
Net loss as reported	$(0.51)	$(0.10)
Add back amortization of goodwill	0.06	—

Net loss as adjusted	$(0.45)	$(0.10)

        In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs would be capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, a company will recognize a gain or loss on settlement. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. The Company does not expect implementation of SFAS No. 143 to have a significant effect on its results of operation or consolidated financial condition.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002, which is effective for fiscal years beginning after May 15, 2002. SFAS No. 145 rescinds SFAS No. 4 which required that all gains and losses from extinguishment of debt be aggregated, and if material, classified as an extraordinary item. As a result, gains and losses from debt extinguishment are to be classified as extraordinary only if they meet the criteria set forth in Accounting Principles Board Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 145 also requires that sale-leaseback accounting be used for capital lease modifications with economic effects similar to sale-leaseback transactions. The Company does not expect implementation of SFAS No. 145 to have a significant effect on its results of operation or consolidated financial condition.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Restructuring Costs. SFAS No. 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets, such as eliminating or reducing product lines, terminating employees and contracts, and relocating plant facilities or personnel. Under SFAS No. 146, a company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS No. 146 will require a company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS No. 146, a company may not restate its previously issued financial statements, and SFAS No. 146 grandfathers the accounting for liabilities that a company had previously recorded under Emerging Issues Task Force Issue 94-3. The Company has not yet determined the impact, if any, of the adoption of SFAS No. 146.

Note 3—Net Earnings Per Share

        Basic net earnings per common share are computed using the weighted average number of common shares outstanding during the period. Diluted net earnings per common share incorporate the incremental shares issuable upon the assumed exercise of stock options and warrants.

        Net loss and the weighted average number of common shares used to compute net loss per share, basic and diluted, are presented below:

	Thirty-nine Weeks Ended
	November 3, 2001	November 2, 2002
Net loss available to common stockholders as reported	$(32,383)	$(7,778)
Common shares, basic	38,336	55,667
Dilutive effect of stock options	—	—

Common shares, diluted	38,336	55,667

        Options and warrants to purchase common shares that were outstanding at November 3, 2001 and November 2, 2002, but were not included in the computation of diluted net earnings (loss) per share because of their anti-dilutive impact on earnings (loss) per common share, were 1,878 and 1,295, respectively.

Note 4—Related Party Transactions

        In October 2000, the Company entered into a management services agreement with two entities who were sponsors of the Company's merger and recapitalization transaction. Under the terms of this agreement, the Company paid management fees in an aggregate amount of $2.3 million and $0.3 million in the thirty-nine weeks ended November 3, 2001 and November 2, 2002, respectively, to these two related parties. Shortly after its initial public offering, the Company terminated the management services agreement and paid an aggregate amount of $12.5 million as a one-time termination fee.

        The Company issued senior subordinated notes to related parties in October 2000 and redeemed them in October 2001. Interest expense incurred on the senior subordinated notes, primarily paid to related parties, including amortization of the discount, was $12.0 million in the thirty-nine weeks ended November 3, 2001.

        In February 2002, the Company redeemed, for approximately $239.8 million, all of the then outstanding series A and series B preferred stock, primarily from related parties.

Note 5—Initial Public Offering

        On February 27, 2002, the Company completed an initial public offering of 14,500,000 shares of common stock for net proceeds of approximately $254.5 million, after deducting the underwriting discount and estimated offering expenses. On March 14, 2002, the Company received additional net proceeds of approximately $17.7 million from the sale of 1,000,000 additional shares of common stock pursuant to the exercise of the underwriters' over-allotment option. The Company used approximately $239.8 million of the net proceeds of its initial public offering to redeem in full all of the Company's then outstanding shares of series A and series B preferred stock. In connection with the initial public offering the Company also amended and restated its stockholders agreement and its securityholders agreement, terminated its management services agreement and used approximately $32.4 million of the net proceeds of the initial public offering, plus approximately $2.1 million in cash on-hand, to repurchase $30.0 million in aggregate principal amount of its 10.75% senior subordinated notes due 2011 at 110.5% of their face amount, plus accrued and unpaid interest through the repurchase date.

        Concurrent with the initial public offering, warrants to purchase 2,132,000 shares of common stock were exercised, all outstanding options prior to the initial public offering became fully vested and the Company issued options to purchase 573,000 shares of common stock.

        In connection with the initial public offering, the Company also effected a 2-for-1 stock split of its common stock. All references in the consolidated financial statements to the number of shares outstanding, price per share and per share amounts have been retroactively restated to reflect the stock split for all periods presented.

Note 6—Contingencies

        In July 2001, two former employees instituted an action against the Company in the Superior Court of California for the County of Los Angeles. The complaint in the action was filed individually and on behalf of a purported class consisting of all current and former employees who worked as salaried managers or assistant managers in the Company's stores in the state of California at any time between July 30, 1997 and the present. The complaint alleges that the individual plaintiffs and the purported class members worked hours for which they were entitled to receive, but did not receive, overtime compensation under California law, and that they were classified as "exempt" store management employees but were forced to work more than 50% of their time in non-exempt tasks. The complaint alleges violations of the California Labor Code and the California Business and Professions Code. The relief sought includes compensatory damages, penalties, preliminary and permanent injunctions requiring the Company to pay overtime compensation under California law, prejudgment interest, costs and attorneys' fees and such other relief as the court deems proper. In November 2001, the case was transferred to the Superior Court of California for the County of San Diego. The Company has answered the complaint and is vigorously defending the action. A motion for certification of this action as a class action was filed on November 1, 2002. In December 2002, the Company announced its intention to settle all claims related to this lawsuit. While the Company continues to deny the allegations underlying the lawsuit, the Company has tentatively agreed to the settlement to avoid possible disruption to its business from protracted litigation. The settlement, which is subject to final documentation and court approval, is expected to cost a maximum of $2.5 million after tax. If the settlement is not approved, and the plaintiffs are successful, this litigation could further harm the Company's financial condition, and any required change in the Company's labor practices could have a negative impact on its results of operations.

        Recently, allegations have been made in a complaint filed in the San Francisco Superior Court by the San Francisco City Attorney's office to the effect that certain associates have not properly cared for companion animals for sale in the Company's two San Francisco stores. The complaint which has been subsequently transferred to the Santa Clara Superior Court seeks damages, penalties and an injunction against the sale of companion animals in the Company's San Francisco stores. The complaint and related news reports have caused negative publicity. The Company takes seriously any allegations regarding the proper care of companion animals and has taken steps to reiterate to all associates the importance of proper care for all companion animals in all stores. The Company is responding to the complaint and is defending it vigorously. The complaint and any similar actions which could be filed in the future could cause negative publicity which could have a material adverse effect on the Company's results of operations.

        From time to time the Company is involved in routine litigation and proceedings in the ordinary course of its business. The Company is not currently involved in any other pending litigation matters that the Company believes would have a material adverse effect on the Company.

Note 7—Supplemental Guarantor Condensed Consolidating Financial Statements

        In October 2001, the Company issued $200 million in principal amount of its 10.75% senior subordinated notes due 2011 under which certain of its subsidiaries (the guarantor subsidiaries) serve as guarantors on a full and unconditional basis. Certain other subsidiaries (the non-guarantor subsidiaries) will not guarantee such debt. In March 2002, the Company repurchased $30 million in aggregate principal amount of these notes.

        The following tables present the unaudited condensed consolidating balance sheets of PETCO Animal Supplies, Inc., as a parent company, its guarantor subsidiaries and its non-guarantor subsidiaries as of November 2, 2002 and February 2, 2002 and the related unaudited condensed consolidating statements of operations for the thirty-nine weeks ended November 2, 2002 and November 3, 2001, and unaudited condensed consolidating statements of cash flows for the thirty-nine weeks ended November 2, 2002 and November 3, 2001.

PETCO ANIMAL SUPPLIES, INC.

CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY BALANCE SHEET
November 2, 2002
(unaudited, in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. and Subsidiaries
ASSETS
Current assets:
Cash and cash equivalents	$43,985	$678	$—	$—	$44,663
Receivables	3,893	8,765	—	—	12,658
Inventories	134,948	9,907	—	—	144,855
Deferred tax assets	9,474	—	—	—	9,474
Other	11,035	25	—	—	11,060

Total current assets	203,335	19,375	—	—	222,710
Fixed assets, net	198,086	20,269	—	—	218,355
Debt issuance costs	6,099	—	—	—	6,099
Goodwill	—	40,644	—	—	40,644
Intercompany investments and advances	200,084	55,180	—	(255,264)	—
Other assets	6,339	—	—	—	6,339

	$613,943	$135,468	$—	$(255,264)	$494,147

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$(5,214)	$57,223	$—	$—	$52,009
Intercompany payables	184,126	(184,126)	—	—	—
Accrued expenses	37,478	7,795	—	—	45,273
Accrued interest	871	—	—	—	871
Accrued salaries and employee benefits	35,399	795	—	—	36,194
Current portion of long-term debt	2,000	—	—	—	2,000
Current portion of capital lease and other obligations	451	—	—	—	451

Total current liabilities	255,111	(118,313)	—	—	136,798
Long-term debt, excluding current portion	191,000	—	—	—	191,000
Senior subordinated notes payable	170,000	—	—	—	170,000
Capital lease and other obligations, excluding current portion	2,018	—	—	—	2,018
Accrued store closing costs	2,259	—	—	—	2,259
Deferred tax liability	6,219	—	—	—	6,219
Deferred rent and other liabilities	16,399	566	—	—	16,965

Total liabilities	643,006	(117,747)	—	—	525,259
Stockholders' equity (deficit)	(29,063)	253,215	—	(255,264)	(31,112)

	$613,943	$135,468	$—	$(255,264)	$494,147

PETCO ANIMAL SUPPLIES, INC.

CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY BALANCE SHEET
February 2, 2002
(unaudited, in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. and Subsidiaries
ASSETS
Current assets:
Cash and cash equivalents	$36,000	$215	$—	$—	$36,215
Receivables	920	8,774	—	—	9,694
Inventories	125,990	3,001	—	—	128,991
Deferred tax assets	26,287	—	—	—	26,287
Other	8,234	15	—	—	8,249

Total current assets	197,431	12,005	—	—	209,436
Fixed assets, net	188,754	22,378	—	—	211,132
Debt issuance costs	6,086	—	—	—	6,086
Goodwill	—	40,928	—	—	40,928
Intercompany investments and advances	179,157	45,695	—	(224,852)	—
Other assets	5,990	—	—	—	5,990

	$577,418	$121,006	$—	$(224,852)	$473,572

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$(2,361)	$54,584	$—	$—	$52,223
Intercompany payables	155,912	(159,626)	—	3,714	—
Accrued expenses	33,820	8,889	—	—	42,709
Accrued interest	6,580	—	—	—	6,580
Accrued salaries and employee benefits	32,520	423	—	—	32,943
Current portion of long-term debt	2,000	—	—	—	2,000
Current portion of capital lease and other obligations	4,552	—	—	—	4,552

Total current liabilities	233,023	(95,730)	—	3,714	141,007
Long-term debt, excluding current portion	192,500	—	—	—	192,500
Senior subordinated notes payable	200,000	—	—	—	200,000
Capital lease and other obligations, excluding current portion	2,105	—	—	—	2,105
Accrued store closing costs	1,467	—	—	—	1,467
Deferred tax liability	6,219	—	—	—	6,219
Deferred rent and other liabilities	16,180	519	—	—	16,699

Total liabilities	651,494	(95,211)	—	3,714	559,997
Preferred stock:
14% Series A senior redeemable preferred stock	130,038	—	—	—	130,038
12% Series B junior redeemable preferred stock	89,244	—	—	—	89,244
Stockholders' equity (deficit)	(293,358)	216,217	—	(228,566)	(305,707)

	$577,418	$121,006	$—	$(224,852)	$473,572

PETCO ANIMAL SUPPLIES, INC.

CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF OPERATIONS
For the thirty-nine weeks ended November 2, 2002
(unaudited, in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. and Subsidiaries
Net sales	$984,615	$711,057	$—	$(624,461)	$1,071,211
Cost of sales and occupancy costs	697,992	602,893	—	(556,074)	744,811

Gross profit	286,623	108,164	—	(68,387)	326,400
Selling, general and administrative expenses	249,437	71,290	—	(68,387)	252,340
Management fees and termination costs	12,760	—	—	—	12,760
Stock-based compensation and other costs	8,176	—	—	—	8,176

Operating income	16,250	36,874	—	—	53,124
Interest income	(548)	—	—	—	(548)
Interest expense	25,816	—	—	—	25,816

Earnings (loss) before income taxes extraordinary item	(9,018)	36,874	—	—	27,856
Income taxes	13,143	—	—	—	13,143

Earnings (loss) before extraordinary item	(22,161)	36,874	—	—	14,713
Extraordinary item—loss on early extinguishment of debt (net of income tax benefit of $1,332)	(2,004)	—	—	—	(2,004)

Earnings (loss) before equity in earnings of subsidiaries	(24,165)	36,874	—	—	12,709
Equity in earnings of subsidiaries	36,874	—	—	(36,874)	—

Net earnings	$12,709	$36,874	$—	$(36,874)	$12,709

PETCO ANIMAL SUPPLIES, INC.

CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF OPERATIONS
For the thirty-nine weeks ended November 3, 2001
(unaudited, in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. and Subsidiaries
Net sales	$859,449	$636,595	$—	$(558,795)	$937,249
Cost of sales and occupancy costs	616,430	544,647	—	(498,463)	662,614

Gross profit	243,019	91,948	—	(60,332)	274,635
Selling, general and administrative expenses	218,212	64,587	94	(60,332)	222,561
Management fees and termination costs	2,340	—	—	—	2,340
Stock-based compensation and other costs	12,292	—	—	—	12,292
Merger and non-recurring costs	445	—	—	—	445

Operating income (loss)	9,730	27,361	(94)	—	36,997
Interest income	(492)	—	—	—	(492)
Interest expense	32,035	—	2	—	32,037

Earnings (loss) before equity in loss of unconsolidated affiliate, income taxes and extraordinary item	(21,813)	27,361	(96)	—	5,452
Equity in loss of unconsolidated affiliate	—	—	(2,505)	—	(2,505)

Earnings (loss) before income taxes and extraordinary item	(21,813)	27,361	(2,601)	—	2,947
Income taxes	1,895	—	—	—	1,895

Earnings (loss) before extraordinary item	(23,708)	27,361	(2,601)	—	1,052
Extraordinary item—loss on early extinguishment of debt (net of income tax benefit of $7,888)	(12,942)	—	—	—	(12,942)

Earnings (loss) before equity in earnings of subsidiaries	(36,650)	27,361	(2,601)	—	(11,890)
Equity in earnings of subsidiaries	24,760	—	—	(24,760)	—

Net earnings (loss)	$(11,890)	$27,361	$(2,601)	$(24,760)	$(11,890)

PETCO ANIMAL SUPPLIES, INC.

CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF CASH FLOWS
For the thirty-nine weeks ended November 2, 2002
(unaudited, in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. and Subsidiaries
Cash flows from operating activities:
Net earnings	$12,709	$36,873	$—	$(36,873)	$12,709
Adjustments to reconcile net earnings to net cash provided by operating activities	42,700	(35,667)	—	36,873	43,906

Net cash provided by operating activities	55,409	1,206	—	—	56,615

Cash flows from investing activities:
Additions to fixed assets	(43,619)	(743)	—	—	(44,362)

Net cash used in investing activities	(43,619)	(743)	—	—	(44,362)

Cash flows from financing activities:
Repayment of long term debt agreements	(31,500)	—	—	—	(31,500)
Debt issuance costs	(1,465)	—	—	—	(1,465)
Repayment of capital lease and other obligations	(4,188)	—	—	—	(4,188)
Net proceeds from the issuance of common stock	273,117	—	—	—	273,117
Redemption of Series A senior redeemable preferred stock	(142,231)	—	—	—	(142,231)
Redemption of Series B junior redeemable preferred stock	(97,538)	—	—	—	(97,538)

Net cash used in financing activities	(3,805)	—	—	—	(3,805)

Net increase in cash and cash equivalents	7,985	463	—	—	8,448
Cash and cash equivalents at the beginning of the period	36,000	215	—	—	36,215

Cash and cash equivalents at the end of the period	$43,985	$678	$—	$—	$44,663

PETCO ANIMAL SUPPLIES, INC.

CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF CASH FLOWS
For the thirty-nine weeks ended November 3, 2001
(unaudited, in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. and Subsidiaries
Cash flows from operating activities:
Net earnings (loss)	$(11,890)	$27,361	$(2,601)	$(24,760)	$(11,890)
Adjustments to reconcile net earnings to net cash provided by operating activities	33,821	(25,289)	11,694	24,760	44,986

Net cash provided by operating activities	21,931	2,072	9,093	—	33,096

Cash flows from investing activities:
Additions to fixed assets	(36,611)	(2,598)	—	—	(39,209)
Investment in affiliate	—	—	(9,093)	—	(9,093)

Net cash used in investing activities	(36,611)	(2,598)	(9,093)	—	(48,302)

Cash flows from financing activities:
Borrowings under long-term debt agreements	215,650	—	—	—	215,650
Repayment of long term debt agreements	(209,650)	—	—	—	(209,650)
Debt issuance costs	(934)	—	—	—	(934)
Repayment of capital lease and other obligations	(4,863)	—	—	—	(4,863)
Net proceeds from the issuance of common stock	23	—	—	—	23

Net cash provided by financing activities	226	—	—	—	226

Net decrease in cash and cash equivalents	(14,454)	(526)	—	—	(14,980)
Cash and cash equivalents at the beginning of the period	17,104	940	—	—	18,044

Cash and cash equivalents at the end of the period	$2,650	$414	$—	$—	$3,064

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
PETCO Animal Supplies, Inc.:

        We have audited the accompanying consolidated balance sheets of PETCO Animal Supplies, Inc. and subsidiaries as of February 3, 2001 and February 2, 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended February 2, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PETCO Animal Supplies, Inc. and subsidiaries as of February 3, 2001 and February 2, 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended February 2, 2002, in conformity with accounting principles generally accepted in the United States of America.

San Diego, California
March 18, 2002

PETCO ANIMAL SUPPLIES, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	February 3, 2001	February 2, 2002
ASSETS (note 5)
Current assets:
Cash and cash equivalents	$18,044	$36,215
Receivables	8,311	9,694
Inventories	122,246	128,991
Deferred tax assets (note 10)	14,127	26,287
Other	7,760	8,249

Total current assets	170,488	209,436

Fixed assets (note 7):
Equipment	121,944	147,295
Furniture and fixtures	71,133	80,526
Leasehold improvements	144,848	158,731

	337,925	386,552
Less accumulated depreciation and amortization	(138,857)	(175,420)

	199,068	211,132
Debt issuance costs	8,828	6,086
Goodwill	45,855	40,928
Investment in affiliates (note 4)	19,447	—
Other assets	10,633	5,990

	$454,319	$473,572

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$45,511	$52,223
Accrued expenses	40,085	42,709
Accrued interest	10,417	6,580
Accrued salaries and employee benefits	23,513	32,943
Current portion of long-term debt (note 5)	5,250	2,000
Current portion of capital lease and other obligations (note 7)	6,189	4,552

Total current liabilities	130,965	141,007
Long-term debt, excluding current portion (note 5)	263,750	192,500
Senior subordinated notes payable (note 6)	109,856	200,000
Capital lease and other obligations, excluding current portion (note 7)	6,146	2,105
Accrued store closing costs	3,424	1,467
Deferred tax liability (note 10)	3,182	6,219
Deferred rent and other liabilities	13,866	16,699

Total liabilities	531,189	559,997

Preferred stock (note 8):
$.01 par value, 500 shares authorized, 111 and 78 shares issued and outstanding at February 2, 2002
14% Series A senior redeemable preferred stock	112,669	130,038
12% Series B junior redeemable preferred stock	78,868	89,244
Stockholders' equity (deficit) (note 9):
Common stock, $.001 par value, 50,000 shares authorized at February 3, 2001 and 38,194 and 39,117 shares issued and outstanding at February 3, 2001 and February 2, 2002, respectively	38	39
Additional paid-in capital	(182,786)	(187,380)
Deferred compensation	—	(8,439)
Accumulated deficit	(85,659)	(108,460)
Accumulated comprehensive loss	—	(1,467)

Total stockholders' deficit	(268,407)	(305,707)

Commitments and contingencies (notes 5, 6, 7 and 13)	$454,319	$473,572

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years Ended
	January 29, 2000	February 3, 2001	February 2, 2002
Net sales	$990,289	$1,151,178	$1,300,949
Cost of sales and occupancy costs	720,711	817,084	909,186

Gross profit	269,578	334,094	391,763
Selling, general and administrative expenses	220,800	264,753	322,437
Write-off of Canadian investment (note 4)	—	—	37,035
Merger and non-recurring costs (note 3)	—	55,928	445

Operating income	48,778	13,413	31,846
Interest income	(863)	(1,551)	(612)
Interest expense	9,799	24,522	41,449

Earnings (loss) before Internet operations and equity in loss of unconsolidated affiliates, income taxes and extraordinary item	39,842	(9,558)	(8,991)
Internet operations and equity in loss of unconsolidated affiliates (note 4)	(1,254)	(4,543)	(3,083)

Earnings (loss) before income taxes and extraordinary item	38,588	(14,101)	(12,074)
Income taxes (benefit) (note 10)	16,831	4,974	(2,215)

Earnings (loss) before extraordinary item	21,757	(19,075)	(9,859)
Extraordinary item—loss on extinguishment of debt (net of income tax benefit of $825 and $7,888) (notes 5 and 6)	—	(1,264)	(12,942)

Net earnings (loss)	21,757	(20,339)	(22,801)
Increase in carrying amount of redeemable preferred stock	—	(8,486)	(27,745)

Net earnings (loss) available to common stockholders	$21,757	$(28,825)	$(50,546)

Basic and diluted earnings (loss) per common share:
Earnings (loss) before extraordinary item	$0.02	$(0.05)	$(0.98)
Extraordinary loss on early extinguishment of debt	—	—	(0.34)

Earnings (loss) per common share	$0.02	$(0.05)	$(1.32)

Shares used for computing basic earnings (loss) per share	928,136	632,162	38,429

Shares used for computing diluted earnings (loss) per share	938,872	632,162	38,429

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
(in thousands)

	Common Stock						Total Stockholders' Equity/ (Deficit)
			Additional Paid-in Capital	Deferred Compensation	Accumulated Deficit	Other Comprehensive Loss
	Shares	Amount
Balances at January 30, 1999	927,256	$927	$269,991	$—	$(87,077)	$—	$183,841
Exercise of options	1,452	1	291	—	—	—	292
Net earnings	—	—	—	—	21,757	—	21,757

Balances at January 29, 2000	928,708	$928	$270,282	$—	$(65,320)	$—	$205,890
Exercise of options	4,690	5	1,096	—	—	—	1,101
Issuance of common stock	31,988	32	15,841	—	—	—	15,873
Repurchase and retirement of common stock	(927,192)	(927)	(462,500)	—	—	—	(463,427)
Note receivable from officer for exercise of options	—	—	(85)	—	—	—	(85)
Issuance of common stock warrants	—	—	1,066	—	—	—	1,066
Accretion of redeemable preferred stock	—	—	(8,486)	—	—	—	(8,486)
Net loss	—	—	—	—	(20,339)	—	(20,339)

Balances at February 3, 2001	38,194	$38	$(182,786)	$—	$(85,659)	$—	$(268,407)
Exercise of options	923	1	123	—	—	—	124
Stock-based compensation	—	—	23,934	(9,288)	—	—	14,646
Amortization of deferred compensation	—	—	—	849	—	—	849
Notes receivable from stockholders for exercise of options	—	—	(906)	—	—	—	(906)
Accretion of redeemable preferred stock	—	—	(27,745)	—	—	—	(27,745)
Unrealized loss on hedge	—	—	—	—	—	(1,467)	(1,467)
Net loss	—	—	—	—	(22,801)	—	(22,801)

Balances at February 2, 2002	39,117	$39	$(187,380)	$(8,439)	$(108,460)	$(1,467)	$(305,707)

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended
	January 29, 2000	February 3, 2001	February 2, 2002
Cash flows from operating activities:
Net earnings (loss)	$21,757	$(20,339)	$(22,801)
Depreciation and amortization	39,280	48,100	51,694
Provision for deferred and other taxes	14,847	658	(10,982)
Internet operations and equity in loss of unconsolidated affiliates	1,254	4,543	3,083
Stock-based compensation	—	—	17,351
Non-cash write-off of investment in affiliate	—	10,206	26,093
Loss on retirement of fixed assets	30	—	—
Non-cash write-off of debt issuance costs	—	2,089	12,430
Changes in assets and liabilities, net of effects of purchase acquisitions:
Receivables	(1,083)	(1,391)	(1,383)
Inventories	(11,975)	(2,813)	(6,787)
Other assets	872	(1,229)	(782)
Accounts payable	718	(3,622)	6,712
Accrued expenses	7,037	6,621	1,594
Accrued interest	(100)	9,463	(3,837)
Accrued salaries and employee benefits	5,823	5,214	9,430
Accrued store closing costs	(1,544)	(1,869)	(2,394)
Deferred rent and other liabilities	1,856	273	399

Net cash provided by operating activities	78,772	55,904	79,820

Cash flows from investing activities:
Additions to fixed assets	(40,050)	(46,521)	(56,306)
Investment in affiliates	(18,459)	(9,510)	(9,728)
Net cash invested in acquisitions of businesses	(2,927)	(16,407)	—
Loans to employees	—	—	(896)
Repayment of loan to affiliate	—	—	6,545
Change in other assets	(822)	(197)	—

Net cash used in investing activities	(62,258)	(72,635)	(60,385)

Cash flows from financing activities:
Borrowings under long-term debt agreements	32,375	397,521	215,650
Repayment of long-term debt agreements	(4,075)	(117,175)	(210,150)
Debt issuance costs	(1,656)	(11,254)	(1,210)
Repayment of capital lease and other obligations	(9,715)	(7,955)	(5,678)
Repurchase of common stock	—	(463,427)	—
Net proceeds from the issuance of common stock	292	16,889	124
Net proceeds from the issuance of Series A redeemable preferred Stock	—	107,376	—
Net proceeds from the issuance of Series B redeemable preferred Stock	—	75,675	—
Proceeds from the issuance of common stock warrants	—	1,066	—

Net cash provided by (used in) financing activities	17,221	(1,284)	(1,264)

Net increase/(decrease) in cash and cash equivalents	33,735	(18,015)	18,171
Cash and cash equivalents at beginning of year	2,324	36,059	18,044

Cash and cash equivalents at end of year	$36,059	$18,044	$36,215

Supplemental cash flow disclosures:
Interest paid on debt	$9,481	$13,734	$42,989
Income taxes paid	$1,101	$6,052	$2,673

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share data or as otherwise noted)

1. Summary of Significant Accounting Policies

(a) Description of Business:

        PETCO Animal Supplies, Inc., (the "Company" or "PETCO") a Delaware corporation, is a national specialty retailer of premium pet food and supplies with stores in 41 states and the District of Columbia.

(b) Basis of Presentation:

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments in affiliates are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Common Stock Split:

        Following the recapitalization transaction described in Note 2, the Company effected a 22-for-1 split of its common stock. Historical share information prior to the recapitalization transaction has been retroactively restated to reflect the stock split for all periods presented.

        Additionally, prior to the completion of the Company's initial public offering on February 27, 2002, the Company effected a 2-for-1 stock split of its common stock. All share information in the consolidated financial statements has been retroactively restated to reflect the stock split for all periods presented.

(d) Fiscal Year:

        The Company's fiscal year ends on the Saturday closest to January 31, resulting in years of either 52 or 53 weeks. The fiscal year ended February 3, 2001 consisted of 53 weeks. All other fiscal years presented herein consisted of 52 weeks. All references to a fiscal year refer to the fiscal year ending on the Saturday closest to January 31 of the following year.

(e) Cash Equivalents:

        The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

(f) Inventories:

        Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

(g) Pre-opening Costs:

        Costs incurred in connection with opening new stores are expensed as incurred.

(h) Fixed Assets:

        Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally five to ten years. Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease. Amortization is computed using the straight-line method over the lesser of the lease term or the estimated useful lives of the assets, generally five to fifteen years.

(i) Goodwill and Long-Lived Assets:

        Costs in excess of net assets of acquired businesses is amortized on the straight-line method over three to fifteen years. The carrying value of goodwill is reviewed on a periodic basis for recoverability based on expectations for future undiscounted cash flows from the related operations. Should the review indicate that goodwill is not recoverable, the Company adjusts the goodwill to the extent carrying value exceeds the fair value of the goodwill. Reviews of carrying values of goodwill resulted in write-downs of $19 and $501 in fiscal 1999 and fiscal 2000, respectively, related to planned store closures. During fiscal 2001 there were no goodwill write-downs. Accumulated amortization at February 3, 2001 and February 2, 2002 was $17,362 and $22,354, respectively.

        In addition, the Company periodically assesses long-lived assets for impairment under Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," based on expectations of future undiscounted cash flows from the related operations, and when circumstances dictate, adjusts the asset to the extent carrying value exceeds the fair value of the asset. These factors, along with management's plans with respect to the operations, are considered in assessing the recoverability of goodwill, other purchased intangibles and property and equipment. Assessments of long-lived assets resulted in write-downs of fixed assets of $396, $2,457 and $858 during fiscal 1999, 2000 and 2001, respectively. These write-downs relate to store furnishings, equipment and leasehold improvements for planned store closures and are recorded as selling, general, and administrative expenses in the accompanying statement of operations.

(j) Other Assets:

        The Company had a secured loan to another limited partner in a limited partnership which operated retail pet food and supply stores in Canada. The loan bore interest at 7.5% and was repaid in full on January 28, 2002.

        The remainder of other assets consists primarily of lease deposits, non-compete agreements and prepaid expenses. Non-compete agreements are amortized using the straight-line method over the periods of the agreements, generally five to seven years. Accumulated amortization for intangible other assets at February 3, 2001 and February 2, 2002 was $1,203 and $1,513, respectively.

(k) Debt Issuance Costs:

        Debt issuance costs are amortized to interest expense using the effective interest method over the life of the related debt. Accumulated amortization for debt issuance costs at February 3, 2001 and February 2, 2002 was $614 and $1,549, respectively.

(l) Store Closing Costs:

        Management continually reviews the ability of stores to provide positive contributions to the Company's results. The Company charges costs associated with store closures to operations upon commitment to close a store within the next 12 months. Store closing costs consist of future lease obligations, property taxes and common area maintenance costs, net against contractual sub-lease income and are recorded as selling, general, and administrative expenses in the accompanying statement of operations. For the fiscal years 1999, 2000, and 2001 store closing costs charged to operations were $110, $90, and $260, respectively.

(m) Income Taxes:

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

        Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

(n) Fair Value of Financial Instruments:

        Because of their short maturities, the carrying amounts for cash and cash equivalents, receivables, accounts payable, accrued expenses, accrued interest and accrued salaries and employee benefits approximate fair value. The carrying amounts for long-term debt and other obligations approximate fair value as the interest rates and terms are substantially similar to those that could be obtained currently for similar instruments.

        The Company uses an interest rate collar agreement to manage interest rate exposure. At February 2, 2002, the Company had a $75,000 notional amount interest rate collar using a floating index of one-month LIBOR contracts at an interest rate cap of 7.00% and an interest rate floor of 5.43%, expiring in December 2002. The interest rate differential to be paid, if interest rates are less than the interest rate floor, or received, if interest rates rise above the interest rate cap, is recognized quarterly as a component of interest expense or interest income over the life of the agreement.

(o) Stock Options:

        The Company accounts for stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations which recognizes compensation expense on the grant date if the current market price of the stock exceeds the exercise price. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

(p) Comprehensive Income:

        SFAS No. 130, "Reporting Comprehensive Income" requires that certain items of comprehensive income other than net earnings or loss be reported in the financial statements. During fiscal 2001, the Company recorded $1,467, net of tax benefit of $820, to other comprehensive loss related to the decline in fair value of the Company's interest rate hedge.

(q) Revenue Recognition:

        Revenue from sales of the Company's products is recognized at the point of sale for retail stores and at the time of shipment for e-commerce sales. Shipping terms for e-commerce sales are FOB shipping point.

(r) Segment Reporting:

        SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires annual and interim reporting for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. All of the Company's stores are aggregated into one reportable segment given the similarities of economic characteristics between the operations represented by the stores and the common nature of the products, customers and methods of distribution.

(s) Reclassifications:

        Certain previously reported amounts have been reclassified to conform with the current period presentation.

(t) Effect of Accounting Changes:

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet, and measure those instruments at fair value. Accounting for changes in the fair value of a derivative depends on the intended use and resulting designation of the derivative. For derivatives designated as hedges, changes in the fair value are either offset against the change in fair value of the assets or liabilities through earnings or recognized in other comprehensive income in the balance sheet. The Company maintains a $75.0 million interest rate collar agreement, or hedge, to limit its exposure to the interest rate risk associated with variable rate debt. During the fiscal year ended February 2, 2002, the Company recorded $1,467, net of tax benefit of $820, to other comprehensive loss in the balance sheet related to the decline in fair value of the derivative.

(u) Earnings (Loss) per Share:

        Basic net earnings (loss) per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net earnings (loss) per common share incorporates the incremental shares issuable upon the assumed exercise of potentially issuable common stock.

        Net earnings (loss) and weighted average common shares used to compute net earnings (loss) per common share, basic and diluted, are presented below:

	Years Ended
	January 29, 2000	February 3, 2001	February 2, 2002
Net earnings (loss) available to common stockholders	$21,757	$(28,825)	$(50,546)

Common shares, basic	928,136	632,162	38,429
Dilutive effect of stock options	10,736	—	—

Common shares, diluted	938,872	632,162	38,429

        Warrants to purchase 2,132 shares of common stock were outstanding at February 3, 2001 and February 2, 2002, but were not included in the computation of diluted earnings (loss) per common share because the conversion would have an antidilutive effect on diluted earnings (loss) per common share. Options to purchase common shares that were outstanding but not included in the computation of diluted earnings (loss) per common share because the conversion would have an antidilutive effect were 111,320, 1,452 and 1,355 for the fiscal years ended 1999, 2000 and 2001, respectively.

2. Recapitalization

        During fiscal 2000, the Company entered into a merger and recapitalization agreement with BD Recapitalization Corp. ("BD"), an entity formed for that purpose by the sponsors of the merger and recapitalization transaction, Leonard Green & Partners, L.P. and Texas Pacific Group. In the merger, each issued and outstanding share of the Company's common stock was cancelled and converted automatically into the right to receive $0.50 per share in cash, with the exception of 5,911 shares retained by members of the Company's management. In October 2000, following approval of the transaction by the stockholders of the Company, BD completed the merger and recapitalization of the Company by investing $190.0 million in common and preferred stock, arranging financing in the form of a new credit facility and senior subordinated notes, retiring debt under the existing credit facility and repurchasing each share of outstanding common stock, other than the 5,911 shares held by management, for an aggregate of $463,427. Net proceeds from the issuance of new shares of common stock in the merger and recapitalization was $15,873. Following the merger and recapitalization the Company effected a 22-for-1 split of its common stock. This merger was accounted for as a recapitalization and as such, a step-up of assets to fair market value was not required.

        During fiscal 2000, transaction costs of $19,771 were incurred and expensed related to the recapitalization. Additionally, financing costs of $11,254 have been deferred and are being amortized over the lives of the new debt facilities.

3. Business Combinations

        During fiscal 1999, the Company completed one acquisition of a retailer of pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired and the net cash invested in this business was $2,623, of which $7 was expended in fiscal 2000. The excess of the aggregate cost over the fair value of net assets acquired was $1,468, which was recorded as goodwill and is being amortized over fifteen years. A summary of the assets acquired and liabilities assumed in the acquisition follows:

Fair Value
(in thousands)
Inventory	$150
Intangible assets	600
Fixed assets	640
Goodwill	1,468
Other liabilities	(235)

Purchase Price	$2,623

        During fiscal 2000, the Company completed one acquisition of a retailer of pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired and the net cash invested in the business was $12,575. The excess of the aggregate cost over the fair value of net assets acquired was $10,926, which was recorded as goodwill and is being amortized over fifteen years. A summary of the assets acquired and liabilities assumed in the acquisition follows:

Fair Value
(in thousands)
Inventory	$1,925
Fixed assets	775
Goodwill	10,926
Other liabilities	(1,051)

Purchase price	$12,575

        Additionally, during fiscal 2000, the Company completed the acquisition of certain operating assets of Petopia.com, an e-commerce destination for pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired was $3,825. The excess of the aggregate cost over the fair value of net assets acquired was $3,126, which was recorded as goodwill and is being amortized over three years. A summary of the assets acquired and liabilities assumed in the acquisition follows:

Fair Value
(in thousands)
Inventory	$120
Fixed assets	1,199
Other assets	210
Goodwill	3,126
Other liabilities	(830)

Purchase price	$3,825

        The consolidated financial statements include the operating results from the closing date for each respective purchase acquisition. The purchase acquisitions during fiscal years 1999 and 2000 did not materially affect results of operations and accordingly, pro-forma results are not presented.

        In fiscal 2000, merger and non-recurring costs of $55,928 were recorded. These costs consisted of $19,771 of transaction costs related to the recapitalization, compensation expense of $22,254 related to the repurchase of outstanding options for common stock in the recapitalization of the Company, the write-off of $10,206 with respect to an investment in an affiliate and $3,697 in expenses related to the settlement of existing shareholder lawsuits and shareholder lawsuits related to the recapitalization of the Company.

        In fiscal 2001, merger and non-recurring costs of $445 were recorded, consisting of legal costs related to the recapitalization and costs incurred in closing Petopia.com's facilities.

4. Investment in Affiliates

        During fiscal 1999, the Company acquired an equity interest in Petopia.com, an e-commerce destination for the sale of pet food and supplies. The Company accounted for its investment in Petopia.com using the equity method and recorded its proportionate share of earnings or loss. The Company recognized $4,021 and $11,498 in equity in losses for fiscal 1999 and 2000, respectively. The Company also provided certain marketing and fulfillment services to Petopia.com according to the terms of a strategic alliance agreement, under which the Company earned revenue and additional equity and incurred expenses. The net revenue from these activities are included in Internet operations and equity in loss of unconsolidated affiliates in fiscal years 1999 and 2000 in the amounts of $2,767 and $10,208, respectively. The Company wrote off its investment in Petopia.com of $10,206 in fiscal 2000, reflected in merger and non-recurring costs, due to Petopia.com's pending liquidation and wrote off $1,321 in receivables due from Petopia.com, reflected in Internet operations and equity in loss of unconsolidated affiliates. Subsequently, the Company acquired certain operating assets of that entity and recorded $1,455 in transition costs in Internet operations and equity in loss of unconsolidated affiliates, in relocating Petopia.com's operating assets to the Company's national support center (see Note 3).

        The Company had a 72% limited partner interest in a limited partnership (the "LP") which operated retail pet food and supply stores in Canada. On January 28, 2002, the Company terminated its relationship with Canadian Petcetera Limited Partnership (the Partnership) and entered into a settlement agreement in connection with the resolution of a dispute with the other partners in the Partnership. In connection with the settlement agreement, the Company transferred all of its limited partnership interest in the Partnership to an affiliate of the general partner and paid a settlement fee of $10.3 million. In conjunction with the termination of its relationship with the Partnership, the Company recorded a write-off of $26.7 million in fiscal year 2001, consisting of $26.1 million carrying value of its investment in the Partnership and $0.6 million of related assets, and recorded settlement expense of approximately $10.3 million. The Company accounted for its investment in the LP using the equity method as it does not exercise control over the LP and recorded its proportionate share of earnings or loss according to the partnership agreement. The Company did not record any earnings or loss for the year ended January 29, 2000 and recorded losses of $477 and $3,083 for the years ended February 3, 2001 and February 2, 2002 respectively, which are included in Internet operations and equity in loss of unconsolidated affiliates in the accompanying consolidated statements of operations.

5. Long-Term Debt

        At January 29, 2000, the Company had a credit facility with a syndicate of banks with a commitment of up to $150.0 million consisting of $100.0 million in term loans and $50.0 million in revolving loans. This credit facility was retired during fiscal 2000 in connection with the merger and recapitalization and related unamortized debt issuance costs were written off resulting in an extraordinary expense of $1,264 (net of income tax benefit of $825).

        In October 2000 in connection with the merger and recapitalization, the Company obtained credit facilities consisting of $270 million in term loans and an $80 million revolving credit facility which expire between October 2, 2006 and October 2, 2008.

        In October 2001, the Company amended its senior credit facility to reduce the revolving credit facility to $75 million and to restructure the term loans into a single $195 million term loan that expires between October 2, 2006 and October 2, 2008. Borrowings under the senior credit facility are secured by substantially all of the Company's assets and currently bear interest, at the Company's option, at the agent bank's base rate plus a margin of up to 2.25%, or LIBOR plus a margin of up to 3.25%, based on the leverage ratio at the time in the case of the revolving credit facility and a fixed margin in the case of the term loan B facility. The effective interest rate of these borrowings at February 2, 2002 was 5.33% to 5.37%. The credit agreement contains certain affirmative and negative covenants related to indebtedness, interest and fixed charges coverage and consolidated net worth. The Company was in full compliance with all these covenants at February 2, 2002.

        In fiscal 2001, the Company recorded an extraordinary loss on early extinguishment of debt totaling $805 consisting of the write-off of $1,295 in unamortized debt discount, net of a tax benefit of $490. The Company recorded an additional extraordinary loss on early extinguishment of debt related to the redemption of Senior Subordinated Notes as discussed in note 6.

5. Long-Term Debt (Continued)

        Long-term debt consists of:

	February 3, 2001	February 2, 2002
Revolving loans	$—	$—
Term loans	269,000	194,500

	269,000	194,500
Less current portion	5,250	2,000

	$263,750	$192,500

        Annual maturities of long-term debt for the next five fiscal years are as follows: $2,000, $2,000, $2,000, $2,000 and $25,000.

6. Senior Subordinated Notes

        At February 3, 2001, the Company had $120 million Senior Subordinated Notes maturing on October 1, 2010. Interest on the Senior Subordinated Notes accrued at a rate of 13% per annum. In connection with the issuance of the Senior Subordinated Notes, the purchaser received Series A and Series B redeemable preferred stock, with a fair value of $9,421 and warrants for the purchase of 2,132 shares of common stock of the Company, at an exercise price of $0.001 per share, with a fair value of $1,066. The fair value of the preferred stock and warrants was reflected as a discount to the Senior Subordinated Notes and was being amortized to interest expense over ten years. The warrants are exercisable at any time.

        In October 2001, these Notes were redeemed in full and the Company recorded an extraordinary loss on early extinguishment of debt totaling $12,137 consisting of a $8,400 prepayment penalty, the write-off of $1,677 in unamortized debt discount, and the write-off of $9,458 in unamortized debt issuance costs, net of a tax benefit of $7,398.

        In October 2001, the Company issued $200 million Senior Subordinated Notes maturing on November 1, 2011. Interest on the Senior Subordinated Notes accrues at a rate of 10.75% per annum and is payable semi-annually. The Company may redeem the Senior Subordinated Notes at its option at any time after November 1, 2006, in whole or in part, based upon an agreed upon schedule of redemption prices. At any time before November 1, 2004, up to 35% of the aggregate principal amount of the Senior Subordinated Notes may be redeemed from the proceeds of a qualifying public offering of common stock of the Company at a redemption price of 110.75% of the principal amount of the Senior Subordinated Notes redeemed, plus accrued interest.

7. Lease Commitments and Other Obligations

        The Company finances certain fixed assets under capital leases. There are approximately $24,237 and $20,253 in fixed assets financed through capital leases at February 3, 2001 and February 2, 2002, respectively. Accumulated amortization related to these financed assets was approximately $11,808 and $13,083 at February 3, 2001 and February 2, 2002, respectively.

        The Company leases warehouse and store facilities and equipment under operating leases. These operating leases generally have terms from three to ten years. Certain store leases include additional contingent rental payments ranging from 2% to 6% of store revenues above defined levels. Contingent rentals during fiscal years 1999, 2000, and 2001 were $68, $77 and $86, respectively.

        At February 3, 2001, the present value of future minimum payments for capital lease and other obligations, and minimum lease payments under noncancelable operating leases were as follows:

Years	Capital Leases and Other Obligations	Operating Leases
2002	$4,871	$119,848
2003	271	116,438
2004	262	104,880
2005	253	93,006
2006	1,767	81,846
Thereafter	—	367,892

Total minimum payments	7,424	$883,910

Less amount representing interest	767

Present value of net minimum capital lease and other obligation payments	6,657
Less current portion of capital lease and other obligations	4,552

Capital lease and other obligations	$2,105

        Rent expense under operating leases for fiscal years 1999, 2000, and 2001 was approximately $89,352, $103,637 and $115,906, respectively.

8. Preferred Stock

        The authorized number of shares of preferred stock at February 2, 2002 was 500 with a par value of $.01 per share. During fiscal 2000, the Board of Directors authorized the issuance of two series of redeemable preferred stock.

        Series A senior redeemable exchangeable cumulative preferred stock ("Series A Preferred") has 111 shares authorized and issued at February 2, 2002 and liquidation preference of $1,000 per share plus accrued and unpaid dividends. Dividends are 14% per year, payable quarterly whether or not declared by the Company's Board of Directors, and if not paid in cash, will accumulate as additional liquidation preference. Dividends will accrue on such additional liquidation preference. The Series A Preferred ranks senior to all other classes of the Company's capital stock. The Company is required to redeem the shares of Series A Preferred in whole after 12 years at the liquidation preference, together with accumulated but unpaid dividends. The terms of the Series A Preferred allow the Company to redeem shares of Series A Preferred before the mandatory redemption date at specified redemption prices and also allow the Company to exchange shares of the Series A Preferred for debt securities under some circumstances. The holders of the Series A Preferred generally have no voting rights, except in limited circumstances.

        Series B junior redeemable cumulative preferred stock ("Series B Preferred") has 78 shares authorized and issued at February 2, 2002 and liquidation preference of $1,000 per share plus accrued and unpaid dividends. Dividends are 12% per year, payable quarterly whether or not declared by the Company's Board of Directors, and if not paid in cash, will accumulate as additional liquidation preference. Dividends will accrue on such additional liquidation preference. The Series B Preferred ranks senior to all classes of the Company's common stock and ranks junior to the Series A Preferred. The Company is required to redeem the shares of Series B Preferred in whole after 12 years at the liquidation preference, together with accumulated but unpaid dividends. The terms of the Series B Preferred allow the Company to redeem shares of the Series B Preferred before the mandatory redemption date at specified redemption prices. The holders of the Series B Preferred generally have no voting rights, except in limited circumstances. Subsequent to February 2, 2002, all Series A Preferred and Series B Preferred was redeemed in connection with an initial public offering as more fully described in Note 14.

        The Board of Directors has not declared any dividend with respect to either series of preferred stock. Accumulated undeclared dividends as of February 2, 2002 were $22,379 and $13,370 for the Series A Preferred and Series B Preferred, respectively. The accretion of these dividends is reflected in the accompanying consolidated statement of stockholders' equity and is included in the carrying values of the preferred stock in the accompanying consolidated balance sheet.

9. Equity

(a) Common Stock:

        The authorized number of shares at January 29, 2000 was 100,000 with a par value of $0.0001. During fiscal 2000, a merger and recapitalization of the Company was completed, in which the authorized number of shares was established as 50,000 with a par value of $0.001 (Note 2).

(b) Stock Options:

        In February 1994, the Company's stockholders approved the 1994 Stock Option Plan ("1994 Company Plan") which provides for the granting of stock options, stock appreciation rights or restricted stock with respect to shares of common stock to executives and other key employees. Stock options may be granted in the form of incentive stock options or non-statutory stock options and are exercisable for up to ten years following the date of grant. Stock option exercise prices must be equal to or greater than the fair market value of the common stock on the grant date. In June 1996, the Company's stockholders approved an amendment to the 1994 Company Plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 3.0% of the number of shares of common stock issued and outstanding as of the end of the immediately preceding fiscal year. During fiscal 2000, as part of the merger and recapitalization transaction, with the exception of 1,727 options, all options previously issued under the plan were cancelled and options with exercise prices of less than $0.50 were repurchased from their holders.

        In February 1994, the Company's stockholders approved the Directors 1994 Stock Option Plan ("Directors Plan") which provides for the granting of common stock options to directors. Stock option exercise prices must be equal to the fair market value of the common stock on the grant date. In

June 1995, the Company's stockholders approved an amendment to the Directors Plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 0.1% of the number of shares of common stock issued and outstanding as of the end of the immediately preceding fiscal year. During fiscal 2000, as part of the merger and recapitalization transaction, all options previously issued under the plan were cancelled and options with exercise prices of less than $0.50 were repurchased from their holders. At February 3, 2001 there were no options outstanding under the plan and no further grants will be made.

        In 1996, the Company assumed an employee stock option plan ("1993 Company Plan") from Pet Food Warehouse which provided for the granting of incentive and nonqualified stock options with exercise prices equal to their fair market values on their grant dates that become exercisable over various periods and expire five or six years after the date of grant. The common shares and exercise prices under this plan were adjusted based on the common share conversion rate per the merger agreement with Pet Food Warehouse. During fiscal 2000, as part of the merger and recapitalization transaction, all options previously issued under the plan were cancelled and options with exercise prices of less than $0.50 were repurchased from their holders. At February 2, 2002 there were no options outstanding under the plan and no further grants will be made.

        In 1997, the Company assumed an employee stock option plan ("1989 Company Plan") from PetCare which provided for the granting of incentive and non-qualified stock options with exercise prices equal to their fair market values on their grant dates that became exercisable over various periods and expire up to ten years after the date of grant. The common shares and exercise prices under this plan were adjusted in accordance with the terms of the merger agreement with PetCare. During fiscal 2000, as part of the merger and recapitalization transaction, all options previously issued under the plan were cancelled and options with exercise prices of less than $0.50 were repurchased from their holders. At February 3, 2001 there were no options outstanding under the plan and no further grants will be made.

        Compensation expense of $22,254 related to the repurchase of outstanding options for common stock in the recapitalization is reflected in merger and non-recurring costs in fiscal 2000. Information regarding the stock option plans follows:

	All Company Plans
	Shares	Option Price Per Share	Weighted Average Exercise Price
Outstanding at January 30, 1999	91,456	$0.11-$0.72	$0.41
Granted	30,749	$0.14-$0.35	$0.17
Exercised	(1,452)	$0.18-$0.28	$0.20
Cancelled	(9,458)	$0.17-$0.63	$0.32

Outstanding at January 29, 2000	111,295	$0.11-$0.72	$0.36
Fiscal 2000 activity prior to merger and recapitalization:
Granted	34,671	$0.22-$0.28	$0.28
Exercised	(4,384)	$0.17-$0.42	$0.25
Cancelled	(139,855)	$0.11-$0.72	$0.29

Outstanding prior to merger and recapitalization	1,727	$0.17-$0.28	$0.22

        In fiscal 2000, in connection with the merger and recapitalization of the company, the 1994 Company Plan was amended and restated to modify the total number of shares available for issuance under the plan to 2,339. Under the terms of the recapitalization, the 1,727 options not repurchased were converted into 1,215 options, and the exercise prices were adjusted, to preserve the economic value of the options for the holders.

        Information regarding the 1994 Company Plan, as amended, subsequent to the merger and recapitalization follows:

	Shares	Option Price Per Share	Weighted Average Exercise Price
Outstanding subsequent to merger and recapitalization	1,215	$0.10	$0.10
Fiscal 2000 activity subsequent to merger and recapitalization:
Granted	525	$0.50	$0.50
Exercised	(289)	$0.10	$0.10

Outstanding at February 3, 2001	1,451	$0.10-$0.50	$0.24
Granted	882	$0.50-$4.45	$1.33
Exercised	(923)	$0.10-$0.50	$0.13
Cancelled	(55)	$0.10-$0.10	$0.10

Outstanding at February 2, 2002	1,355	$0.10-$4.45	$1.03

(c) Accounting for Stock Options:

        The Company accounts for stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Prior to fiscal year 2001, had compensation costs for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans, consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings would have been decreased by $3,521 during 1999 and the Company's net loss would have increased by $2,815 and $137 during 2000 and 2001. The weighted average fair value of the options granted during 1999, 2000 and 2001 were estimated as $0.10, $0.13 and $0.56 on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, volatility of 62.1%, 49.5% and 57.5%, risk-free interest rate of 6.0%, 5.8% and 3.7% for 1999, 2000 and 2001, respectively, and an expected life of five years for all grants for 1999 and 2000, and three years for 2001.

        In connection with fixed plan stock option awards granted to employees in fiscal 2001, the Company recorded deferred compensation of $9,288 equal to the aggregate differences between the exercise prices of the options granted and the deemed fair value for accounting purposes. Deferred compensation is amortized over the vesting periods of the options, generally five years. During fiscal 2001 the Company recorded amortization in the amount of $849. For variable plan awards, the Company recorded stock-based compensation of $16,502 based on the changes in the deemed fair value of the common stock.

        Total stock-based compensation for fiscal 2001 was $17,351 and is recorded as cost of sales and occupancy costs and selling, general and administrative costs in the amount of $3,001 and $14,350, respectively, in the accompanying statement of operations.

        The following table summarizes information about the options outstanding under the stock option plan at February 2, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.10-$0.10	25	8.01	$0.10	25	$0.10
0.50- 0.50	547	8.37	0.50	28	0.50
0.61- 0.61	615	9.55	0.61	144	0.61
4.45- 4.45	168	9.94	4.45	65	4.45

$0.10-$4.45	1,355	9.10	$1.03	262	$1.50

10. Income Taxes

        Income taxes (benefit) consists of the following:

	Years Ended
	January 29, 2000	February 3, 2001	February 2, 2002
Current:
Federal	$991	$3,434	$(1,027)
State	993	520	(62)

	1,984	3,954	(1,089)

Deferred:
Federal	12,945	1,267	(858)
State	1,902	(247)	(268)

	14,847	1,020	(1,126)

Income taxes (benefit) before extraordinary item	$16,831	$4,974	$(2,215)

        Income taxes are included in the statements of operations as follows:

	Years Ended
	January 29, 2000	February 3, 2001	February 2, 2002
Income taxes (benefit) on earnings (loss) before extraordinary item	$16,831	$4,974	$(2,215)
Income taxes (benefit) on extraordinary item	—	(825)	(7,888)

Total income taxes (benefit)	$16,831	$4,149	$(10,103)

        A reconciliation of income taxes at the federal statutory rate 35% with the provision for income taxes (benefit) follows:

	Years Ended
	January 29, 2000	February 3, 2001	February 2, 2002
Income taxes at federal statutory rate	$13,506	$(5,666)	$(11,516)
Non-deductible expenses	463	2,276	2,735
State taxes, net of federal tax benefit	1,882	116	(879)
Change in valuation allowance	1,600	7,745	(153)
Other	(620)	(322)	(290)

	$16,831	$4,149	$(10,103)

        The sources of significant temporary differences which gave rise to the deferred tax provision and their effects follow:

	Years Ended
	January 29, 2000	February 3, 2001	February 2, 2002
Inventory	$26	$(42)	$(409)
Deferred rent	(779)	(160)	(357)
Depreciation	7,808	1,179	(768)
Accrued fringes	(680)	(777)	(2,979)
Intangibles	(221)	(411)	(1,257)
Store closing costs	974	819	901
Fixed assets	24	5	—
Other assets	(970)	(7,167)	(59)
Benefit of net operating loss carryforwards	9,093	4,110	(2,836)
Stock option compensation	—	—	(1,217)
Debt issuance costs	—	(2,164)	1,150
Alternative minimum tax credit	(861)	(1,996)	(604)
Change in valuation allowance	1,600	7,745	(153)
Other	(1,167)	(483)	(535)

	$14,847	$658	$(9,123)

        Deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets follow:

	February 3, 2001	February 2, 2002
Deferred tax assets:
Inventory	$3,572	$3,981
Deferred rent	5,130	5,487
Accrued fringes	3,358	6,337
Store closing costs	1,863	962
Other assets	9,045	9,104
Net operating loss carryforwards	13,901	16,737
Stock option compensation	—	1,217
Debt issuance costs	2,164	1,014
Alternative minimum tax credit	3,270	3,874
Other	532	1,067

Total deferred tax assets	42,835	49,780
Valuation allowance	(14,245)	(14,092)

Net deferred tax assets	28,590	35,688
Deferred tax liabilities:
Depreciation	(16,373)	(15,605)
Intangibles	(1,272)	(15)

Total deferred tax liabilities	(17,645)	(15,620)

Net deferred tax assets	$10,945	$20,068

        The valuation allowance of $14,245 at February 3, 2001 and $14,092 at February 2, 2002 relates primarily to net operating loss carryforwards of PetCare and the Company's equity share of the losses of Petopia.com, with the decrease in the valuation allowance at February 2, 2002 relating to the utilization of the net operating loss of the Company's foreign subsidiary. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the valuation allowance.

        At February 2, 2002, the Company has available net loss carryforwards of $43,578 for federal income tax purposes, which begin expiring in 2012, and $27,940 for state income tax purposes, which begin expiring in 2005.

11. Employee Savings Plans

        The Company has employee savings plans which permit eligible participants to make contributions by salary reduction pursuant to either section 401(k) of the Internal Revenue Code or under the Company's non-qualified deferred compensation plan. The Company matches 50% of the first 6% of compensation that is contributed by each participating employee to the plans. In connection with the required match, the Company's contributions to the plans were $873 in 1999, $1,052 in 2000 and $1,304 in 2001.

12. Related Party Transactions

        The Company entered into a management agreement with two entities who were sponsors of the merger and recapitalization transaction. Under the terms of this agreement, the Company paid management fees in an aggregate amount of $1,040 and $3,120 in fiscal 2000 and 2001, respectively, to these two related parties. On February 22, 2002, the Company terminated the management agreement and paid an aggregate amount of $12.5 million which will be recorded in the first quarter of fiscal 2002.

        The Company issued Senior Subordinated Notes to related parties in fiscal 2000 and redeemed them in fiscal 2001 (See note 6). The related parties have syndicated a portion of these Senior Subordinated Notes. Interest expense incurred on the Senior Subordinated Notes, primarily with related parties, including amortization of the discount, was $5,716 in fiscal 2000 and $11,952 in fiscal 2001.

13. Commitments and Contingencies

        In July 2001, two former employees instituted an action against the Company in the Superior Court of California for the County of Los Angeles. The complaint in the action was filed, individually and on behalf of a purported class consisting of all current and former employees who worked as salaried managers or assistant managers in the Company's stores in the state of California at any time between July 30, 1997, and the present. The complaint alleges that the individual plaintiffs and the purported class members worked hours for which they were entitled to receive, but did not receive, overtime compensation under California law, and that they were classified as "exempt" store management employees but were forced to work more than 50% of their time in non-exempt tasks. The complaint alleges violations of the California Labor Code and the California Business and Professions Code. The relief sought includes compensatory damages, penalties, preliminary and permanent injunctions requiring the Company to pay overtime compensation under California law, prejudgment interest, costs and attorneys' fees and such other relief as the court deems proper. In November 2001, the case was transferred to the Superior Court of California for the County of San Diego. The Company has answered the complaint and discovery has commenced. The Company intends to vigorously defend the action, including contesting the certification of the action as a class action. If successful, this litigation could have a material adverse effect on our financial condition, and any required change in labor practices could have a negative impact on the Company's results of operations.

        The Company is involved in routine litigation arising in the ordinary course of its business. While the results of such litigation cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

        At February 2, 2002, the Company had outstanding $5.7 million in letters of credit used for general business purposes.

14. Subsequent Event

        On February 27, 2002, the Company completed an initial public offering ("IPO") of 14,500 shares of common stock at a price of $19.00 per share. Proceeds to the Company after calculation of the underwriters' commissions and fees, totaled approximately $254.4 million, net of offering costs of approximately $21.1 million. Proceeds were used to redeem all outstanding series A and series B preferred stock and other general corporate purposes. Concurrent with the IPO, warrants for 2,132 shares of common stock were exercised, all outstanding options prior to the IPO became fully vested and 583 options to purchase common stock were issued.

        In connection with the IPO, the Company effected a 2-for-1 stock split of its common stock. All references in the consolidated financial statements to number of shares outstanding, price per share and per share amounts have been retroactively restated to reflect the stock split for all periods presented.

        On March 14, 2002, the underwriters for the IPO completed the exercise of their overallotment option for 1,000 shares of common stock at $19.00 per share. The aggregate proceeds amount to approximately $17.7 million, after deducting underwriters' commissions and fees of $1.3 million.

15. Supplemental Guarantor Condensed Consolidating Financial Statements

        The Company issued $200 million in principal amount of 10.75% Senior Subordinated Notes due 2011 in which certain of its subsidiaries (the guarantor subsidiaries) will serve as guarantors on a full and unconditional basis. Certain other subsidiaries (the nonguarantor subsidiaries) will not guarantee such debt.

        The following tables present the unaudited condensed consolidating balance sheets of PETCO Animal Supplies, Inc. as a parent company, its guarantor subsidiaries and its nonguarantor subsidiaries as of February 3, 2001 and February 2, 2002 and the related unaudited condensed consolidating statements of operations and cash flows for each year in the three-year period ended February 2, 2002.

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY BALANCE SHEET
February 3, 2001
(in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. And Subsidiaries
ASSETS
Current assets:
Cash and cash equivalents	$17,104	$940	$—	$—	$18,044
Receivables	1,749	6,562	—	—	8,311
Inventories	112,418	9,828	—	—	122,246
Deferred tax assets	14,127	—	—	—	14,127
Other	7,446	314	—	—	7,760

Total current assets	152,844	17,644	—	—	170,488
Fixed assets, net	177,134	21,934	—	—	199,068
Debt issuance costs	8,828	—	—	—	8,828
Goodwill	—	45,855	—	—	45,855
Investment in affiliates	—	—	19,447	—	19,447
Intercompany investments and advances	153,358	41,072	—	(194,430)	—
Other assets	10,633	—	—	—	10,633

	$502,797	$126,505	$19,447	$(194,430)	$454,319

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$(119)	$45,630	$—	$—	$45,511
Intercompany payables	98,613	(98,613)	—	—	—
Accrued expenses	32,522	7,563	—	—	40,085
Accrued interest	10,417	—	—	—	10,417
Accrued salaries and employee benefits	22,968	545	—	—	23,513
Current portion of long-term debt	5,250	—	—	—	5,250
Current portion of capital lease and other obligations	6,189	—	—	—	6,189

Total current liabilities	175,840	(44,875)	—	—	130,965
Long-term debt, excluding current portion	263,750	—	—	—	263,750
Senior subordinated notes payable	109,856	—	—	—	109,856
Capital lease and other obligations, excluding current portion	6,146	—	—	—	6,146
Accrued store closing costs	3,424	—	—	—	3,424
Deferred tax liability	3,182	—	—	—	3,182
Deferred rent and other liabilities	13,419	447	—	—	13,866

Total liabilities	575,617	(44,428)	—	—	531,189
Preferred stock:
14% Series A senior redeemable preferred stock	112,669	—	—	—	112,669
12% Series B junior redeemable preferred stock	78,868	—	—	—	78,868
Stockholders' equity (deficit)	(264,357)	170,933	19,447	(194,430)	(268,407)

	$502,797	$126,505	$19,447	$(194,430)	$454,319

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY BALANCE SHEET
February 2, 2002
(in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. And Subsidiaries
ASSETS
Current assets:
Cash and cash equivalents	$36,000	$215	$—	$—	$36,215
Receivables	920	8,774	—	—	9,694
Inventories	125,990	3,001	—	—	128,991
Deferred tax assets	26,287	—	—	—	26,287
Other	8,234	15	—	—	8,249

Total current assets	197,431	12,005	—	—	209,436
Fixed assets, net	188,754	22,378	—	—	211,132
Debt issuance costs	6,086	—	—	—	6,086
Goodwill	—	40,928	—	—	40,928
Investment in affiliates	—	—	—	—	—
Intercompany investments and advances	179,157	45,695	—	$(224,852)	—
Other assets	5,990	—	—	—	5,990

	$577,418	$121,006	$—	$(224,852)	$473,572

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$(2,361)	$54,584	$—	$—	$52,223
Intercompany payables	155,912	(159,626)	—	3,714	—
Accrued expenses	33,820	8,889	—	—	42,709
Accrued interest	6,580	—	—	—	6,580
Accrued salaries and employee benefits	32,520	423	—	—	32,943
Current portion of long-term debt	2,000	—	—	—	2,000
Current portion of capital lease and other obligations	4,552	—	—	—	4,552

Total current liabilities	233,023	(95,730)	—	3,714	141,007
Long-term debt, excluding current portion	192,500	—	—	—	192,500
Senior subordinated notes payable	200,000	—	—	—	200,000
Capital lease and other obligations, excluding current portion	2,105	—	—	—	2,105
Accrued store closing costs	1,467	—	—	—	1,467
Deferred tax liability	6,219	—	—	—	6,219
Deferred rent and other liabilities	16,180	519	—	—	16,699

Total liabilities	651,494	(95,211)	—	3,714	559,997
Preferred stock:
14% Series A senior redeemable preferred stock	130,038	—	—	—	130,038
12% Series B junior redeemable preferred stock	89,244	—	—	—	89,244
Stockholders' equity (deficit)	(293,358)	216,217	—	(228,566)	(305,707)

	$577,418	$121,006	$—	$(224,852)	$473,572

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF OPERATIONS
For the year ended January 29, 2000
(in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. And Subsidiaries
Net sales	$901,308	$724,616	$—	$(635,635)	$990,289
Cost of sales and occupancy costs	671,451	620,263	—	(571,003)	720,711

Gross profit	229,857	104,353	—	(64,632)	269,578
Selling, general and administrative expenses	212,451	72,981	—	(64,632)	220,800

Operating income	17,406	31,372	—	—	48,778
Interest income	(862)	(1)	—	—	(863)
Interest expense	9,799	—	—	—	9,799

Earnings before internet operations and equity in loss of unconsolidated affiliates and income taxes	8,469	31,373	—	—	39,842
Internet operations and equity in loss of unconsolidated affiliates	(1,254)	—	—	—	(1,254)

Earnings (loss) before income taxes	7,215	31,373	—	—	38,588
Income taxes	16,831	—	—	—	16,831
Earnings (loss) before equity in earnings of subsidiaries	$(9,616)	31,373	—	—	21,757
Equity in earnings of subsidiaries	31,373	—	—	(31,373)	—

Net earnings	$21,757	$31,373	$—	$(31,373)	$21,757

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF OPERATIONS
For the year ended February 3, 2001
(in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. And Subsidiaries
Net sales	$1,050,340	$799,214	$—	$(698,376)	$1,151,178
Cost of sales and occupancy costs	759,935	680,028	—	(622,879)	817,084

Gross profit	290,405	119,186	—	(75,497)	334,094
Selling, general and administrative expenses	254,628	85,622	—	(75,497)	264,753
Merger and non-recurring costs	54,618	1,310	—	—	55,928

Operating income (loss)	(18,841)	32,254	—	—	13,413
Interest income	(1,549)	(2)	—	—	(1,551)
Interest expense	24,522	—	—	—	24,522

Earnings (loss) before internet operations and equity in loss of unconsolidated affiliates, income taxes and extraordinary item	(41,814)	32,256	—	—	(9,558)
Internet operations and equity in loss of unconsolidated affiliates	(2,611)	(1,455)	(477)	—	(4,543)

Earnings (loss) before income taxes and extraordinary item	(44,425)	30,801	(477)	—	(14,101)
Income taxes	4,974	—	—	—	4,974

Earnings (loss) before extraordinary item	(49,399)	30,801	(477)	—	(19,075)
Extraordinary item—loss on early extinguishment of debt	(1,264)	—	—	—	(1,264)

Earnings (loss) before equity in earnings of subsidiaries	(50,663)	30,801	(477)	—	(20,339)
Equity in earnings of subsidiaries	30,324	—	—	(30,324)	—

Net earnings (loss)	$(20,339)	$30,801	$(477)	$(30,324)	$(20,339)

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF OPERATIONS
For the year ended February 2, 2002
(in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. and Subsidiaries
Net sales	$1,194,022	$872,846	$—	$(765,919)	$1,300,949
Cost of sales and occupancy costs	851,978	736,078	—	(678,870)	909,186

Gross profit	342,044	136,768	—	(87,049)	391,763
Selling, general and administrative expenses	309,599	99,786	101	(87,049)	322,437
Write-off of Canadian investment	8,942	—	28,093	—	37,035
Merger and non-recurring costs	445	—	—	—	445

Operating income (loss)	23,058	36,982	(28,194)	—	31,846
Interest income	(612)	—	—	—	(612)
Interest expense	41,447	—	2	—	41,449

Earnings (loss) before internet operations and equity in loss of unconsolidated affiliates, income taxes and extraordinary item	(17,777)	36,982	(28,196)	—	(8,991)
Internet operations and equity in loss of unconsolidated affiliates	—	—	3,083	—	3,083

Earnings (loss) before income taxes and extraordinary item	(17,777)	36,982	(31,279)	—	(12,074)
Income taxes (benefit)	(2,215)	—	—	—	(2,215)

Earnings (loss) before extraordinary item	(15,562)	36,982	(31,279)	—	(9,859)
Extraordinary item—loss on early extinguishment of debt	(12,942)	—	—	—	(12,942)

Earnings (loss) before equity in earnings of subsidiaries	(28,504)	36,982	(31,279)	—	(22,801)
Equity in earnings of subsidiaries	5,703	—	—	(5,703)	—

Net earnings (loss)	$(22,801)	$36,982	$(31,279)	$(5,703)	$(22,801)

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF CASH FLOWS
For the year ended January 29, 2000
(in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. and Subsidiaries
Cash flows provided by operating activities:
Net earnings (loss)	$21,757	$31,373	$—	$(31,373)	$21,757
Adjustments to reconcile net earnings to net cash provided by operating activities	44,183	(25,094)	6,553	31,373	57,015

Net cash provided by operating activities	65,940	6,279	6,553	—	78,772

Cash flows used in investing activities:
Additions to fixed assets	(34,641)	(5,409)	—	—	(40,050)
Investment in affiliates	(11,906)	—	(6,553)	—	(18,459)
Net cash invested in acquisitions of businesses	(2,927)	—	—	—	(2,927)
Change in other assets	(822)	—	—	—	(822)

Net cash used in investing activities	(50,296)	(5,409)	(6,553)	—	(62,258)

Cash flows provided by financing activities:
Borrowings under long-term debt agreements	32,375	—	—	—	32,375
Debt issuance costs	(1,656)	—	—	—	(1,656)
Repayment of long term agreements	(4,075)	—	—	—	(4,075)
Repayments of capital lease and other obligations	(9,715)	—	—	—	(9,715)
Net proceeds from the issuance of common stock	292	—	—	—	292

Net cash provided by financing activities	17,221	—	—	—	17,221

Net increase in cash and cash equivalents	32,865	870	—	—	33,735
Cash and cash equivalents at the beginning of the period	999	1,325	—	—	2,324

Cash and cash equivalents at the end of the period	$33,864	$2,195	$—	$—	$36,059

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF CASH FLOWS
For the year ended February 3, 2001
(unaudited)
(in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. and Subsidiaries
Cash flows provided by operating activities:
Net earnings (loss)	$(20,339)	$30,801	$(477)	$(30,324)	$(20,339)
Adjustments to reconcile net earnings to net cash provided by operating activities	63,003	(27,071)	9,987	30,324	76,243

Net cash provided by operating activities	42,664	3,730	9,510	—	55,904

Cash flows used in investing activities:
Additions to fixed assets	(41,536)	(4,985)	—	—	(46,521)
Investment in affiliates	—	—	(9,510)	—	(9,510)
Net cash invested in acquisitions of businesses	(16,407)	—	—	—	(16,407)
Change in other assets	(197)	—	—	—	(197)

Net cash used in investing activities	(58,140)	(4,985)	(9,510)	—	(72,635)

Cash flows provided by (used in) financing activities:
Borrowings under long-term debt agreements	397,521	—	—	—	397,521
Debt issuance costs	(11,254)	—	—	—	(11,254)
Repayment of long term debt agreements	(117,175)	—	—	—	(117,175)
Repayments of capital lease and other obligations	(7,955)	—	—	—	(7,955)
Purchase of common stock	(463,427)	—	—	—	(463,427)
Net proceeds from the issuance of common stock	16,889	—	—	—	16,889
Net proceeds from the issuance of Series A redeemable preferred stock	107,376	—	—	—	107,376
Net proceeds from the issuance of Series B redeemable preferred stock	75,675	—	—	—	75,675
Proceeds from the issuance of warrants	1,066	—	—	—	1,066

Net cash used in financing activities	(1,284)	—	—	—	(1,284)

Net decrease in cash and cash equivalents	(16,760)	(1,255)	—	—	(18,015)
Cash and cash equivalents at the beginning of the period	33,864	2,195	—	—	36,059

Cash and cash equivalents at the end of the period	$17,104	$940	$—	$—	$18,044

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF CASH FLOWS
For the year ended February 2, 2002
(unaudited)
(in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. and Subsidiaries
Cash flows provided by operating activities:
Net earnings (loss)	$(22,801)	$36,982	$(31,279)	$(5,703)	$(22,801)
Adjustments to reconcile net earnings to net cash provided by operating activities	89,807	(33,896)	41,007	5,703	102,621

Net cash provided by operating activities	67,006	3,086	9,728	—	79,820

Cash flows used in investing activities:
Additions to fixed assets	(52,495)	(3,811)	—	—	(56,306)
Loans to employees	(896)	—	—	—	(896)
Repayment of loan to affiliate	6,545	—	—	—	6,545
Investment in affiliates	—	—	(9,728)	—	(9,728)

Net cash used in investing activities	(46,846)	(3,811)	(9,728)	—	(60,385)

Cash flows provided by (used in) financing activities:
Borrowings under long-term debt agreements	215,650	—	—	—	215,650
Debt issuance costs	(1,210)	—	—	—	(1,210)
Repayment of long term debt agreements	(210,150)	—	—	—	(210,150)
Repayments of capital lease and other obligations	(5,678)	—	—	—	(5,678)
Net proceeds from the issuance of common stock	124	—	—	—	124

Net cash used in financing activities	(1,264)	—	—	—	(1,264)

Net increase (decrease) in cash and cash equivalents	18,896	(725)	—	—	18,171
Cash and cash equivalents at the beginning of the period	17,104	940	—	—	18,044

Cash and cash equivalents at the end of the period	$36,000	$215	$—	$—	$36,215

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth an estimate of expenses to be incurred by us in connection with the issuance and distribution of the securities offered hereby.

Securities and Exchange Commission registration fee	$31,740
Blue Sky fees and expenses	$5,000
Legal fees and disbursements	$610,000
Printing and engraving expenses	$350,000
NASD fees	$30,500
Accounting fees and expenses	$225,000
Transfer Agent and Registrar fees	$5,000
Miscellaneous	$242,760

Total	$1,500,000

Item 14. Indemnification of Directors and Officers

        PETCO Animal Supplies, Inc. ("PETCO") is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which a director derived an improper personal benefit.

        Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        PETCO's bylaws provide for indemnification of the officers and directors to the full extent permitted by applicable law.

Item 15. Recent Sales of Unregistered Securities

        As part of our recapitalization, on October 2, 2000, we made the following sales of unregistered securities:

  •
  Issued and sold 31,999,968 shares of common stock for an aggregate purchase price of $16.0 million to the following: 31,179,456 shares to BD Recapitalization Holdings LLC; 398,992 shares to TCW/Crescent Mezzanine Partners II, L.P.; 96,800 shares to TCW/Crescent Mezzanine Trust II; 108,240 shares to TCW Leveraged Income Trust, L.P.; 108,240 shares to TCW Leveraged Income Trust II, L.P.; and 108,240 shares to TCW Leveraged Income Trust IV, L.P. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

  •
  Issued and sold 105,000 shares of 14% series A senior redeemable exchangeable cumulative preferred stock at a per share price of $1,000 for an aggregate purchase price of $105.0 million to the following: 102,308 shares to BD Recapitalization Holdings LLC; 1,309 shares to TCW/Crescent Mezzanine Partners II, L.P.; 318 shares to TCW/Crescent Mezzanine Trust II; 355 shares to TCW Leveraged Income Trust, L.P.; 355 shares to TCW Leveraged Income Trust II, L.P.; and 355 shares to TCW Leveraged Income Trust IV, L.P. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

  •
  Issued and sold 74,000 shares of 12% series B junior redeemable cumulative preferred stock at a per share price of $1,000 for an aggregate purchase price of $74.0 million to the following: 72,103 shares to BD Recapitalization Holdings LLC; 922 shares to TCW/Crescent Mezzanine Partners II, L.P.; 225 shares to TCW/Crescent Mezzanine Trust II; 250 shares to TCW Leveraged Income Trust, L.P.; 250 shares to TCW Leveraged Income Trust II, L.P.; and 250 shares to TCW Leveraged Income Trust IV, L.P. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, under the Securities Act.

  •
  Sold $120.0 million in senior subordinated notes due 2010 pursuant to an indenture of the same date with Firstar Bank, N.A., as trustee, to the following: $58.4 million to TCW/Crescent Mezzanine Partners II, L.P.; $14.1 million to TCW/Crescent Mezzanine Trust II; $15.8 million to TCW Leveraged Income Trust, L.P.; $15.8 million to TCW Leveraged Income Trust II, L.P.; and $15.8 million to TCW Leveraged Income Trust IV, L.P. In connection with the sale of the senior subordinated notes, we issued 5,526 shares of series A preferred stock, 3,895 shares of series B preferred stock and warrants to purchase up to 2,131,800 shares of common stock to the following entities and in the following amounts: 2,687 shares of series A preferred stock, 1,894 shares of series B preferred stock and warrants to purchase 1,036,640 shares of common stock to TCW/Crescent Mezzanine Partners II, L.P.; 652 shares of series A preferred stock, 459 shares of series B preferred stock and warrants to purchase 251,284 shares of common stock to TCW/Crescent Mezzanine Trust II; 729 shares of series A preferred stock, 514 shares of series B preferred stock and warrants to purchase 281,292 shares of common stock to TCW Leveraged Income Trust, L.P.; 729 shares of series A preferred stock, 514 shares of series B preferred stock and warrants to purchase 281,292 shares of common stock to TCW Leveraged Income Trust II, L.P.; and 729 shares of series A preferred stock, 514 shares of series B preferred stock and warrants to purchase 281,292 shares of common stock to TCW Leveraged Income Trust IV, L.P. The warrants allowed the holders to purchase shares of common stock at a price of $0.001 on or before the closing of the initial public offering of our common stock. These securities were issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D, Rule 506, of the Securities Act.

All of the financial information and share data described above gives effect to our 22-for-1 common stock split effected in October 2000 and a 2-for-1 stock split we effected prior to the completion of our initial public offering.

        On October 26, 2001, we sold $200 million aggregate principal amount of our 10.75% senior subordinated notes due 2011 in an offering exempt from the registration provisions of the Securities Act pursuant to Section 4(2), Rule 144A and Regulation S thereunder. Goldman, Sachs & Co. was the initial purchaser of the notes. The net proceeds of the offering were used to redeem all of our senior subordinated notes due 2010 and to repay an aggregate of $71.0 million in outstanding borrowings under our senior credit facility.

        From October 2, 2000 to March 11, 2002, we issued an aggregate of 1,724,076 shares of common stock through the exercise of options. As of March 11, 2002, we had outstanding stock options to employees, officers, directors and consultants to purchase an aggregate of 1,408,180 shares of common stock at a weighted average exercise price of $8.32. The issuance of the options described above was exempt from registration under Rule 701 of the Securities Act. On March 11, 2002, we filed a registration statement on Form S-8 to register all of the shares of common stock which could be purchased upon the exercise of stock options outstanding on that date and all other shares of common stock reserved for future issuance under our stock option and incentive plans.

Item 16. Exhibits and Financial Statement Schedules

(a)
Exhibits.

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement.
3.1(1)	Third Amended and Restated Certificate of Incorporation of PETCO Animal Supplies, Inc.
3.2(1)	Amended and Restated Bylaws of PETCO Animal Supplies, Inc.
4.1(2)	Indenture, dated as of October 26, 2001, by and among PETCO, certain subsidiaries of PETCO and U.S. Bank N.A., as trustee.
4.2(2)	Exchange and Registration Rights Agreement, dated as of October 26, 2001, by and between PETCO, certain subsidiaries of PETCO and Goldman Sachs & Co., as initial purchaser.
4.3(3)	Form of Specimen Common Stock Certificate.
4.4(2)	Amended and Restated Stockholders Agreement, dated as of February 19, 2002, by and among PETCO and certain stockholders of PETCO.
4.5(2)	Amended and Restated Securityholders Agreement, dated as of February 19, 2002, by and among PETCO and certain securityholders of PETCO.
5.1*	Opinion of Latham & Watkins LLP.
10.1(2)	Form of Amended and Restated Credit Agreement, dated as of October 26, 2001, by and among PETCO, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint book-runner and sole syndication agent, Wells Fargo Bank National Association, as joint lead arranger, joint book-runner and sole administrative agent, and the lenders party thereto, as amended.
10.2(4)	Second Amendment dated as of July 31, 2002 to Amended and Restated Credit Agreement, dated as of October 26, 2001, by and among PETCO, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint book-runner and sole syndication agent, Wells Fargo Bank National Association, as joint lead arranger, joint book-runner and sole administrative agent, and the lenders party thereto.

10.3(2)	Distribution Center Lease, dated as of June 23, 1997, by and between PETCO and Knickerbocker Industrial Properties East LP, as amended, for 152 Dayton Jamesburg Road, South Brunswick, New Jersey.
10.4(2)	Distribution Center Lease, dated as of February 20, 1998, by and between PETCO and Industrial Developments International, Inc. for 3801 Rock Creek Boulevard, Joliet, Illinois.
10.5(2)	Distribution Center Lease, dated as of November 24, 1997, by and between PETCO and Opus West Corporation for 4345 Parkhurst Street, Mira Loma, California.
10.6(2)	Master Equipment Lease Agreement, dated as of September 15, 1998, by and between PETCO and IBM Leasing.
10.7(2)	Management Services Agreement, dated as of October, 2, 2000, by and among PETCO, Leonard Green & Partners, L.P. and TPG GenPar III, L.P.
10.8(2)	Amended and Restated Employment Agreement, dated as of October 2, 2000, by and between PETCO and Brian K. Devine.
10.9(2)	Employment Agreement, dated as of October 2, 2000, by and between PETCO and Bruce C. Hall.
10.10(2)	Employment Agreement, dated as of October 2, 2000, by and between PETCO and James M. Myers.
10.11(2)	Form of Indemnification Agreement between PETCO and certain officers and directors.
10.12(2)	Form of Retention Agreement for executive officers.
10.13(2)	Form of Retention Agreement for non-executive officers.
10.14(5)	PETCO Animal Supplies 401(k) plan.
10.15(2)	PETCO Flexible Benefit Plan, amended and restated effective July 1, 1998.
10.16(2)	The 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of PETCO Animal Supplies, Inc., as amended and restated as of October 2, 2000.
10.17(2)	Form of PETCO Animal Supplies, Inc. Non-qualified Stock Option Agreement.
10.18(2)	Form of PETCO Animal Supplies, Inc. Incentive Stock Option Agreement.
10.19(2)	Form of PETCO Animal Supplies, Inc. Restricted Stock Agreement.
10.20(2)	Agreement and Plan of Merger, dated as of May 17, 2000, by and between PETCO and BD Recapitalization Corp.
10.21(2)	First Amendment to Agreement and Plan of Merger, dated as of September 14, 2000, by and between PETCO and BD Recapitalization Corp.
10.22(2)	Standard Industrial/Commercial Lease, dated as of February 28, 2001, by and between PETCO and Carol Canyon Properties, LLC for 8945 Rehco Road, San Diego, California.
10.23(2)	PETCO Animal Supplies Deferred Compensation Plan.
10.24(2)	2002 Incentive Award Plan of PETCO Animal Supplies, Inc.
10.25(3)	Consulting Agreement, effective as of November 29, 2001, by and between PETCO and Brian K. Devine.
10.26(3)	Supplemental Executive Retirement Program, effective as of November 29, 2001, by and between PETCO and Brian K. Devine.
10.27(6)	Distribution Center Lease, dated as of May 30, 2002, by and between PETCO and South Middlesex Development Company, LLC for 24 Englehard drive, Monroe, New Jersey.
21.1(2)	Subsidiaries of PETCO.
23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2**	Consent of KPMG LLP, Independent Auditors.
24.1**	Power of Attorney.

  *
  To be filed by amendment.

  **
  Filed herewith.

  (1)
  Incorporated by reference to PETCO's Registration Statement on Form S-4, as amended (File No. 333-84474).

  (2)
  Incorporated by reference to PETCO's Registration Statement on Form S-1, as amended (File No. 333-75830).

  (3)
  Incorporated by reference to PETCO's Annual Report on Form 10-K for the fiscal year ended February 2, 2002, as amended.

  (4)
  Incorporated by reference to PETCO's Quarterly Report on Form 10-Q for the quarterly period ended August 3, 2002.

  (5)
  Incorporated by reference to PETCO's Registration Statement on Form S-8 (File No. 333-100397).

  (6)
  Incorporated by reference to PETCO's Quarterly Report on Form 10-Q for the quarterly period ended May 4, 2002.

(b)
Financial Statement Schedules.

        None.

Item 17. Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

          (1)  For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of San Diego, State of California, on the 14th day of January, 2003.

PETCO ANIMAL SUPPLIES, INC.
By:	/s/ BRIAN K. DEVINE Brian K. Devine President and Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Brian K. Devine and James M. Myers his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ BRIAN K. DEVINE Brian K. Devine	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	January 14, 2003
/s/ JAMES M. MYERS James M. Myers	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	January 14, 2003
/s/ JOHN M. BAUMER John M. Baumer	Director	January 14, 2003
/s/ JONATHAN COSLET Jonathan Coslet	Director	January 14, 2003
/s/ JOHN G. DANHAKL John G. Danhakl	Director	January 14, 2003
/s/ JULIAN C. DAY Julian C. Day	Director	January 14, 2003
/s/ CHARLES W. DUDDLES Charles W. Duddles	Director	January 14, 2003
/s/ ARTHUR B. LAFFER Arthur B. Laffer	Director	January 14, 2003
/s/ WILLIAM S. PRICE III William S. Price III	Director	January 14, 2003

Exhibit Index

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement.
3.1(1)	Third Amended and Restated Certificate of Incorporation of PETCO Animal Supplies, Inc.
3.2(1)	Amended and Restated Bylaws of PETCO Animal Supplies, Inc.
4.1(2)	Indenture, dated as of October 26, 2001, by and among PETCO, certain subsidiaries of PETCO and U.S. Bank N.A., as trustee.
4.2(2)	Exchange and Registration Rights Agreement, dated as of October 26, 2001, by and between PETCO, certain subsidiaries of PETCO and Goldman Sachs & Co., as initial purchaser.
4.3(3)	Form of Specimen Common Stock Certificate.
4.4(2)	Amended and Restated Stockholders Agreement, dated as of February 19, 2002, by and among PETCO and certain stockholders of PETCO.
4.5(2)	Amended and Restated Securityholders Agreement, dated as of February 19, 2002, by and among PETCO and certain securityholders of PETCO.
5.1*	Opinion of Latham & Watkins LLP.
10.1(2)	Form of Amended and Restated Credit Agreement, dated as of October 26, 2001, by and among PETCO, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint book-runner and sole syndication agent, Wells Fargo Bank National Association, as joint lead arranger, joint book-runner and sole administrative agent, and the lenders party thereto, as amended.
10.2(4)	Second Amendment dated as of July 31, 2002 to Amended and Restated Credit Agreement, dated as of October 26, 2001, by and among PETCO, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint book-runner and sole syndication agent, Wells Fargo Bank National Association, as joint lead arranger, joint book-runner and sole administrative agent, and the lenders party thereto.
10.3(2)	Distribution Center Lease, dated as of June 23, 1997, by and between PETCO and Knickerbocker Industrial Properties East LP, as amended, for 152 Dayton Jamesburg Road, South Brunswick, New Jersey.
10.4(2)	Distribution Center Lease, dated as of February 20, 1998, by and between PETCO and Industrial Developments International, Inc. for 3801 Rock Creek Boulevard, Joliet, Illinois.
10.5(2)	Distribution Center Lease, dated as of November 24, 1997, by and between PETCO and Opus West Corporation for 4345 Parkhurst Street, Mira Loma, California.
10.6(2)	Master Equipment Lease Agreement, dated as of September 15, 1998, by and between PETCO and IBM Leasing.
10.7(2)	Management Services Agreement, dated as of October, 2, 2000, by and among PETCO, Leonard Green & Partners, L.P. and TPG GenPar III, L.P.
10.8(2)	Amended and Restated Employment Agreement, dated as of October 2, 2000, by and between PETCO and Brian K. Devine.
10.9(2)	Employment Agreement, dated as of October 2, 2000, by and between PETCO and Bruce C. Hall.
10.10(2)	Employment Agreement, dated as of October 2, 2000, by and between PETCO and James M. Myers.
10.11(2)	Form of Indemnification Agreement between PETCO and certain officers and directors.
10.12(2)	Form of Retention Agreement for executive officers.
10.13(2)	Form of Retention Agreement for non-executive officers.
10.14(5)	PETCO Animal Supplies 401(k) plan.
10.15(2)	PETCO Flexible Benefit Plan, amended and restated effective July 1, 1998.

10.16(2)	The 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of PETCO Animal Supplies, Inc., as amended and restated as of October 2, 2000.
10.17(2)	Form of PETCO Animal Supplies, Inc. Non-qualified Stock Option Agreement.
10.18(2)	Form of PETCO Animal Supplies, Inc. Incentive Stock Option Agreement.
10.19(2)	Form of PETCO Animal Supplies, Inc. Restricted Stock Agreement.
10.20(2)	Agreement and Plan of Merger, dated as of May 17, 2000, by and between PETCO and BD Recapitalization Corp.
10.21(2)	First Amendment to Agreement and Plan of Merger, dated as of September 14, 2000, by and between PETCO and BD Recapitalization Corp.
10.22(2)	Standard Industrial/Commercial Lease, dated as of February 28, 2001, by and between PETCO and Carol Canyon Properties, LLC for 8945 Rehco Road, San Diego, California.
10.23(2)	PETCO Animal Supplies Deferred Compensation Plan.
10.24(2)	2002 Incentive Award Plan of PETCO Animal Supplies, Inc.
10.25(3)	Consulting Agreement, effective as of November 29, 2001, by and between PETCO and Brian K. Devine.
10.26(3)	Supplemental Executive Retirement Program, effective as of November 29, 2001, by and between PETCO and Brian K. Devine.
10.27(6)	Distribution Center Lease, dated as of May 30, 2002, by and between PETCO and South Middlesex Development Company, LLC for 24 Englehard drive, Monroe, New Jersey.
21.1(2)	Subsidiaries of PETCO.
23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2**	Consent of KPMG LLP, Independent Auditors.
24.1**	Power of Attorney.

  *
  To be filed by amendment.

  **
  Filed herewith.

  (1)
  Incorporated by reference to PETCO's Registration Statement on Form S-4, as amended (File No. 333-84474).

  (2)
  Incorporated by reference to PETCO's Registration Statement on Form S-1, as amended (File No. 333-75830).

  (3)
  Incorporated by reference to PETCO's Annual Report on Form 10-K for the fiscal year ended February 2, 2002, as amended.

  (4)
  Incorporated by reference to PETCO's Quarterly Report on Form 10-Q for the quarterly period ended August 3, 2002.

  (5)
  Incorporated by reference to PETCO's Registration Statement on Form S-8 (File No. 333-100397).

  (6)
  Incorporated by reference to PETCO's Quarterly Report on Form 10-Q for the quarterly period ended May 4, 2002.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
Risks Related to Our Business
Risks Associated with this Offering
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
USE OF PROCEEDS
DIVIDEND POLICY
PRICE RANGE OF COMMON STOCK
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Number of PETCO Stores as of January 13, 2003
MANAGEMENT
Summary Compensation Table
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
PRINCIPAL AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF CERTAIN INDEBTEDNESS
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING GUARANTOR, NON–GUARANTOR AND PARENT COMPANY BALANCE SHEET November 2, 2002
CONDENSED CONSOLIDATING GUARANTOR, NON–GUARANTOR AND PARENT COMPANY BALANCE SHEET February 2, 2002
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND PARENT COMPANY STATEMENT OF OPERATIONS For the thirty-nine weeks ended November 3, 2001 (unaudited, in thousands)
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND PARENT COMPANY STATEMENT OF CASH FLOWS For the thirty-nine weeks ended November 2, 2002 (unaudited, in thousands)
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND PARENT COMPANY STATEMENT OF CASH FLOWS For the thirty-nine weeks ended November 3, 2001 (unaudited, in thousands)
INDEPENDENT AUDITORS' REPORT
PETCO ANIMAL SUPPLIES, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except per share data)
PETCO ANIMAL SUPPLIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
PETCO ANIMAL SUPPLIES, INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (in thousands)
PETCO ANIMAL SUPPLIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Part II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Exhibit Index